BEDFORD BUSINESS PARK
4-18 CROSBY DRIVE BEDFORD, MASSACHUSETTS
Lease Dated February 22, 2007
THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain complex (the "Complex") known as Bedford Business Park, and with an address at, 4-18 Crosby Drive, Bedford, Massachusetts.
The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I Reference Data
1.1    Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	Boston Properties Limited Partnership, a Delaware limited partnership

Landlord's Original Address:	c/o Boston Properties, Inc.111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610

Landlord's Construction	Ben Lavery/Richard Monopoli
Representative:

Tenant:	iRobot Corporation, a Delaware corporation

Tenant's Original Address:	63 South Avenue Burlington, Massachusetts 01803

Tenant's Construction	Tom Isley/Mark A. Urbanek, P.E.
Representative:

Commencement Date:	As defined in Sections 2.4 and 3.4.

Term (Sometimes Called	One hundred forty-four (144) calendar months (plus

Original Term):	the partial month, if any, immediately following the Commencement Date), unless extended or sooner terminated as provided in this Lease.

Extension Option:	Two (2) periods of five (5) years each, as provided in and on the terms set forth in Section 8.20 hereof.

The Site:	That certain parcel of land known as and numbered 4-18 Crosby Drive, Bedford, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto

Building C:	The building in the "Complex" (as hereinafter defined in this Section 1.1) presently known as Building C and appropriately labeled on Exhibit A-I attached hereto and incorporated herein by reference.

Building D:	The building in the Complex presently known as Building D and appropriately labeled on Exhibit A-I attached hereto and incorporated herein by reference.

Building E:	The building in the Complex presently known as Building E and appropriately labeled on Exhibit A-I attached hereto and incorporated herein by reference.

The Building:	Building C, Building D or Building E, as may apply to the context.

The Buildings:	Building C, Building D and Building E, collectively.

The Additional Buildings:	The other buildings in the Complex and presently numbered Buildings A, B, F, G and H, as shown on Exhibit A-I attached hereto and incorporated herein by reference.

The Complex:	The Buildings and the Additional Buildings together with all parking areas and the Site

Premises (Sometimes also	The entirety of Buildings C, D and E in accordance
Referred to as "Tenant's Space"):	with the floor plans annexed hereto as Exhibit D and incorporated herein by reference (subject to the exclusions described in Section 2.1 below).

Number of Parking Privileges:	Three (3) parking privileges for each 1,000 square feet of rentable floor area leased by Tenant, subject to and in accordance with the provisions of Section 2.2.1 below.

Annual Fixed Rent:
(a) During the period commencing on the Commencement Date and ending on the last day of the thirty-sixth (36th) full calendar month immediately following the Commencement Date, at the annual rate of $2,008,488.48 (being the product of (i) $12.73 and (ii) the "Rentable Floor Area of the Premises" (hereinafter defined in this Section 1.1)).

(b) During the period commencing on the first day of the thirty-seventh (37th) full calendar month immediately following the Commencement Date and ending on the last day of the Original Term, at the annual rate of $2,087,376.48 (being the product of (i) $13.23 and (ii) the Rentable Floor Area of the Premises).

(c) During each extension option period (if exercised), as determined pursuant to Section

Additional Rent:	All charges and other sums payable by Tenant to Landlord as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of	51,123 square feet.
Building C:

Rentable Floor Area of	54,507 square feet.
Building D:

Rentable Floor Area of	52,126 square feet.
Building E:

Rentable Floor Area of the Premises (Sometimes also Called "Rentable Floor Area of Tenant's Space"):	157,776 square feet, being the sum of (i) the Rentable Floor Area of Building C, (ii) the Rentable Floor Area of Building D and (iii) the Rentable Floor Area of Building E.

Total Rentable Floor Area of the Buildings:	157,776 square feet

Total Rentable Floor Area Of	315,928 square feet.
The Additional Buildings:

Total Rentable Floor Area of the Complex:	473,704 square feet

Permitted Uses:	Collectively, the Permitted Use of the Buildings and the Permitted Use of the Additional Land Areas (as that term is defined in Section 8.27 below).

Permitted Use of the
Research, design, engineering, prototyping and development of the products and equipment from time to time of Tenant, light manufacturing (including installation and operation of machine shops) and testing of such products and equipment, and general administrative and executive office uses, as each of the same may from time to time be permitted by the Zoning By-Law for the Town of Bedford.

Buildings:

Permitted Use of Additional	Testing of Tenant's products and equipment (including testing robot-controlled vehicles), as the same may from time to time be permitted by the Zoning By-Law for the Town of Bedford.
Land Areas:

Initial Minimum Limits of Tenant's Commercial General Liability Insurance:	$6,000,000.00 combined single limit per occurrence, which can be achieved through a combination of primary and umbrella liability coverage.

Broker:	Richards, Barry, Joyce & Partners 53 State Street Boston, Massachusetts 02109

Security Deposit:	$2,000,000.00, to be held and disposed of (including any reductions in the amount thereof) pursuant to the provisions of Section 8.21 of this Lease.

1.2    Exhibits

There are incorporated as part of this Lease:
Exhibit A    Description of Site Exhibit A-I    Site Plan of Complex
Exhibit A-2    Tenant's Visitor Parking Area
Exhibit B-1    Landlord's Base Building Work

Exhibit B-2    Preliminary Schematic Plans for Tenant Improvement Work
Exhibit C    Landlord's Services
Exhibit D    Floor Plans
Exhibit E    Form of Commencement Date Agreement
Exhibit F-l    Form of Lien Waivers
Exhibit F-2    Construction Rules and Regulations
Exhibit G    Broker Determination of Prevailing Market Rent
Exhibit H    Form of Letter of Credit Exhibit I-I    Land Recreation Area A Exhibit 1-2    Land Recreation Area B Exhibit J    MHD Lease
Exhibit K    Lease Audit Confidentiality Agreement
Exhibit L    Notice of Lease
Exhibit M    Current Lender's Standard Form SNDA Exhibit N    Form of Landlord's Lien Waiver
Exhibit 0    Existing Leases

ARTICLE II

Building, Premises, Term and Rent
2.1    The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant's Space in the Building excluding the roof and exterior faces of exterior walls, elevator wells and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Buildings or the Complex. Notwithstanding the foregoing, for so long as Tenant leases the entire rentable square footage of any of the Buildings (or the entire rentable floor area of any of the Additional Buildings in the event Tenant shall exercise any expansion rights under Sections 8.28 or 8.29 below), Tenant shall have the exclusive right to use the loading areas, fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, plenum spaces and elevators exclusively serving such Building or Buildings (or Additional Building(s) if applicable), subject, however, to Landlord's right to control access to such spaces. In the event that Tenant leases less than the entirety of a Building or Additional Building, Tenant's rights to use the foregoing areas shall be in common with the rights of other occupants of such Building or Additional Building.

Tenant’s Space with such exclusions is hereinafter referred to as the "Premises." Theterm "Buildings" means the Buildings identified in Section 1.1, and which are the subject of this Lease; the term "Additional Buildings" means the Additional Buildings identified in Section 1.1; the term "Site" means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the acquisition of adjacent property by Landlord or from the change of any abutting street line and all parking areas and structures. The term "Complex" means the Buildings, the Additional Buildings and the Site.

Landlord shall use commercially reasonable efforts to cause the Town of Bedford to modify the existing numerical/alphabetical address system for the Complex in a manner reasonable acceptable to Tenant prior to the Commencement Date; provided, however, that Landlord shall not be deemed to be in default of its obligations hereunder in the event that the Town of Bedford fails to authorize such modifications, so long as Landlord has used commercially reasonable efforts as aforesaid. If the existing address system is thus modified, Landlord and Tenant shall within a reasonable time thereafter execute a letter agreement confirming the new building designations within the Complex.

2.2    Rights to Use Site Facilities

Subject to Landlord's right to change or alter any of the following in Landlord's discretion as expressly herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Complex from time to time made by Landlord of which Tenant is given notice (a) any common lobbies, corridors, stairways, restrooms, elevators, loading platforms, janitor's closets, electrical and telephone closets of the Buildings and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Buildings or the Premises, (b) common walkways and driveways necessary for access to the Buildings and parking areas serving the Complex and (c) the cafeteria and fitness center located or to be located in Building A of the Complex and the common corridors in Buildings A,

Band G providing access thereto (the foregoing collectively referred to as the "Common Areas"). So long as Tenant leases the entirety of Building E, Tenant shall have the exclusive right, at no additional charge, to use the loading areas and bays in or at Building E. Notwithstanding anything to the contrary herein, Landlord hasno obligation to allow any particular telecommunication service provider to have accessto the Premises except as may be required by applicable law and except that Landlord agrees to permit Verizon to have telecommunications access to the Premises and the Complex at no additional charge for the purpose of providing telecommunications service to Tenant. Except as otherwise expressly provided above, if Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold, condition or delay its approval of any telecommunications provider designated by Tenant to service the Premises, so long as such provider is not utilizing the Site to provide service to third parties other than Tenant. Landlord hereby represents and warrants to Tenant that Verizon presently provides telecommunications services to the Complex.

2.2.1    Tenant's Parking

(A)    In addition, Tenant shall have the right, at no additional charge to Tenant, to use the Number of Parking Spaces (referred to in Section 1.1) in the parking areas of the Complex for the parking of automobiles, in common with use by other tenants from time to time of the Complex, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant's use. Notwithstanding the foregoing, for so long as Tenant shall be directly leasing Buildings C and D in their entirety, Tenant shall have the exclusive right to use the area designated as "Tenant's Visitor Parking Area" on Exhibit A-2 attached hereto for parking by Tenant and its visitors (it being understood and agreed that in the event Tenant shall cease to directly lease Buildings C and D in their entirety, the number of spaces which Tenant shall be entitled to use shall be reduced proportionately based upon the square footage Tenant continues to directly lease in Buildings C and D). Landlord will use reasonable efforts, by the use of signs and markings, to designate the spaces as being intended for the use of Tenant's visitors, but shall not be obligated to police the use of such spaces, which Tenant recognizes are to be operated on a self parking basis. Tenant's visitor parking shall not be subject to or affected by any Managed Parking Program instituted by Landlord under this Section 2.2.1.

In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be increased or reduced proportionately based upon the ratio set forth in Section 1.1.

(B)    In the event that during the Lease Term, Landlord executes leases for premises within the Complex (including this Lease) that result in the commitment of more than One Thousand One Hundred (1,100) parking spaces in the aggregate, Landlord shall, at its sole cost and expense, commence the process of obtaining the necessary permits and approvals to construct a structured parking facility on the Site. In the event that during the Lease Term, Landlord executes leases for premises within the Complex (including this Lease) that result in the commitment of more than One Thousand Two Hundred Thirty (1,230) parking spaces in the aggregate and such commitments result in the existence of a "Parking Shortage" (as hereinafter defined), Landlord shall, at its sole cost and expense, use commercially reasonable best efforts to at Landlord's election either (x) endeavor to negotiate with adjacent landowners for the right to use land adjacent to the Site as a satellite parking area serving the Complex or (y) endeavor to construct a structured parking facility on the Site (either of the options described in subsections (x) or (y) being hereinafter referred to as the "Alternative Parking"). During Landlord's pursuit of the Alternative Parking, Landlord shall, at its sole cost and expense, institute a managed parking program for the parking areas on the Site (the "Managed Parking Program"). Tenant acknowledges and agrees that there may be a temporary disruption in parking in connection with the conversion to a Managed Parking Program and/or the construction of a new parking facility, and Tenant shall reasonably cooperate with Landlord at no cost to Tenant during such conversion and/or construction (Landlord hereby agreeing to use commercially reasonable efforts to minimize such disruption). Tenant further acknowledges that, despite its use of commercially reasonable best efforts, Landlord may be unable to obtain rights to use additional land or to secure the permits and approvals to construct a new parking facility, and accordingly that in no event shall Landlord be in default of its obligations hereunder so long as (x) Landlord has used commercially reasonable best efforts as aforesaid and (y) Landlord has implemented the Managed Parking Program in order to address the Parking Shortage.

For the purposes hereof, a "Parking Shortage" shall be defined as an overuse of the parking areas of the Site such that Tenant is unable to utilize the Number of Parking Spaces provided to Tenant hereunder, as determined in accordance with the following procedure:

(i)
In the event that Landlord receives four (4) complaints from tenants of the Complex over a period of two (2) weeks indicating that they are unable to find parking spaces at the Complex, Landlord shall perform and complete a parking survey of the Complex within two (2) weeks of its receipt of the last such complaint.

(ii)
If the parking survey indicates that less than ninety-eight percent (98%) of the total number of parking spaces on the Site are available for tenant parking over a period of two (2) weeks, then Landlord shall attempt to ascertain whether the cause of the problem is a particular tenant's overuse of the number of parking spaces provided to such tenant under the terms of its lease and shall take reasonable measures to enforce the terms of such lease and rectify the situation.

(iii)
In the event that the overuse cannot be readily addressed by Landlord, then a Parking Shortage shall be deemed to exist and shall trigger Landlord's obligations under this Section 2.2.1 to implement the Managed Parking Program and endeavor to obtain the Alternative Parking.

Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed that Landlord shall be under no obligation whatsoever (under this subsection (B) or otherwise) to address a Parking Shortage at the Site to the extent such Parking Shortage is caused by the use of parking spaces by any subtenant of Tenant's in a ratio greater than three (3) parking privileges for each 1,000 square feet of rentable floor area of the subleased premises. In addition, under no circumstances shall Landlord be required to endeavor to obtain the Alternative Parking in the event of a Parking Shortage that occurs during the last three (3) years of the Lease Term unless and until Tenant shall validly exercise its then-current extension option under Section 8.20 below (it being understood and agreed in connection with the foregoing that (x) Landlord shall have no obligation to endeavor to obtain the Alternative Parking in the event that Tenant shall have no further rights to extend the Lease Term and (y) Landlord shall nonetheless be required to implement the Managed Parking Program to address the Parking Shortage irrespective of the amount of time remaining in the Lease Term).

(C)    Subject to the provisions of Section 8.27 below and for so long as Tenant has the exclusive right to use the Additional Land Areas (as defined in said Section 8.27), in no event shall the Additional Land Areas be used by Landlord to provide additional parking facilities or parking spaces for the Site or to satisfy the Number of Parking Spaces to which Tenant is entitled hereunder unless (a) Tenant shall request the same, (b) such spaces are approved by applicable government authorities and (c) such spaces are designated for Tenant's exclusive use.

(D)    Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site (including, without limitation, those relating to the Managed Parking Program, if implemented) provided such rules and regulations are not inconsistent with Tenant's rights under this Lease and are of general applicability to the occupants of the Complex. The parking privileges granted herein are non-transferable except to an assignee or subtenant permitted or consented to pursuant to Section 5.6 through Section 5.6.5 or to a permitted occupant under Section 5.6.6 below. Further, except to the extent of Landlord’s gross negligence or willful misconduct, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3    Landlord's Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant's use and upon reasonable prior notice to Tenant (except in the event of an emergency): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Buildings or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Buildings, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located to the extent practicable in the central core area of the Buildings, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Landlord shall use commercially reasonable efforts to schedule any such work contemplated by this Section 2.3 during Tenant’s non-business hours.

2.4    Habendum

Tenant shall have and hold the Premises for a period commencing on the earlier of (a) the Substantial Completion Date (as determined in accordance with Section 3.4(D) below), or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses, and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute or state objections to such Declaration within thirty (30) days after such Declaration is submitted by Landlord to Tenant, the Commencement Date and Lease Term shall be as originally set forth in the Declaration delivered by Landlord.

2.5    Fixed Rent Payments

Tenant agrees to pay to Landlord, or as directed by Landlord, at the place(s) specified below, or at such other place as Landlord shall from time to time designate by notice, (1) on the Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the then-applicable Annual Fixed Rent for the Premises and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to one twelfth (1/12th) of the annual fixed rent as determined in Section 8.20 for the extension option period. Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing # 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 112, and in case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant's name and the Property address. All remittances received by Boston Properties Limited Partnership or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent and Additional Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent and Additional Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6    Operating Expenses

"Landlord's Operating Expenses" means the cost of operation of the Buildings and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Buildings and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage), subject in all events to the provisions of Section 4.3 below; compensation and all fringe benefits, worker's compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Buildings or Site (but in the case of persons who are also providing services to other properties outside of the Complex, excluding any portion of such compensation which is not reasonably allocable to services performed for the Complex); water, sewer, gas, electric and oil charges (excluding utility charges (i) separately payable by Tenant under Section 2.8 below, (ii) separately chargeable to tenants for additional or special services, or (iii) for the supply of applicable utilities to leaseable areas of the Complex to the extent Tenant's entire use of any such utility is separately metered and/or submetered and Tenant pays separately therefor); cost of building supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; payments under service contracts with independent contractors; management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the service rendered, not to exceed three percent (3%) of the "gross rents" for the Premises ("gross rents" for the purposes hereof being defined as all annual fixed rent, Landlord's Operating Expenses and Landlord's Tax Expenses, as defined in Section 2.7 below, scheduled for the Premises), which such management fees shall for the purposes of this Section 2.6 be deemed to be part of Landlord's Operating Expenses allocable to the Buildings rather than to the Site; the fair market rental value of the space in the Complex or at another property owned by Landlord or an affiliate of Landlord and used as the management office, provided that if the management office services more than one building or properties, the rent for such management office shall be equitably prorated and apportioned between the Complex and the other building or properties; cost of operating, cleaning and maintaining the shared cafeteria and fitness center facilities to be constructed in the Complex as part of Landlord's Base Building Work under Section 3.0 below (net of any revenue collected from the operation of such cafeteria and fitness center); costs of maintaining and insuring Land Recreation Area A and Land Recreation Area B (as those terms are defined in Section 8.26 below) and any real estate taxes required to be paid by Landlord as tenant under the MHD Lease (as that term is defined in said Section 8.26) (all of which such costs shall for the purposes of this Section 2.6 be deemed to be part of Landlord's Operating Expenses allocable to the Buildings rather than to the Site); and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Buildings and the Site and properly chargeable against income in accordance with generally acceptable accounting practices consistently applied, provided, however, that if during the Term of this Lease, Landlord shall make a capital expenditure (i) to reduce Landlord's Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord's Operating Expenses shall exceed the annual charge-off therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which first became applicable to the Complex after the Commencement Date (the foregoing categories of capital expenditures in (i) and (ii) being referred to as "Permitted Capital Expenditures"), Landlord may include in the calculation of Landlord's

Operating Expenses for the year in which it was made and in Landlord's Operating Expenses for each succeeding year wholly or partly falling in the Term until fully amortized, the annual charge off of such Permitted Capital Expenditures. Annual charge off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long term mortgages by institutional lenders on like properties within the locality in which the Complex is located, by the number of years of useful life of the improvement made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

Notwithstanding anything in this Lease to the contrary, the following shall be excluded from Landlord’s Operating Expenses Allocable to the Premises:

(i)	All capital expenditures and depreciation, except as otherwise explicitly provided in this Section 2.6;

(ii)	Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Buildings or the Complex;

(iii)
Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Complex), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord's interest in the Buildings or the Complex; (ii) relating to any special reporting required by securities laws; (iii) relating to negotiations or disputes with, or leasing to, tenants or prospective tenants; (iv) relating to litigation (including costs of settlement judgments and payments in lieu thereof); (v) the interpretation of leases or other occupancy agreements; (vi) the enforcement of the provisions of any lease or other occupancy agreement affecting the Complex including without limitation this Lease; (vii) the initial construction of the improvements on the Property; (viii) the review, approval or other actions in connection with the sublease or assignment of tenant leases (provided, however, that Tenant shall nonetheless be responsible under Section 5.6.5(B) for any such costs relative to its own requests for consent to a sublease or assignment); (ix) any action against a present or former tenant or occupant under a lease or other occupancy agreement, including, without limitation, eviction, distraint, levy and collection actions; and (x) costs incurred as a result of the violation by Landlord or any tenant of the terms and conditions of any lease;

(iv)	The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under the Lease or by any third party;

(v)
The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of a commercially reasonable deductible (currently $25,000.00) on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(vi)    Any advertising, promotional or marketing expenses for the Buildings;

(vii)
The cost of any service or materials provided by any party related to Landlord (other than the management fee), to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Buildings in the vicinity of the Buildings;

(viii)
Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Landlord's Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(ix)
Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, Legal Requirements, insurance, equipment leases and other past due amounts;

(x)	Contributions to charitable or political organizations, and any entertainment, dining or travel expenses of Landlord’s employees for any purpose;

(xi)	The cost of testing, remediation or removal of "Hazardous Materials" (as defined in Section 5.3) in the Buildings or on the Site required by "Hazardous Materials Laws" (as defined in Section 5.3);

(xii)	Wages, salaries, or other compensation (including benefits) paid to any executive employees above the grade of Building manager;

(xiii)
The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord under any warranty or service agreement from any contractor or service provider shall be credited against Landlord's Operating Expenses;

(xii)
Costs in connection with leasing space in the Complex or to retain existing tenants, including brokerage commissions, lease concessions, lease assumptions, rental abatements, construction allowances granted to specific tenants and alteration work performed by Landlord to prepare space for tenants, including any utilities or services incurred in connection with performing such work;

(xiii)
The cost of any work or service performed or rendered exclusively for any tenant, including Tenant, or for which Tenant pays directly to any third party (i.e. costs of cleaning tenant spaces if Tenant provides its own janitorial services for the Premises) and costs incurred in connection with the making of repairs which are the obligations of another tenant of the Complex;

(xiv)
The cost of acquisition of any sculpture, paintings or other objects of art; (xv) Any amounts billed or billable to Tenant or any other tenant for any services furnished to Tenant or any other tenant by Landlord or Landlord's agents or contractors for which a separate charge is made, including, without limitation, the supply of overtime air-conditioning, ventilation and heating, and above-standard cleaning services;

(xvi)	Any costs of maintenance, repairs or replacements required because of the negligent or willful act or omission of Landlord, its officers, directors, servants, agents, employees or contractors;

(xvii)
Any expenses to design and construct (including permitting fees, costs of insurance and bonds, and costs of equipment and materials) the Base Building Work, and any costs to correct any defects, latent or patent, in any of the equipment or improvements which are a part of the Base Building Work (except to the extent caused by Tenant's use of the Premises for other than general office use);

(xviii)    Reserves for bad debts or for future improvements, repairs or additions;

(xix)
Any above-standard cleaning (which shall include trash collection and removal), including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Tenant;

(xx)
The costs of new services or substantial increases in existing services to the extent such new or increased level of services are required solely as the result of the presence of a particular occupant at the Complex, such as for example, the cost of providing additional security services due to threats against a particular occupant;

(xxi)	Costs in connection with acquiring additional land or development rights or of constructing any additional buildings within the Complex; and

(xxii)
Costs of installing any new shared building amenities within the Complex after the Commencement Date and the cost to renovate the existing cafeteria and to construct the new fitness facility in Building A.

"Operating Expenses Allocable to the Premises" shall mean the same proportion of Landlord's Operating Expenses for and pertaining to the Complex as the Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Complex; provided, however, that to the extent that any components of Landlord's Operating Expenses relate to services that are provided solely to a single Building or Buildings, "Operating Expenses Allocable to the Premises" for any such services shall mean the same proportion of Landlord's Operating Expenses for and pertaining solely to such services as the rentable floor area of that portion of the Premises located within such Building or Buildings to which the services are being exclusively provided bears to the total rentable floor area of such Building or Buildings (it being understood and agreed that to the extent any components of Landlord's Operating Expenses relate to services that are provided solely to a single Additional Building or Buildings in which Tenant does not lease any space, the cost of such services would not be included within Landlord's Operating Expenses billable to Tenant under this Lease).

For each calendar year falling within the Term, Tenant shall pay to Landlord, as Additional Rent, the Operating Expenses Allocable to the Premises for such corresponding full calendar year, and for each fraction of a calendar year falling within the Term at the beginning or end thereof, Tenant shall pay to Landlord, as Additional Rent, the product of (i) such applicable fraction of a calendar year and (ii) the Operating Expenses Allocable to the Premises for the calendar year in which said fraction occurs.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord's Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, Tenant shall make payments monthly on account of Operating Expenses Allocable to the Premises anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Operating Expenses Allocable to the Premises for each calendar year during the Term. Notwithstanding the foregoing, in determining the amount of Landlord's Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Buildings with respect to Landlord's Operating Expenses for and pertaining to the Buildings and/or less than ninety-five percent (95%) of the Total Rentable Floor Area of the Complex with respect to Landlord's Operating Expenses for and pertaining to the Site shall have been occupied by tenants at any time during the period in question, then, at Landlord's election, those components of Landlord's Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord's Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

2.6.1 Tenant's Audit Right

Subject to the provisions of this paragraph, Tenant shall have the right, at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises (as defined in Section 2.7 below) (Collectively, the "Total Expenses"):

(1)
Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

(2)
Having previously made such examination in respect of any period for which Landlord has given Tenant a statement of the actual amount of Landlord's Operating Expenses or Landlord's Tax Expenses, Tenant may not thereafter make a subsequent examination of Landlord's Operating Expenses or Landlord's Tax Expenses, as the case may be, for that same period.

(3)
Any request for examination in respect of any calendar year may be made no more than one (1) year after Landlord advises Tenant of the actual amount of Landlord's Operating Expenses or Landlord's Tax Expenses, as the case may be, in respect of such calendar year or fiscal year and provides to Tenant the applicable year-end statement required under Section 2.6 or Section 2.7.

(4)
Such examination may be made only by Tenant's employees, internal accounting department, outside accountants or other professional auditing company, provided any such outside accountants and/or auditing company are not being paid by Tenant on a contingent fee basis.

(5)
As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form attached hereto as Exhibit K, agreeing to keep confidential any information which it discovers about Landlord or the Buildings in connection with such examination; provided, however, that Tenant may disclose such information (i) to Tenant's employees, counsel and advisors who have the need to know such information in order to provide Tenant with advice in connection with such audit, (ii) actual or proposed successors, assigns, subtenants, lenders or purchasers of Tenant and (iii) to the extent required by applicable law or reporting requirements or by administrative, governmental or judicial proceeding.

(6)
If, after the audit by Tenant of Landlord's books and records pursuant to this Section 2.6.1 with respect to any calendar year or fiscal year, as applicable, it is finally determined that: (i) Tenant has made an overpayment on account of Operating Expenses Allocable to the Premises or Landlord's Tax Expenses Allocable to the Premises, as the case may be, Landlord shall credit such overpayment against the next installment(s) of Annual Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the term of this Lease, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord; and (ii) Tenant has made an underpayment on account of Operating Expenses Allocable to the Premises or Landlord's Tax Expenses Allocable to the Premises, as the case may be, Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord.

(7)
If, Tenant performs any such audit, it is determined that Landlord has overcharged Tenant on account of Operating Expenses Allocable to the Premises or Landlord's Tax Expenses Allocable to the Premises, as the case may be, by more than five percent (5%) in the aggregate, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in performing such audit not to exceed Five Thousand and 00/100 Dollars ($5,000.00).

(8)	Any disputes under this Section 2.6.1 relating to amounts in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) may be resolved by arbitration under Section 8.31 below.

2.6.2    Tenant's Right to Provide Specified Services

So long as there shall be no lease of space in any of the Buildings then in effect between Landlord and a third party, Tenant shall have the right to require Landlord to terminate all of the "Specified Services" (hereinafter defined), which termination shall take effect on the sixtieth (60th) day following the date of Landlord's receipt of such termination notice (the "Service Termination Date"). Commencing at 12:01 AM on the Service Termination Date and continuing for the balance of the Lease Term as it may be extended, Tenant shall perform or cause to be performed by contractors first reasonably approved by Landlord the Specified Services (hereinafter called "Tenant's Performance of the Specified Services") and the costs of the Specified Services shall no longer be included in Operating Expenses Allocable to the Premises. Tenant's Performance of the Specified Services shall be done in a manner consistent with the requirements of Exhibit C hereof and otherwise consistent with the operation of the Buildings and Site, as applicable, in a similar manner as operated by Landlord and in conformity with applicable Legal Requirements and the requirements of the insurers of the Complex. Tenant's indemnity as set forth in Section 5.7 shall include any and all loss, cost, expense and damage (including, without limitation, any damage to the Buildings, the Site or the Complex) arising or claimed to have arisen from Tenant or any other person, firm or entity providing or failing to provide the Specified Services. The "Specified Services" shall consist of, and be limited to, all of the interior cleaning and janitorial services for the Buildings (including replacement of all bulbs and ballasts). In any event, Landlord shall continue to provide all other services required to be provided by Landlord under this Lease with the exception of the Specified Services following Tenant's election to perform said Specified Services.

No later than ninety (90) days after the Service Termination Date, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the "Subject Period" (hereinafter defined) Landlord's Operating Expenses respecting the Terminated Services. Such statement to be rendered to Tenant also shall show for the Subject Period, the amounts already paid by Tenant on account of Tenant's payments respecting the Terminated Services and the amount of payments remaining due from, or overpaid by, Tenant respecting the Terminated Services. If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. The "Subject Period” is the period beginning on January 1st of the calendar year in which the Termination Date occurs and ending on the Service Termination Date.

The termination right of Tenant set forth in this Section 2.6.3 shall only apply to the Specified Services.

2.7    Real Estate Taxes

For each Tax Year falling within the Term, Tenant shall pay to Landlord, as Additional Rent, the Landlord's Tax Expenses Allocable to the Premises for such corresponding Tax Year, and for each fraction of a Tax Year falling within the Term at the beginning or end thereof, Tenant shall pay to Landlord, as Additional Rent, the product of (i) such Applicable fraction of a Tax Year and (ii) the Landlord's Tax Expenses Allocable to the Premises for the Tax Year in which said fraction occurs. Not later than ninety (90) days after Landlord's Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Buildings and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as

Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (x) monthly installments of fixed rent next thereafter coming due or (y) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). In the event Landlord succeeds in obtaining a reduction of such real estate taxes, rates or assessments with respect to a real estate tax fiscal year as to which Tenant contributed Tenant's share of Landlord's Tax Expenses, then, Tenant shall be entitled to receive its proportionate share of the net amount of any refund received or reduction obtained by Landlord to the extent allocable to the Term of this Lease. Tenant's entitlement to such refund amount shall survive the expiration of the Term.

Landlord will, upon the written request of Tenant, who together with other tenants lease at least fifty (50%) of the Total Rentable Floor Area of the Complex, at Landlord's election either (i) apply for an abatement of real estate taxes or (ii) allow such tenants to apply for abatements in their own name, or in Landlord's name, at their own cost (subject to such tenants' right to recover such costs on a first dollar basis from the abatement proceeds, if any). If such tenants apply for an abatement of real estate taxes, then Landlord shall have the right to be involved in each step of the abatement process, including, without limitation, Landlord's right to approve all filings in connection with such abatement proceedings (such approval not to be unreasonably withheld) and the right to attend all meetings between Tenant and its representatives and the representatives of the Town of Bedford.

In addition, payments by Tenant on account of Landlord's Tax Expenses Allocable to the Premises anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Landlord's Tax Expenses Allocable to the Premises, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)	"Tax Year" means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)
"Landlord's Tax Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Tax Expenses as the Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Complex.

(iii)
"Landlord's Tax Expenses" with respect to any Tax Year means the aggregate real estate taxes on the Complex with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)	"Real estate taxes" means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Buildings or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, "Abatement Expenses"). The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes (1) any income, estate, succession, inheritance and transfer taxes, (2) any increased real estate taxes attributable to any leasehold improvements made by other tenants of the Complex and (3) any tax penalties incurred as a result of Landlord's failure to make payments and/or to file any tax or informational returns when due. Notwithstanding the foregoing, if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Buildings or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located is assessed and which is measured solely by, or based (in whole or in part) upon, any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term "real estate taxes" but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord. Landlord represents that the Complex constitutes one tax parcel which does not currently include any real estate or improvements other than the Site, the Buildings and the Additional Buildings.

2.8    Tenant Electricity

Landlord shall, at Landlord's sole cost and expense, install and deliver possession of the Premises to Tenant with separate meters installed to measure the electrical consumption in each of the Buildings comprising the Premises. Effective as of the Commencement Date and continuing throughout the Term, for so long as Tenant shall be directly leasing any of the Buildings in their entirety, Tenant covenants and agrees to make application to the appropriate utility company or utility provider for electrical service to any such Building or Buildings being directly leased in its or their entirety by Tenant and to make any deposit (including but not limited to, such letters of credit) as such utility company or provider shall require. Tenant covenants and agrees to pay, punctually as and when due, all electricity charges and rates for and relating to the Buildings and from time-to-time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company or provider as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and, indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any and all charges or deposits to such utility company or provider. The provisions of this Section 2.8 shall survive the expiration or termination of this Lease for a period of twelve (12) full calendar months.

ARTICLE III

Condition of Premises; Alterations

3.1    Base Building Work

(A)    Definition of Base Building Work. The "Base Building Work" shall be all labor, materials and other work necessary to design, permit and perform the renovation of the Buildings and other portions of the Complex, as described in the Base Building Plans and Specifications described in subsection (B) below and shown in Exhibit B-1 attached hereto.

(B)    Plans and Specifications. Attached hereto as Exhibit B-1 is a description of the scope of the Base Building Work, and as further reflected in the schematic plans and outline specifications dated January 25,2007 describing certain renovations to Buildings A, B, C, D, E and G of the Complex (the "Base Building Plans and Specifications") prepared on behalf of Landlord by Landlord's architect, ADD, Inc. ("Landlord's Architect"). Tenant hereby acknowledges its approval of the Base Building Plans and Specifications.

(C)    Finish Allowances. It is acknowledged and agreed that Exhibit B-1 contemplates that Landlord shall be renovating the lobby of Building D as part of the Base Building Work. In connection therewith, Landlord shall submit its final construction documents showing the Building D lobby area to Tenant and, to the extent that Tenant desires to use different finishes on the lobby floors than the finishes shown on such final construction documents, Tenant shall submit to Landlord a list in reasonable specificity (including schematic plans and details where appropriate) of the finishes selected by Tenant for the lobby floors within fifteen (15) days after Tenant's receipt of the final construction documents from Landlord (such submission by Tenant being hereinafter referred to as "Tenant's Finish Selection Notice"). As soon as reasonably practicable but no later than fifteen (15) business days (unless Landlord has previously advised Tenant that a longer time period is reasonably necessary due to the nature and scope of Tenant's Finish Selection Notice or the fact that the information provided by Tenant in Tenant's Finish Selection Notice is insufficient for the purpose of enabling Landlord to make the determination set forth herein) after Landlord's receipt of Tenant's Finish Selection Notice, Landlord shall advise Tenant of any pricing, budgetary, scheduling or other matters, issues and/or problems reflected in or on Tenant's Finish Selection Notice which are inconsistent with the design, cost and construction schedule for the Base Building Work. In its response to Tenant's Finish Selection Notice, Landlord shall provide Tenant with available documentation from Landlord's general contractor substantiating the determination that an item or items will impact the current pricing of or schedule for the Base Building Work. Landlord shall have the right to approve all matters reflected in or on Tenant's Finish Selection Notice (which such approval shall not be unreasonably withheld, conditioned or delayed) and Landlord shall not be obligated to approve any portion of Tenant's Finish Selection Notice which (i) is likely to increase the cost of the Base Building Work for which Tenant does not agree to pay, (ii) extends or increases Landlord's estimated time to substantially complete the Base Building Work unless Tenant agrees that any delay caused by such portion of Tenant's Finish Selection Notice shall constitute a Tenant Delay (as defined in Section 3.5(C) below) for the purposes of this Article III. Such portion of Tenant's Finish Selection Notice as is approved by Landlord in accordance with the foregoing is hereinafter called the "Approved Tenant Lobby Finishes."

In connection with the foregoing, it is specifically understood and agreed that the cost of any portions of the Approved Tenant Lobby Finishes that exceed the allowances set forth on Exhibit B-1 relative thereto shall, at Tenant's option, either be (x) paid in full by Tenant prior to the commencement by Landlord of the Base Building Work or (y) paid by Tenant using the Tenant Allowance, subject to and in accordance with the provisions of Section 4.3 below. To the extent that the cost of the Approved Tenant Lobby Finishes are less than the allowances set forth on Exhibit B-1 relative thereto, Tenant shall not be entitled to any credit nor shall Tenant be entitled to apply any such savings against the other costs of the Tenant Improvement Work.

(D)    Performance of Base Building Work. Landlord, at its sole cost and expense, shall promptly and with all due diligence perform the Base Building Work in a good and workmanlike manner and as set forth in the Base Building Plans and Specifications, and, in connection therewith, Landlord shall obtain all necessary governmental permits and approvals necessary for the construction of the Base Building Work.

3.2    Tenant Improvement Work

(A)    Definition of Tenant Improvement Work. Tenant shall perform all work set forth in the Approved Tenant Improvement Construction Documents (as defined below) necessary to prepare the Premises for Tenant's use and occupancy (such work being hereinafter called the "Tenant Improvement Work"). It is expressly understood and agreed that Tenant shall be liable, at its sole cost and expense, for the payment of all costs of the Tenant Improvement Work (subject to the provisions of Section 3.3 below).

(B)    Tenant Improvement Construction Documents. On or before June 1,2007, Tenant shall cause its architect to prepare construction documents for the Tenant Improvement Work based on the preliminary schematic plans attached to this Lease as Exhibit B-2 (such construction drawings being hereinafter called the "Tenant Improvement Construction Documents") and shall submit the same to Landlord for its approval as set forth herein. Landlord shall review the Tenant Improvement Construction Documents and within fifteen (15) business days after receipt thereof Landlord shall provide Tenant with written notice of either (i) its approval of the Tenant Improvement Construction Documents or (ii) the need for additional information in order to review and approve the same. In its approval of the Tenant Improvement Construction Documents, Landlord shall specify those alterations, additions and improvements that must be removed by Tenant at the expiration or earlier termination of the Term. Landlord's failure to so respond within said fifteen (15) business day period shall be deemed to constitute Landlord's approval of the Tenant Improvement Construction Documents and determination that the alterations, additions and improvements shown thereon do not need to be removed by Tenant at the expiration or earlier termination of the Term. Notwithstanding the foregoing, it is understood and agreed that Tenant may apply for a building permit from the appropriate municipal officials prior to Landlord's final approval of the Tenant Improvement Construction Documents; provided that if Landlord shall disapprove any element of the Tenant Improvement Construction Documents, Tenant shall promptly revise the Tenant Improvement Construction Documents accordingly and (if required) resubmit the same to the municipal authorities. The Tenant Improvement Construction Documents, once approved or deemed approved, shall be referred to as the "Approved Tenant Improvement Construction Documents."

(C)    Performance of Tenant Improvement Work. Upon the completion of the Approved Tenant Improvement Construction Documents, Tenant may enter the Premises (subject to and in accordance with the terms and provisions of Sections 3.4(A) and 3.6(A) below) to perform the Tenant Improvement Work as set forth in the Approved Tenant Improvement Construction Documents, and, in connection therewith, Tenant shall obtain all necessary governmental permits and approvals and submit any notifications required in connection with any Legal Requirements necessary for the construction of the Tenant Improvement Work (the "Tenant's Permits"). All of the Tenant Improvement Work shall be performed in accordance with the Approved Tenant Improvement Construction Documents and in accordance with applicable Legal Requirements and Insurance Requirements. Tenant shall have the Tenant Improvement Work performed by contractors, reasonably approved by Landlord (Landlord hereby approving J. Calnan & Associates, Inc. as Tenant's general contractor), which contractors shall provide to Landlord such insurance as Landlord may reasonably require (consistent with the size and scope of the Tenant Improvement Work project). Notwithstanding anything contained herein to the contrary, it is understood and agreed that Tenant may retain contractors and subcontractors that use union or non-union labor in connection with the construction of the Tenant Improvement Work. In addition, during such time as Tenant is performing the Tenant Improvement Work under this Article III, Tenant, at Tenant's expense, or Tenant’s general contractor shall also maintain builder's risk insurance for the full insurable value of such Tenant Improvement Work. It shall be Tenant's obligation to obtain a certificate of occupancy for the Tenant Improvement Work (except that Tenant shall not be in default hereunder to the extent that Tenant is unable to obtain the same due to the status of completion of the Base Building Work), and Tenant shall not occupy the Premises for the conduct of business until and unless such certificate of occupancy has been authorized for issuance by the applicable governmental authority (Tenant hereby agreeing to deliver a copy of the final certificate of occupancy for the Tenant Improvement Work to Landlord promptly after the issuance thereof). Tenant shall also prepare and submit to Landlord within two (2) months after the Tenant Improvement Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises including, without limitation, a schematic plan of any wiring or cabling installed by Tenant or Tenant's contractor for Tenant's computer, telephone and other communication systems.

(D)    Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord's approval change proposals subsequent to the completion of the Approved Tenant Improvement Construction Documents (each, a "Tenant Improvement Work Change Proposal"). Landlord agrees to respond to any such Tenant Improvement Work Change Proposal within such time as is reasonably necessary, but no more than five (5) business days, after the submission thereof by Tenant (unless Landlord has previously advised Tenant that a longer time period is reasonably necessary due to the nature and scope of the Tenant Improvement Work Change Proposal, together with Landlord's good faith estimate as to the amount of additional time that will be necessary, or the fact that the information provided by Tenant in the Tenant Improvement Work Change Proposal is insufficient for the purposes of enabling Landlord to make the determination set forth herein), advising Tenant of any items which Landlord in good faith reasonably believes are inconsistent with the design, cost and construction schedule for the Base Building Work, as well as specifying (subject to the terms of Section 5.2 below) whether any alterations, additions or improvements shown in the Tenant Improvement Work Change Proposal must be removed by Tenant upon the expiration or earlier termination of the Term ("Landlord's Tenant Improvement Work Change Order Response") (it being understood and agreed that Landlord's failure to respond within said five (5) business day period shall be deemed to constitute Landlord's approval of the Tenant Improvement Work Change Proposal and determination that none of the items shown thereon are to be removed by Tenant at the expiration or earlier termination of the Term). Tenant shall have the right to then proceed with or withdraw such Tenant Improvement Work Change Proposal within five (5) business days after receipt of Landlord's Tenant Improvement Work Change Order Response. If Tenant fails to respond to Landlord's Tenant Improvement Work Change Order Response within such five (5) business day period, such Tenant Improvement Work Change Proposal shall be deemed withdrawn. If Tenant proceeds with such Tenant Improvement Work Change Proposal, then such Tenant Improvement Work Change Proposal shall be deemed to be a part of the Approved Tenant Improvement Construction Documents for the purposes of this Article III.

3.3    Tenant Allowances

(A)    Landlord shall provide to Tenant an allowance equal to the product of (i) $28.00 and
(ii) the Total Rentable Floor Area of the Premises (the "Tenant Improvement Allowance"). The Tenant Improvement Allowance shall be used and applied by Tenant solely on account of the cost of the Tenant Improvement Work. For the purposes hereof, the costs to which the Tenant Improvement Allowance may be applied hereunder shall include the cost of leasehold improvements but not the cost of any of Tenant's personal property, trade fixtures or trade equipment or any so-called soft costs; provided, however, that a portion of the Tenant Improvement Allowance in an amount not to exceed the product of (x) $5.00 and (y) the Rentable Floor Area of the Premises may be applied towards the costs incurred by Tenant (as evidenced by paid invoices or receipts submitted by Tenant to Landlord) in preparing architectural and engineering plans in connection with the Tenant Improvement Work and in installing wiring and cabling for Tenant's telecommunications equipment in the Premises.

In addition, Landlord shall provide to Tenant (i) an allowance of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Restroom Allowance") to be used solely towards the costs of upgrades (including, without limitation, upgrades necessary to comply with the applicable provisions of the Americans With Disabilities Act (the "ADA")) to the existing restrooms in the Premises and the construction of a new restroom on the first floor of Building C (the "Restroom Work") as part of the Tenant Improvement Work and (ii) an allowance of Fifty Thousand and 00/100Dollars ($50,000.00) (the "Water Fountain and Fire Alarm Allowance") to be used solely towards the costs of installing ADA-compliant water fountains and fire alarm strobes in the Premises (the "Water Fountain and Fire Alarm Work") as part of the Tenant Improvement Work. In connection therewith, it is understood and agreed that (x) the Restroom Allowance may be applied solely towards the cost of the Restroom Work and the Water Fountain and Fire Alarm Allowance may be applied solely towards the cost of the Water Fountain and Fire Alarm Work, and (y) to the extent Tenant does not fully utilize the Restroom Allowance and/or the Water Fountain and Fire Alarm Allowance, as the case may be, Tenant shall not be entitled to apply any unused portions of the applicable allowance towards the costs of any other portion of the Tenant Improvement Work nor shall Tenant be entitled to any credit on account thereof; provided, however, that notwithstanding the foregoing, Tenant shall be entitled to apply any unused portions of the Water Fountain and Fire Alarm Allowance towards the cost of the Restroom Work.

The Tenant Improvement Allowance, the Restroom Allowance and the Water Fountain and Fire Alarm Allowance are hereinafter referred to collectively as the "Tenant Allowances."

(B)    Landlord shall pay within thirty (30) days after receipt of a complete requisition (as hereinafter defined) submitted by Tenant to Landlord the requested portion(s) of the Tenant Allowances as set forth on such requisition either to Tenant or, at Tenant's election, directly to the contractors, vendors and other service providers performing the Tenant Improvement Work as Tenant may designate or request, until the entirety of Tenant Allowances have been applied towards the appropriate components of the Tenant Improvement Work as set forth in subsection (A) above. For the purposes hereof, a "requisition" shall mean written documentation, together with (i) an AlA requisition form with respect to work performed pursuant to Tenant's construction contract with its general contractor, (ii) invoices from Tenant's service providers, showing in reasonable detail the cost of the item in question or of the improvements installed to date in the Premises, (iii) lien waivers in the form attached hereto as Exhibit F-1 (provided that Tenant shall not be required to deliver any lien waivers with respect to any items of work covered by Tenant's first requisition for the Tenant Allowances to the extent Tenant had not paid the service provider(s) at issue prior to the date of such requisition, but Tenant shall deliver the lien waivers and evidence of payment in full of the items of work covered by such first requisition within twenty-one (21) days following the disbursement of the Tenant Allowances with respect to such first requisition) and (iv) certifications from Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such certification. In the event that any portions of the Tenant Allowances reflected on a particular requisition are to be funded directly to Tenant, as Tenant may designate or request, such requisition shall be accompanied by evidence reasonably satisfactory to Landlord that the items, services and work covered by such requisition have been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

Notwithstanding anything contained herein to the contrary:

(i)
Landlord shall have no obligation to advance funds on account of the Tenant Allowances unless and until Landlord has received the requisition in question, together with the certifications required above.

(ii)
Except with respect to work and/or materials previously paid by Tenant (as evidenced by paid invoices and written lien waivers provided to Landlord), Tenant shall have the right to have portions of the Tenant Allowances paid directly to Tenant's contractors, consultants, service providers and vendors.

(iii)
Tenant shall not be entitled to any portion of the Tenant Allowances, and Landlord shall have no obligation to pay the Tenant Allowances, in respect of any requisition submitted after the date which is two (2) years from the Commencement Date (it being understood and agreed that irrespective of said time period, Tenant shall not be entitled to any payment or credit on account of any unused portions of the Tenant Allowances nor shall there be any application of the same toward Annual Fixed Rent or Additional

Rent owed by Tenant under this Lease).

(iv)
Landlord shall have no obligation to fund any portion of the Tenant Allowances to the extent that (a) at the time of the requisition Tenant is in default under this Lease beyond the expiration of any notice and cure period (it being understood and agreed that if Tenant cures a default prior to the expiration of the applicable cure period, or if Tenant cures a default thereafter and Landlord has not terminated this Lease, Tenant shall be entitled to such payment from Landlord) or (b) there are any liens (unless bonded to the reasonable satisfaction of Landlord) filed against Tenant's interest in this Lease or against the Building or the Site arising solely out of the Tenant Improvement Work (specifically excluding the Base Building Work) or any litigation in which Tenant is a party relating to the Tenant Improvement Work.

(v)
For each requisition submitted by Tenant hereunder, Landlord shall only be required to disburse a portion of the applicable Tenant Allowance towards the total costs set forth on each such requisition in an amount equal to the same proportion as the total component of the Tenant Allowance at issue bears to the total costs of the Tenant Improvement Work towards which such component of the Tenant Allowances may be applied (with Tenant being fully and solely responsible for the remainder of the amount shown in the requisition). By way of example, if the total Tenant Improvement Allowance equals $4,200,000.00 and the total costs of the Tenant Improvement Work equal $6,300,000.00, then the ratio of the total Tenant Improvement Allowance to the total costs of the Tenant

Improvement Work would be 2:3 and if Tenant submitted a requisition for
$300,000.00, Landlord would be required to disburse $200,000.00 of the Tenant Improvement Allowance on account of such requisition and Tenant would be responsible for the remaining $100,000.00.

(vi)
In no event shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen on account of the Tenant Improvement Work (specifically excluding the Base Building Work).

3.4    Substantial Completion

(A)    Delivery Dates.It is understood and agreed that Landlord shall deliver the Premises to Tenant in phases in accordance with the following schedule so that Tenant may commence its construction of the Tenant Improvement Work:

Phase	Delivery Conditions	Estimated Delivery Date
Building C	● all replacement exterior glass has been installed	September 14, 2007
● new windows have been installed on the first floor level
● roof replacement work has been completed
Building D	● all replacement exterior glass has been installed	September 28, 2007
● the perimeter wall of the elevator shaft for the new elevator has been substantially completed
● asbestos abatement work to remove the vinyl asbestos floor tile and mastic has been substantially completed
● new electrical panel has been installed
Building E	● all replacement exterior glass has been installed	October 12, 2007
● modifications to freight elevator door have been completed

For the purposes hereof, the "Delivery Date" for each Building shall be deemed to have occurred on the date on which all of the applicable Delivery Conditions for such Building have been satisfied. Landlord shall use commercially reasonable efforts to cause the Delivery Date for each Building to occur on or before the respective dates set forth above for such Building (it being understood and agreed that the failure by Landlord to satisfy the applicable Delivery Conditions for any Building on or before the applicable Delivery Date for such Building as set forth above shall constitute a Landlord Delay under Section 3.5(A) below, except to the extent that such failure is the result of Tenant Delays or, subject to the limitations set forth in Section 3.5(B) below, Landlord's Force Majeure).

Notwithstanding the foregoing, upon the completion of the Approved Tenant Improvement Construction Documents, Tenant shall have the right to enter portions of the Premises prior to the date on which the applicable Delivery Conditions related to such portion of the Premises have been satisfied in order to perform specific components of the Tenant Improvement Work as set forth below, provided that such work can be performed safely and without unreasonable interference with the Base Building Work then being undertaken by Landlord in such portions of the Premises:

Portion of Premises	Permissible Items of Tenant Improvement Work

Buildings C, D and E	● mechanical, electrical and plumbing coordination process
Second Floor	● electrical makesafe/temporary lighting
● mechanical, electrical and plumbing cut/cap/drop
● demolition
● metal stud framing/door frames (excluding the last fifteen (15) feet of any wall where it meets a window frame)
● rough overhead mechanical, electrical and plumbing work
● in wall rough (excluding the last fifteen (15) feet of any wall where it meets a window frame)

Buildings C, D and E	● mechanical, electrical and plumbing coordination process
First Floor	● electrical makesafe/temporary lighting
● mechanical, electrical and plumbing cut/cap/drop

Notwithstanding the foregoing, Tenant shall not have the right to enter the second (2nd) floor of Building D prior to the completion of Landlord's asbestos abatement work in that portion of the Premises, which is estimated to be finished on or about June 15,2007.

Further, Tenant shall have the right to request Landlord's permission to enter portions of the Premises prior to the date on which the applicable Delivery Conditions related to such portion of the Premises have been satisfied in order to perform other components of the Tenant Improvement Work provided that the same can be performed safely and without unreasonable interference with the Base Building Work then being undertaken by Landlord, and Landlord shall evaluate any such requests in good faith and advise Tenant within five (5) business days after any request on a case-by-case basis whether or not such items of work may be performed by Tenant without Tenant's having been deemed to have begun its construction of the Tenant Improvement Work for the purpose of triggering the applicable Delivery Date hereunder.

Landlord shall provide Tenant with at least ten (10) days' advance notice of the date upon which Landlord estimates that the Delivery Conditions related to each of the Delivery Dates will be completed and the applicable Delivery Date will occur.

From and after the Delivery Date for a Building, Tenant shall have free and unimpeded access to such Building for purposes of performing the Tenant Improvement Work; provided, however, that Landlord shall continue to have access to such Building to perform the remaining portions of the Base Building Work therein, so long as such work can be performed safely and without unreasonable interference to the Tenant Improvement Work then being undertaken by Tenant.

(B)    Base Building Work. The Base Building Work shall be deemed to be substantially completed on the date on which the work described in the Base Building Plans and Specifications has been completed except for so-called "punch-list" items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant's use and enjoyment of the Premises or the right to legally occupy the entire Premises.

(C)    Delays in Completion of the Base Building Work. Landlord shall exercise commercially reasonable efforts to complete the Base Building Work within the Premises on or before March 31, 2008 and to complete the remainder of the Base Building Work outside of the Premises on or before May 1,2008 (in both cases, subject to Tenant Delays and, subject to the limitations set forth in Section 3.5(B) below, Landlord's Force Majeure). Notwithstanding anything contained in this Lease to the contrary, if Landlord shall fail to substantially complete the Base Building Work on or before June 1,2008 (which date shall be extended automatically for such periods of time as Landlord is prevented in delivering the same by reason of Landlord's Force Majeure or any Tenant Delay), the Annual Fixed Rent and payments on account of Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises shall be abated by one (1) day for each day from and after June 1,2008 (as so extended) to the date of substantial completion of the Base Building Work.

If Landlord shall fail to substantially complete the Base Building Work by August 1,2008 (which date shall be extended automatically for such periods of time as Landlord is prevented in delivering the same by reason of Landlord's Force Majeure or any Tenant Delay), Tenant shall have the right to terminate this Lease effective as of the thirtieth (30th) day after receipt by Landlord of a notice from Tenant given on or after August 1, 2008 (as so extended) indicating Tenant’s desire to so terminate and upon the giving of such notice, the Term of this Lease shall cease and come to an end without further liability or obligation on the part of either party as of the expiration of the aforesaid thirty (30) day period, unless the Base Building Work shall in fact be substantially completed as determined pursuant to Section 3.4(B) above on or before the expiration of such thirty (30) Day period.

The foregoing abatement and termination rights shall be Tenant's sole and exclusive remedies at law or in equity or otherwise for the failure of Landlord to substantially complete the Base Building Work within the time periods set forth above.

(D)    Tenant Improvement Work. The Premises shall be deemed to be substantially completed, notwithstanding that the Tenant Improvement Work may not be complete and notwithstanding that a certificate of occupancy for the Tenant Improvement Work may not then have been approved for issuance or actually issued, on the date (the "Substantial Completion Date") which is the later to occur of (x) that date which is Two Hundred Ten (210) days after the Building C Delivery Date and (y) May 1, 2008, subject in the case of (x) and (y) to Tenant's Force Majeure (subject to the limitations of Section 3.5(D) below) and Landlord Delays; provided, however, that under no circumstances shall the Substantial Completion Date be deemed to have occurred hereunder until such time as the Base Building Work has been substantially completed (or deemed substantially completed) in accordance with the terms and conditions of Section 3.4(B) above.

3.5    Force Majeure and Other Delays

(A)    Landlord Delays. A "Landlord Delay" shall be defined as any delay in the design, permitting or performance of the Tenant Improvement Work and/or the authorization for issuance of a certificate of occupancy to the extent that such delay is actually caused by any act or, where there is a duty to act under this Lease, any failure to act by Landlord or Landlord's contractors, architects, engineers, or anyone else engaged by or on behalf of Landlord in connection with the construction of the Base Building Work as set forth in this Article III (including, without limitation, any failure by Landlord to meet any of the Delivery Conditions for any of the Buildings by the applicable date set forth in Section 3.4(A) above, except to the extent such failure is the result of Tenant Delays or, subject to the limitations of subsection (B) below, Landlord's Force Majeure) and disclosed to Landlord as hereinafter provided. Notwithstanding the foregoing, in no event shall any delays in the completion of the Tenant Improvement Work caused by Landlord's use of non-union labor constitute a Landlord Delay hereunder.

Notwithstanding the foregoing, no event shall be deemed a Landlord Delay unless and until Tenant has given Landlord written notice (the "Landlord Delay Notice") advising Landlord: (x) that a Landlord Delay is occurring and setting forth Tenant's good faith estimate as to the likely length of such Landlord Delay; (y) of the basis on which Tenant has determined that a Landlord Delay is occurring; and (z) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay; provided, however, no Landlord Delay Notice shall be required with respect to any failure of Landlord to satisfy the Delivery Conditions for a Building as of the Delivery Date applicable to such Building set forth in Section 3.4(A) above. No event shall be deemed to be a Landlord Delay unless and until Landlord has failed to rectify the situation causing the Landlord Delay within forty-eight (48) hours after Landlord's receipt of the Landlord Delay Notice (which for the purposes of determining receipt may be delivered by hand to Landlord's Construction Representative, with copies to follow to Landlord at the notice address set forth in Section 1.1 of this Lease within five (5) days thereafter); provided, however, that if Landlord shall fail to eliminate the Landlord Delay within the aforesaid 48-hour period, then the 48-hour cure period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice (it being understood and agreed that if Landlord shall in fact eliminate the delay within the 48-hour cure period, no Landlord Delay shall be deemed to have occurred for the purposes of this Article III). In addition, any delay to the extent caused by (i) Tenant Delay (as defined in subsection (C) below) or (ii) subject to the limitations set forth in subsection (B) below, Landlord's Force Majeure (as defined in said subsection (B» shall not constitute Landlord Delay.

(B)    Landlord's Force Majeure. For the purposes of this Article III, "Landlord's Force Majeure" shall mean delays due to unusual scarcity of or inability to obtain labor or materials (to the extent that such scarcity or inability is the result of conditions not prevalent in the market, and otherwise unforeseen, as of the date of this Lease), unusual or unforeseen labor difficulties (with the exception of strikes or other labor difficulties caused by or resulting from the use by either Landlord or Tenant of non-union labor at the Site), casualty or other causes beyond Landlord's reasonable control. Landlord shall provide Tenant with written notice within forty-eight (48) hours after the occurrence of any Landlord's Force Majeure event hereunder (together with Landlord's good faith estimate of the projected duration of such Landlord's Force Majeure event), and shall also notify Tenant as soon as such Landlord's Force Majeure event has ended. In no event shall any Landlord's Force Majeure under this Section 3.5(B) exceed a total of ninety (90) days in the aggregate. In addition, it is expressly understood and agreed that any casualty or Taking (as defined in Article VI below) that occurs prior to the Commencement Date of this Lease shall be deemed to be an event of Landlord's Force Majeure and/or Tenant's Force Majeure (as applicable) and shall be governed by the provisions of this Article III related thereto and not by the provisions of said Article VI.

(C)    Tenant Delays. A "Tenant Delay” shall be defined as any delay in the design, permitting or performance of the Base Building Work to the extent that such delay is actually caused by any act or, where there is a duty to act under this Lease, any failure to act by Tenant or Tenant's contractors, architects, engineers, or anyone else engaged by or on behalf of Tenant in connection with the construction of the Tenant Improvement Work as set forth in this Article III (including, without limitation, any delays resulting from the Approved Tenant Finishes under Section 3.l(C) above) and disclosed to Tenant as hereinafter provided. Notwithstanding the foregoing, in no event shall any delays in the completion of the Base Building Work caused by Tenant’s use of non-union labor constitute a Tenant Delay hereunder.

Notwithstanding the foregoing, no event shall be deemed a Tenant Delay unless and until Landlord has given Tenant written notice (the "Tenant Delay Notice") advising Tenant: (x) that a Tenant Delay is occurring and setting forth Landlord's good faith estimate as to the likely length of such Tenant Delay; (y) of the basis on which Landlord has determined that a Tenant Delay is occurring; and (z) the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay. No event shall be deemed to be a Tenant Delay unless and until Tenant has failed to rectify the situation causing the Tenant Delay within forty-eight (48) hours after Tenant's receipt of the Tenant Delay Notice (which for the purposes of determining receipt may be delivered by hand to Tenant's Construction Representative, with copies to follow to Tenant at the notice address set forth in Section 1.2 of this Lease within five (5) days thereafter); provided, however, that if Tenant shall fail to eliminate the delay within the aforesaid 48-hour period, then the 48-hour cure period shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice (it being understood and agreed that if Tenant shall in fact eliminate the Tenant Delay within the 48-hour cure period, no Tenant Delay shall be deemed to have occurred for the purposes of this Article III). In addition, any delay to the extent caused by (i) Landlord Delay or (ii) subject to the limitations of subsection (D) below, Tenant's Force Majeure (as defined in said subsection (D)) shall not constitute Tenant Delay.

Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent. The Delivery Dates and/or the date of substantial completion of the Base Building Work, as applicable, shall be deemed to have occurred as of the date when such Delivery Dates and/or date of substantial completion of the Base Building Work, as applicable, would have occurred but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment (it being understood and agreed that the foregoing shall not be construed so as to relieve Landlord of its obligation to actually complete the Base Building Work, notwithstanding the fact that substantial completion may have been deemed to have occurred prior to actual completion as the result of Tenant Delays).

(D)    Tenant's Force Majeure. For the purposes of this Article III, "Tenant's Force Majeure" shall mean delays due to unusual scarcity of or inability to obtain labor or materials (to the extent that such scarcity or inability is the result of conditions not prevalent in the market, and otherwise unforeseen, as of the date of this Lease), unusual or unforeseen labor difficulties (with the exception of strikes or other labor difficulties caused by or resulting from the use by either Landlord or Tenant of non-union labor at the Site), casualty or other causes beyond Tenant's reasonable control. Tenant shall provide Landlord with written notice within forty-eight (48) hours after the occurrence of any Tenant's Force Majeure event hereunder (together with Tenant's good faith estimate of the projected duration of such Tenant's Force Majeure event), and shall also notify Landlord as soon as such Tenant's Force Majeure event has ended. In no event shall any Tenant's Force Majeure under this Section 3.5(D) exceed a total of ninety (90) days in the aggregate. In addition, it is expressly understood and agreed that any casualty or Taking (as defined in Article VI below) that occurs prior to the Commencement Date of this Lease shall be deemed to be an event of Landlord's Force Majeure and/or Tenant's Force Majeure (as applicable) and shall be governed by the provisions of this Article III related thereto and not by the provisions of said Article VI.

3.6    Quality and Performance of Work

(A)    Quality; Cooperation. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities ("Legal Requirements") and all Insurance Requirements. Landlord and Tenant acknowledge and agree that, notwithstanding the phasing of the Delivery Dates as set forth in Section 3.4 above, components of the Base Building Work and Tenant Improvement Work will be performed simultaneously, and accordingly agree to work cooperatively in order to coordinate the performance of the Base Building Work and the Tenant Improvement Work so that neither party unreasonably interferes with or delays the efforts of the other to complete its respective portion of the work within the time periods set forth herein; provided, however, that notwithstanding anything contained in Section 3.4(A) to the contrary, (i) prior to the occurrence of a Delivery Date for a particular Building, Landlord's performance of the Base Building Work in such Building shall have priority in terms of access, scheduling and other aspects requiring coordination between Landlord and Tenant and (ii) from and, after the occurrence of a Delivery Date for a particular Building, Tenant's performance of the Tenant Improvement Work in such Building shall have priority in terms of access, scheduling and other aspects requiring coordination between Landlord and Tenant. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely upon the approval and other actions on the party's behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying.

In connection with the foregoing, Landlord and Tenant (together with their respective contractors and representatives, as appropriate) agree to hold periodic job meetings to discuss the performance and scheduling of the Base Building Work and the Tenant Improvement Work. In addition, from time to time during the performance of the Base Building Work and the Tenant Improvement Work under this Article III, either party may request construction information from the other party’s Construction Representative to the extent reasonably necessary in connection with the performance by the requesting party of the work for which it is responsible hereunder.

In the event of any casualty during the performance of the Base Building Work and the Tenant Improvement Work under this Article III, it is understood and agreed that each party shall be solely responsible for the restoration of their respective components of work.

(B)    Correction of Defects.

(i)    Landlord warrants to Tenant that: (a) the materials and equipment furnished in the performance of the Base Building Work will be of good quality (except to the extent used by any of the Tenant Parties, as hereinafter defined, in the performance of the Tenant Improvement Work); (b) the Base Building Work will be free from defects not inherent in the quality described in the Base Building Plans and Specifications; and (c) the Base Building Work and all components thereof shall be weather-tight (except to the extent resulting from particular components of the Tenant Improvement Work, such as rooftop penetrations) and otherwise in good working order and condition and shall comply with all Legal Requirements as of the completion of the Base Building Work. Any portion of the Base Building Work not conforming to the foregoing requirements may be considered defective. Landlord's warranty hereunder shall not apply to the extent of damage or defect caused by (1) the negligent acts or omissions or the willful misconduct of Tenant, its employees, agents, contractors, sublessees or permitted occupants under Section 5.6.6 below (hereinafter, the "Tenant Parties"), (2) improper operation by any of the Tenant Parties, or (3) normal wear and tear and normal usage.

(ii)    The warranty contained in the foregoing subsection (i) shall commence on the date on which Landlord has completed the Base Building Work under Section 3.4(B) above (the "Completion Date") and shall expire on the day immediately preceding the first (1st) anniversary of the Completion Date, provided that Tenant is required to deliver notice to Landlord of any defects within three hundred twenty (320) days of the Completion Date (the "Warranty Notice Period") in order to permit Landlord to take action to enforce Landlord's warranty rights with respect to the Base Building Work. In the event that the Completion Date is delayed as the result of any Tenant Delay, the Warranty Notice Period shall commence on the date that the Base Building Work would have been completed but for the Tenant Delay.

(iii)    Landlord agrees that it shall, without cost to Tenant, correct any portion of the Base Building Work which during the Warranty Period is found not to be in accordance with the warranties set forth in subsection (i) above. All defective items shall, subject to Tenant Delays and provided that Tenant has afforded Landlord with reasonable access to the Premises subject to the terms and provisions of Section 5.9 below in order to undertake the work described herein, be completed by Landlord within a reasonable period of time to be mutually agreed upon by Landlord and Tenant given the nature of the defect at issue after Landlord's receipt of a written notice from Tenant setting forth in reasonable detail the nature of the defect and Tenant's assessment of why it believes such defect is covered by the warranties set forth herein (Landlord hereby agreeing to use reasonable efforts to minimize interference with Tenant's use and enjoyment of the Premises, consistent with the fact that Landlord is undertaking to remedy the defective work).

(iv)    Except to the extent to which Tenant shall have given notice to Landlord within the Warranty Notice Period of the respects in which the Base Building Work is not in conformance with the warranties set forth in subsection (i) above, Tenant shall be deemed conclusively to have approved Landlord's construction of the Base Building Work and shall have no claim that Landlord has failed to perform any of its obligations under this Article III. Notwithstanding the foregoing, Landlord agrees that upon and after the expiration of the Warranty Notice Period, Landlord shall, at Tenant's request and at Tenant's sole cost and expense, enforce and exercise on behalf of Tenant any and all construction and manufacturers' warranties and guaranties with respect to the Base Building Work to the extent still in force and effect at the time of Tenant's request.

(D)    Time of Essence. Time is of the essence with respect to all of the time periods set forth in this Article III. Where no specific time period is specified herein for any review, approval, consent, or similar action required to be performed by Landlord under this Article III, Landlord shall respond to any request from Tenant, and/or Tenant's Construction Representative for approvals or information in connection with the work contemplated by this Article III within five (5) business days after Landlord's receipt of such request. Where no specific time period is specified herein for any review, approval, consent, or similar action required to be performed by Tenant under this Article III, Tenant shall respond to any request from Landlord and/or Landlord's Construction Representative for approvals or information in connection with the work contemplated by this Article III within five (5) business days after Tenant's receipt of such request.

3.7    Arbitration

Any disputes relating to provisions or obligations in this Article III or arising from the performance of the parties under this Article III shall be resolved by arbitration, under the Construction Industry Rules of the American Arbitration Association (the "AAA"), and subject to the provisions of Mass. General Laws, c. 251, with hearings conducted as expeditiously as practicable and with no undue delay, and in no event later than sixty (60) days after the date of demand, in Boston, Massachusetts. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before filing of any demand for arbitration hereunder. Any award of an arbitrator rendered hereunder shall be subject to confirmation and entry of judgment thereon in any court of competent jurisdiction sitting in Suffolk or Middlesex Counties, Massachusetts, and the parties hereby consent to the jurisdiction of such court. The costs and administration expenses of each arbitration hereunder and their apportionment between the parties shall be borne equally by the parties, and each party shall be responsible for its own attorneys' fees and expert witness fees. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Lease during the pending of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

3.8    Escrow of Funds

In the event that the Landlord originally named herein transfers, sells, assigns or otherwise conveys its interest in the Complex (a "Landlord Transfer") prior to the earlier of (i) the date that the Tenant Allowances have been fully disbursed by Landlord, and (ii) that date which is thirty (30) days from the first anniversary of the Commencement Date (the later of (i) and (ii) being referred to as the "Outside TI Date"), then prior to or at the time of such Landlord Transfer, the Landlord originally named herein shall, at its election, (a) deposit into an escrow account in form and substance, and with an escrow agent, reasonably satisfactory to Landlord and Tenant, cash in the amount of the undisbursed portions of the Tenant Allowances, such escrow account to be used to fund the remaining allowance obligations of Landlord under this Lease, or (b) provide Tenant with a letter of credit, in form and substance, and from an issuing bank, reasonably satisfactory to Tenant in the amount of the undisbursed portions of the Tenant Allowances, such letter of credit to be held by Tenant as security for the remaining allowance obligations of Landlord under this Lease. Any funds remaining in the escrow account, or the letter of credit, as the case may be, shall be returned to the Landlord named herein promptly after the later of (i) the Outside TI Date and (ii) the repayment of all reimbursable amounts of the Tenant Allowances properly and timely requested by Tenant in accordance with the provisions of this Lease.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1    Landlord Covenants

Landlord covenants and agrees to the following during the Term

4.1.1    Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C attached hereto to the Premises and the Complex in a manner equal to that customarily provided by landlords in comparable, first-class office/research and development multi-building complexes in the Boston Northwest Suburban Market subject to reimbursement in accordance with, and as limited by, the provisions of Section 2.6.

4.1.2    Additional Services Available to Tenant

To furnish, at Tenant's expense, reasonable additional Building operation services which are usual and customary in comparable, first-class office/research and development complexes in the Boston Northwest Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

4.1.3    Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to reimbursement in accordance with, and as limited by, the provisions of Section 2.6, (i) to make such repairs and/or replacements (as appropriate) to all structural and non-structural portions and components of the roof systems (including roof membranes) and the mechanical, electrical, plumbing, sprinkler, fire/life safety and the heating, ventilating and air conditioning ("HV AC") systems serving the Premises (but exclusive of any specialty installations installed or requested by Tenant that exclusively serve the Premises which shall be maintained at Tenant's sole cost and expense), the Common Areas and the Structural Elements (as hereafter defined) as may be necessary to keep them in good and operable condition consistent with the level of maintenance and repair customary for comparable, first-class office/research and development properties in the Boston Northwest Suburban Market, and (ii) to maintain the Complex (exclusive of Tenant's responsibilities under this Lease) in a first class manner comparable to the maintenance of similar first-class office/research and development complexes in the Boston Northwest Suburban Market. The term "Structural Elements" shall mean the structural components of the Buildings, including without limitation the roofs, foundations, exterior structural walls, floor/ceiling slabs, exterior glass and mullions, columns, beams, shafts, elevator cabs and other load-bearing elements of the Buildings.

Within six (6) months following the substantial completion of the Base Building Work (but not as a condition of substantial completion), Landlord agrees to perform, at its sole cost and expense, an infrared scan of the roofs of Buildings C, D and E and to provide Tenant with a copy of the results of such scan. In the event that such scan revels that the roof systems are not weather-tight (except to the extent resulting from particular components of the Tenant Improvement Work), Landlord agrees, at Landlord's sole cost and expense and without inclusion in Landlord's Operating Expenses, to promptly and diligently repair any such problem areas in accordance with good and sound construction standards in the commercial roofing industry.

4.2    Interruptions and Delays in Services and Repairs, Etc.

(A)    Except as specifically provided in Section 4.2(C) below, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises in accordance with, and as limited by, the provisions of Section 5.9 below for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Buildings however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause reasonably beyond Landlord's control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Section 4.2(C) or in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(B)    Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof, including, without limitation, scheduling such stoppage during Tenant's non-business hours to the extent commercially practicable under the circumstances.

(C)    Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or to remediate any Hazardous Materials (as that term is defined in Section 5.3 below) required to be remediated by Landlord hereunder, or (iii) failure of electric supply, water and/or sewer service, or HVAC service to the Premises, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant's business is materially adversely affected (including, without limitation, as the result of the Premises being rendered inaccessible as the result of any of the circumstances described in subsections (i), (ii) or (iii) above), then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant's agents, employees or contractors, Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises shall from and after the expiration of the Premises Untenantability Cure Period be abated in proportion to such untenantability and its impact on the continued operation in the ordinary course of Tenant's business until the day such condition is completely corrected, For the purposes hereof, the "Premises Untenantability Cure Period" shall be defined as five (5) consecutive business days after Landlord's receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord's receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord's control or Landlord is unable to cure such condition as the result of causes beyond Landlord's control.

In addition, if due to (a) any repairs, alterations, replacements, or improvements made by Landlord, (b) Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder or to provide any service required to be provided by Landlord hereunder, (c) Landlord's Failure to remediate any Hazardous Materials required to be remediated by Landlord under this Lease, or (d) the failure of electric supply, water and/or sewer service, or HV AC service to the Premises, the operation of Tenant's business in the Premises in the normal course is materially adversely affected (including, without limitation, as the result of the Premises being rendered inaccessible as the result of any of the circumstances described in clauses (a), (b), (c) or (d) above) for a period of five (5) consecutive months after Landlord's receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises for the period of such untenantability and such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of Tenant, or Tenant's agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)    Said notice shall be given after said five (5) month period.

(ii)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)	If said condition is remedied on or before the date thirty (30) days after the receipt of such notice, said notice shall have no further force and effect.

(iv)
If said condition is not remedied on or before the date thirty (30) days after the receipt of such notice for any reason other then Tenant's fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent and Additional Rent due under the Lease shall be apportioned (to the extent not abated) as of said effective date.

The remedies set forth in this Section 4.2(C) shall be Tenant's sole remedies for the events described herein. The provisions of this subsection shall not apply in the event of untenantability caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article VI below).

4.3    Landlord's Insurance

Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Buildings in an amount not less than $10,000,000.00 combined single limit per occurrence, (ii) insurance against loss or damage with respect to the Complex covered by the so-called "all risk" type insurance coverage with customary exceptions in an amount equal to one hundred percent (100%) of the replacement value of all improvements within the Complex and (iii) loss of "rental value" insurance in an amount equal to not less than the Annual Fixed Rent and payments on account of Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises payable by Tenant under this Lease for not less than a one (1) year period (with a customary deductible). Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Buildings. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (y) may be written with deductibles as reasonably determined by Landlord (which such deductible is currently $25,000.00) and (z) shall be subject to reimbursement in accordance with Section 2.6.

Nothing contained herein shall be construed so as to require Landlord to maintain terrorism or environmental pollution liability insurance (it being acknowledged, however, that Landlord does in fact maintain such coverages as of the date of this Lease); provided, however, that in the event the Landlord originally named herein shall sell, transfer, assign, conveyor ground lease its interest in the Complex to an unaffiliated third party, such new owner and any subsequent party succeeding to the original Landlord's interest as Landlord under this Lease shall not be entitled to charge to Tenant at any time during the Term as part of Operating Expenses Allocable to the Premises any costs of terrorism or environmental pollution liability insurance in excess of one hundred ten percent (110%) of the costs being paid by Tenant on account of such coverages during the last full calendar year immediately prior to the conveyance by the original named Landlord.

4.4    Landlord's Indemnity

Subject to the limitations of Section 8.4 below and to the provisions of Section 8.19 below, to the maximum extent this agreement is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord's insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed) indemnify and save harmless Tenant and Tenant's beneficiaries, partners, subsidiaries, officers, directors, agents, trustees and employees (collectively, the "Tenant Parties") from and against any claim arisin from any injury to any person occurring in the Premises, in the Buildings or on the Site after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section 4.4 shall not be applicable to the holder of any mortgage now or hereafter on the Site or the Buildings (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Site and/or Buildings) except to the extent otherwise agreed by such holder in any Subordination, Non-Disturbance and Attornment Agreement by and between Tenant and such holder.

4.5    Compliance with Laws

To the best of Landlord's actual knowledge, the Buildings were constructed in accordance with the provisions of the Zoning Bylaw for the Town of Bedford and other laws, ordinances, rules and regulations applicable to the Buildings as of the construction thereof.

4.6    Leasing Restrictions

Provided that, on the condition that and only so long as (i) Tenant directly leases from Landlord at least 75,000 square feet of rentable floor area and its Government and Industrial Division is still in occupancy of portions of the Premises, (ii) no Event of Default of Tenant exists, (iii) this Lease is still in full force and effect, and (iv) Tenant has neither assigned this Lease nor sublet the Premises in its entirety (except for an assignment or sublease under Section 5.6.1 above or a permitted occupancy under Section 5.6.6 below), (a) Landlord shall not hereafter directly enter into a lease of other space in the Complex with any of the "Named Companies" (as hereinafter defined), and (b) Landlord agrees to include in all "Future Leases" (as hereinafter defined) the same clause as is contained in Section 5.6.2(i) below (the "Assignment and Subletting Restriction Clause") which would allow Landlord to withhold its consent (and Landlord shall so withhold its consent) to a proposed assignment or sublease that would be in violation of the restrictions of this Section 4.6. Landlord shall use commercially reasonable efforts to enforce the terms of the Assignment and Subletting Restriction Clauses in its Future Leases, but in no event shall Landlord be liable to Tenant (x) for the failure of other occupants of the Complex to comply with the Assignment and Subletting Restriction Clause so long as Landlord has withheld its consent and used commercially reasonable efforts to enforce the same as aforesaid or (y) to the extent that a court of competent jurisdiction determines that the Assignment and Subletting Restriction Clause is invalid and/or unenforceable.

Notwithstanding the foregoing, the provisions of this Section 4.6 shall not apply to the Existing Leases set forth in Exhibit 0 hereto or to any business operations or other activities of the holders of the tenant(s) interest(s) in the Existing Leases or, to the extent such Existing Leases do not contain the Assignment and Subletting Restriction Clause, of the subtenants or assignees under the Existing Leases.

For the purposes hereof:

(i)
The "Named Companies" are Samsung, LG, Yujin, Foster-Miller, Qinetiq, Allen-Vanguard, Northrop Grummann's Remotec division, General Dynamics Robotic Systems, and any successor-in-interest to the foregoing entities and/or divisions, as the case may be, who is engaged in whole or in part in the business of developing or manufacturing robotic devices. Landlord agrees during the term to reasonably consider requests by tenant to include additional or substitute entities to the list of Named Companies provided that Tenant can demonstrate to Landlord's reasonable satisfaction that such proposed entities are direct and substantial competitors of Tenant (provided that in no event shall there be more than eight (8) Named Companies at any time).

(ii)
A "Future Lease" shall be a lease entered into after the date of this Lease for space in the Complex between Landlord, as landlord, and a person or entity (other than Tenant), as tenant, but excluding, to the extent herein provided, the Existing Leases and the implementation of the provisions of the Existing Leases.

ARTICLE V

Tenant's Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1    Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2    Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, excepting only reasonable wear and tear and damage by fire or taking under the power of eminent domain, and all interior glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant's negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, and at the expiration or termination of this Lease peaceably to yield up the Premises with all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or taking under the power of eminent domain only excepted, first removing all goods and effects of Tenant and (x) to the extent specified by Landlord by notice to Tenant given at least sixty (60) days prior to such expiration or termination, the wiring for Tenant's computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Buildings (including all risers) and (y) to the extent specified for removal by Landlord at the time Landlord approves of the same under Article III above or Section 5.14 below, all alterations and additions made by Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Buildings or to the Site or to the Additional Buildings caused by Tenant, Tenant's agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3    Use

To use and occupy the Premises for the Permitted Uses only, and not to injure or deface the Premises, Buildings, the Additional Buildings, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to operate in the Premises in such a way as to result in the leakage of fluid, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Buildings as office/research and development buildings of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Buildings (Landlord hereby representing that to the best of its actual knowledge as of the date of this Lease, the Permitted Uses will not invalidate or increase the insurance premiums for the Complex) or its contents or liable to render necessary any alteration or addition to the Buildings. Further, except as otherwise set forth in this Lease (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively "Hazardous Materials"), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively "Hazardous Materials Laws"), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Buildings or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right, at Landlord's sole cost and expense, to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing (provided that Landlord shall promptly restore any portions of the Premises that may have been disturbed by such inspections).

Notwithstanding the foregoing, Tenant may use Hazardous Materials and other substances typically used by Tenant for the conduct of the Permitted Uses, including, without limitation, diesel fuel in such amounts as are appropriate for the testing of Tenant's existing and prototype products, provided that Tenant uses, stores and disposes of such Hazardous Materials and other substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

Landlord represents and warrants to Tenant that, except as set forth in those certain reports entitled (x) "Report on Phase I Environmental Site Assessment Update, 2 to 14 Crosby Drive, Bedford, Massachusetts" prepared by Haley & Aldrich, Inc. and dated March 21, 1997 and (y) "Phase IV Inspection and Monitoring Report No.3, 4D Crosby Drive, Bedford, Massachusetts" prepared by Sanborn, Head & Associates, Inc and dated May 17, 2006 (copies of which have been provided to Tenant), to the best of Landlord's actual knowledge as of the date of this Lease there are no Hazardous Materials in the Buildings or on the Site which are or would be required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws. Subject to the limitations of Section 8.4 hereof, Landlord shall use reasonable efforts to remove or abate, as required by applicable Hazardous Materials Laws, Hazardous Materials on the Site or in the Common Areas, the Structural Elements or the base building systems of the Complex, provided that the foregoing shall not apply to (i) requirements of Hazardous Materials Laws resulting from the use of, or additions, alterations or improvements in the Premises, or (ii) Hazardous Materials which are in the Buildings or on the Site because of the action or inaction of any tenant or occupant in the Complex, including Tenant, or any employee, agent or contractor thereof, or (iii) any tenant space in the Complex, including the Premises, and any additions, alterations and improvements therein. In connection with the foregoing, Landlord hereby agrees to use best efforts to enforce the terms of its leases with other tenants of the Complex in the event of a violation of Hazardous Materials Laws resulting from the action or inaction of any tenant or occupant of the Complex or any employee, agent or contractor thereof; provided, however, that in no event shall Landlord be liable to Tenant for any violation of Hazardous Materials Laws by any tenant or occupant of the Complex. Subject to the limitations of Section 8.4 hereof, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord's insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed), indemnify and save Tenant harmless from liability, loss and damage to persons or property and from any claims, actions, proceedings and expenses in connection therewith resulting from the failure of Landlord to fulfill its obligations under this Section 5.3; provided, however, that in no event shall the foregoing indemnity render Landlord liable for any loss or damage to Tenant's Property and Landlord shall in no event be liable for indirect or consequential damages.

5.4    Obstructions; Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Additional Buildings not hereby leased or any portions of the Site used by Tenant in common with others; not without prior consent of Landlord, except as otherwise expressly set forth in this Lease, to permit the painting or placing of any signs, awnings, aerials or flagpoles, visible from outside the Premises; and to comply with all reasonable Rules and Regulations of general applicability to tenants of the Complex now or hereafter made by Landlord, of which Tenant has been given notice and which are not inconsistent with any of Tenant's rights under this Lease, for the care and use of the Buildings and Site and their facilities and approaches. Landlord agrees to enforce such Rules and Regulations in a uniform and non-discriminatory manner, but in no event shall Landlord be liable to Tenant for the failure of other occupants of the Complex to conform to such Rules and Regulations.

5.5    Safety Appliances

Subject to Landlord's obligations under this Lease, to keep the Premises equipped with all safety appliances (including, without limitation, the sprinkler and fire suppression systems serving the Premises) required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Uses.

5.6    Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant's interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises without first obtaining Landlord's prior written consent, which consent will be governed by the terms and provisions of Section 5.6.2 below if Landlord does not exercise its rights under Section 5.6.1.1 below. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.7 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1
Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Sections 5.6.1.1, 5.6.2 and 5.6.4 below, but subject to the provisions of the first paragraph of Sections 5.6.3 (the first paragraph only) and 5.6.5 below, Tenant shall have the right to assign this Lease or to sublet the Premises in whole or in part, without Landlord's consent, to any other entity (the "Successor Entity") (i) which controls or is controlled by Tenant or Tenant's parent corporation, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Ten ant, or (iv) which purchases all or substantially all of the stock of (or other membership interests in) Tenant or (v) which merges or combines with Tenant; provided, that to the extent Tenant does not remain in existence after an assignment to or other transaction with a Successor Entity, the Successor Entity has a net worth (on a pro forma basis using generally accepted accounting principles consistently applied after giving effect to the merger, consolidation or purchase of assets, stock or other membership interests) reasonably sufficient to perform the obligations of the tenant under this Lease. Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Successor Entity and, following such sublease or assignment, Tenant or such Successor Entity, as the case may be, shall continue to comply with all of its obligations under this Lease, including with respect to the Permitted Uses of the Premises. If any affiliate, parent or subsidiary entity of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) without Landlord's consent pursuant to this Section 5.6.1 shall cease to be such an affiliate, parent or subsidiary entity, such cessation shall be considered an assignment or subletting requiring Landlord's consent. Landlord agrees that the offer and sale by Tenant (or any stockholder of Tenant) of any stock or other membership interests pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 or pursuant to and in accordance with the securities laws of the United States or any foreign country governing publicly traded companies and not in violation of U.S. law, shall not constitute an assignment of this Lease, and shall not require the consent or approval of Landlord. To the extent Tenant remains in existence after the assignment or sublease to a Successor Entity, the continued economic viability of Tenant and the amount of the Security Deposit then being held under this Lease shall be taken into account when evaluating the ability of the assignee or subtenant to perform the obligations of the tenant under this Lease as set forth above.

5.6.1.1
Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet the Premises and this Section 5.6.1.1 is applicable to the proposed transfer, Tenant shall give Landlord a Proposed Transfer Notice (as defined in Section 5.6.3 hereof) and in the event of (x) a proposed assignment of this Lease or (y) a proposed sublease of fifty percent (50%) or more of the Rentable Floor Area of the Premises or (z) a proposed sublease of less than fifty percent (50%) of the Rentable Floor Area of the Premises for all or substantially all of the then remaining Lease Term (which for the purposes hereof shall be defined as any sublease expiring within the last eighteen (18) months of the Term of this Lease), then Landlord shall have the right at its sole option, to be exercised within fifteen (15) business days after receipt of Tenant's Proposed Transfer Notice (the "Acceptance Period"), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than the proposed possession date under Tenant's proposed sublease or assignment, as applicable; provided, however, that (i) upon the termination date as set forth in Landlord's notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date and (ii) Landlord shall, at Landlord's sole cost and expense, remove or close off and secure, in compliance with applicable laws, any internal stairways, doors, or corridors which connect the terminated portion of the Premises from the remainder of the Premises and shall, if applicable, install any separate utility meters, corridors and/or demising walls required to separate and demise the terminated portion of the Premises from the remaining portion of the Premises. In the event Landlord exercises its option to terminate this Lease as to the portion or, if applicable, the entire Premises as and to the extent permitted under this Section 5.6.1.1, then Tenant may rescind its request for Landlord's consent to such transfer by notice to Landlord within ten (10) business days following receipt of Landlord's election to terminate whereupon Landlord's election to terminate this

Lease as to the applicable portion of the Premises proposed to be transferred shall be null and void.

Notwithstanding the foregoing, in the event that Tenant shall only propose to sublease a portion of the Premises, Landlord shall only have the right to so terminate this Lease with respect to the portion of the Premises and for the proposed term of the sublease therefor (if such sublease was for less than all or substantially all of the remainder of the Term) for which Landlord's rights under this Section 5.6.1.1 are or would be triggered (the "Terminated Portion of the Premises") and from and after such termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all (and until the proposed expiration date of the proposed sublease if such sublease was for less than all or substantially all of the remainder of the Term) references in this Lease to the "Premises" or the "Rentable Floor Area of the Premises" shall be deemed to be references to the remainder of the Premises and accordingly Tenant's payments for Annual Fixed Rent and its share of operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises. In the case of an assignment or partial subletting where Landlord has exercised its termination right pursuant to this Section 5.6.1.1, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand therefor, the reasonable costs which Tenant had agreed to pay or perform in connection with Tenant's proposed sublease to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises.

In the event that Landlord shall exercise its termination right hereunder and thereafter relets the portion of the Premises thus recaptured from Tenant (the "Recapture Premises") for all or part of the then-remaining Lease Term (exclusive of any extension options not exercised as of the date of the recapture), Landlord shall pay to Tenant, within fifteen (15) days after receipt by Landlord, an amount equal to fifty percent (50%) of the excess of (i) the fixed rent, additional rent and all other charges and sums actually received by Landlord pursuant to such reletting, after deducting (x) Landlord's architectural, legal and brokerage fees in connection with such reletting and (y) any construction expenses incurred by Landlord in connection with such reletting and the fair market rental value of the Recapture Premises for any period after the recapture and prior to such reletting, over (ii) the Annual Fixed Rent, Additional Rent and other charges that would have been payable by Tenant for the Recapture Premises over the portion of the term of the reletting that falls within the then-remaining Lease Term (exclusive of any extension options not exercised as of the date of the recapture). Landlord shall certify the amounts set forth in subsections (i) and (ii) above to Tenant from time to time (but not more often than monthly) upon written request. Notwithstanding anything contained herein to the contrary, Tenant not be entitled to any sums due under this Section 5.6.1.1 until Landlord has fully recovered or been credited its costs in connection with the reletting at issue and the amount of any excess costs of Landlord may be carried over to a subsequent year(s) and deducted from the reletting revenues for such year(s) until a profit is received. In addition, the terms and provisions of this subparagraph shall not apply (and Tenant shall not be entitled to received any sums hereunder) in the event that the reletting is to a tenant with a significantly different use than the Permitted Uses and/or who is making significant alterations, additions or improvements to the Premises.

In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section 5.6.1.1 the provisions of Sections 5.6.2 - 5.6.5 shall be applicable. This Section 5.6.1.1 shall not be applicable to an assignment or sublease pursuant to Section 5.6.1 or an occupancy permitted pursuant to Section 5.6.6.

5.6.2
Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.1.1, or shall have failed to give any or timely notice under Section 5.6.1.1, then for a period of one hundred twenty (120) days (i) after the receipt of Landlord's notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.1.1 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. It is understood and agreed that Landlord's consent shall be deemed given hereunder in the event that Landlord shall fail to respond to a Proposed Transfer Notice meeting all of the requirements of Section 5.6.3 below within fifteen (15) business days after receipt of a request therefor from Tenant.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)
the proposed assignee or subtenant is a tenant elsewhere in the Complex or is or has been in active negotiation with Landlord for premises elsewhere in the Complex within the six (6) month period prior to the proposed effective date of the assignment or sublease (provided, however, that Landlord may not withhold its consent on this basis if Landlord is unable to satisfy such existing or proposed tenant's need as to size of premises and/or length of term in the Complex), or

(b)
the proposed assignee or subtenant is not of a character consistent with the operation of a first-class office/research and development building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency, unless such agency is currently in occupancy of any portion of the Complex at the time of Tenant' s proposed request for consent), or

(c)
the proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required or the proposed subtenant does not possess adequate financial capability to perform the obligations of the subtenant under the sublease as and when due or required (taking into account in both cases the continued liability of Tenant notwithstanding such transfer), or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)
the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord's Operating Expenses beyond that which Landlord now incurs for use by Tenant (unless Tenant or the proposed assignee or subtenant agrees to pay the excess costs attributable thereto); (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment (unless Tenant or the proposed assignee or subtenant agrees to pay the excess costs attributable thereto); or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be an existing Event of Default (defined in Section 7.1) or there have been three (3) or more Event of Default occurrences of a material nature during the Term, or

(g)	if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)
the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (where such holder has approval rights pursuant to the terms of the mortgage or ground lease), or

(i)
due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space elsewhere in the Complex.

5.6.3
Tenant shall give Landlord notice (the "Proposed Transfer Notice") of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting (or a draft of the proposed assignment or sublease document in close-to-final form), including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, such information as to the proposed assignee's or proposed subtenant's net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.2 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, all other information necessary to make the determination referred to in Section 5.6.2 above and (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.1. In the event that Tenant's Proposed Transfer Notice does not contain the information required hereunder, Landlord shall provide Tenant with written notice setting forth the additional information to be provided by Tenant within five (5) business days after Landlord's receipt of such Proposed Transfer Notice.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant's notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord's consent, the consent shall be deemed null and void and the provisions of Section 5.6.1.1 shall be applicable.

5.6.4
In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof or an occupancy permitted pursuant to Section 5.6.6 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the "Assignment/Sublease Profits" (hereinafter defined actually received by Tenant), if any, shall be paid to Landlord. The "Assignment/Sublease Profits" shall be the excess, if any, of (a) the "Assignment/Sublease Net Revenues" as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The "Assignment/Sublease Net Revenues" shall be the fixed rent, additional rent and all other charges and sums actually received by Tenant either initially or over the term of the sublease or assignment plus all other profits and increases actually received by Tenant as a result of such subletting or assignment, exclusive of amounts paid to Tenant for the purchase or lease of personal property or equipment of Tenant (except to the extent such amounts exceed the fair market value or rental value of the same), after deducting the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, architectural fees, attorneys' fees, moving expenses, brokerage commissions and alteration allowances associated with the subleasing or assignment at issue, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document. Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to any sums due under this Section 5.6.4 until Tenant has fully recovered or been credited its costs in connection with the transfer at issue and the amount of any excess costs of Tenant may be carried over to a subsequent year(s) and deducted from the Assignment/Sublease Net Revenues for such year(s) until a profit is received.

All payments of the Assignment/Sublease Profits due Landlord shall be made within fifteen (15) days of receipt of same by Tenant.

5.6.5
(A)    It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.2 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.1, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be j oint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, and at Landlord's option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant's control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)    Tenant shall pay to Landlord as a fee for Landlord's review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation, within thirty (30) days after receipt of an invoice from Landlord, as Additional Rent, an amount equal to the sum of (i) $150.00 per hour for in-house staff and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request (any such legal fees under subsections (i) or (ii) above in no event to exceed $5,000.00 in connection with any given request for consent).

(C)    If this Lease is assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)    The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1 or 5.6.3 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)    On or after the occurrence of an "Event of Default" (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)    Without limiting Tenant's obligations under Section 5.14, Tenant shall be responsible, at Tenant's sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G)    In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the configuration of both the subleased premises and the remainder of the Premises must comply with applicable Legal Requirements and be approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs (if any) of physically demising the subleased premises (including, without limitation, construction and design costs); and (iii) there shall be no more than three (3) subleases in effect in any single

Building at any given time.

5.6.6
Tenant shall have the right, without the consent of Landlord (but upon reasonable prior notice to Landlord), to permit the use or occupancy of space in the Premises by any affiliate, subsidiary or other related entity of Tenant or, with respect to a portion of the Premises that is not separately demised and consists of not more than 25,000 rentable square feet of the Premises in the aggregate for periods of less than one (1) year at a time, by persons who have an ongoing contractual or other business relationship with Tenant providing for cooperative or collaborative research and development such that such occupants have a reasonable need to work in proximity with Tenant (such persons who shall be permitted to occupy portions of the Premises pursuant to this Section 5.6.6 being referred to individually as a "Permitted Occupant", or collectively as the "Permitted Occupants"); provided that (x) the Permitted Occupants shall use the Premises in conformity with all applicable provisions of this Lease, (y) such occupancy will terminate automatically upon the expiration or earlier termination of this Lease and (z) Tenant shall remain fully liable for the acts or omissions of the Permitted Occupants in the Premises, within the Complex and/or on the Additional Land Areas (as defined in Section 8.27 below).

5.6.7
At the written request of Tenant, Landlord will approve or disapprove of a proposed transferee prior to receiving a final, executed copy of the proposed assignment, sublease and other contractual documents, provided that (i) Landlord has been provided with sufficient information to make such decision, and (ii) any approval by Landlord of a proposed transferee shall be conditioned upon Landlord's subsequent approval of the actual signed assignment, sublease or other contractual documents that are entered into to effectuate the proposed Transfer. Notwithstanding the foregoing, Landlord's approval shall be null and void and deemed withdrawn if Tenant does not, within one hundred twenty (120) days of Tenant's initial request for Landlord's approval, enter into an assignment or sublease upon substantially the same economic and other material terms as were set forth in the documentation previously delivered to Landlord.

5.7    Indemnity; Insurance

(A)    Indemnity. Subject to the limitations of Section 8.4 below and to the provisions of Section 8.19 below, to the maximum extent this agreement is effective according to law and to the extent not resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant agrees to defend with counsel first approved by Landlord (counsel appointed by Tenant's insurance carrier shall be deemed approved by Landlord and for any other circumstances such approval shall not be unreasonably withheld or delayed), save harmless, and indemnify Landlord and Landlord's managing agent, beneficiaries, partners, subsidiaries, officers, directors, agents, trustees and employees (collectively, the "Landlord Parties") from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees) (i) arising from or claimed to have arisen from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant's contractors, licensees, invitees, agents, servants, independent contractors or employees or (b) any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.

(B)    Insurance. To maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, commercial general liability insurance or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord's managing agent (and such persons as are in privity of estate with Landlord and Landlord's managing agent as may be set out in notice from time to time) are named as additional insureds with limits which shall, at the commencement of the Term, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as Landlord may reasonably require provided such higher limits are customarily carried by tenants leasing premises in comparable, first-class office/research and development complexes in the Boston Northwest Suburban Market, and worker's compensation insurance with statutory limits covering all of Tenant's employees working in the Premises. Tenant shall deposit with Landlord on or before the earlier of the date Tenant enters the Premises or the Commencement Date and concurrent with all renewals thereof, certificates for any insurance Tenant is required to maintain under this Lease, in a form reasonably acceptable to Landlord and bearing the endorsement that the insurer will endeavor to provide Landlord with thirty (30) days' written notice prior to cancellation of the policies. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and, upon request, provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least "A-" and are within a financial size category of not less than "Class VIII" in the most current Best's Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

5.8    Personal Property at Tenant's Risk

That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Buildings or on the Site, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except to the extent caused by the gross negligence or willful misconduct of Landlord and except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law. Further, Tenant, at Tenant's expense, shall maintain at all times during the Term of this Lease business interruption insurance and insurance against loss or damage covered by so-called "all risk" type insurance coverage with respect to Tenant's fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant which are removable by Tenant at the end of the Term of this Lease, and other property of Tenant (including, without limitation, the Tenant's Equipment as that term is defined in Section 8.26 below) (collectively "Tenant's Property"). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant's Property. Tenant shall maintain all of its equipment, furniture and furnishings in good order and repair. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant's expense, shall also maintain builder's risk insurance for the full insurable value of such work.

5.9    Right of Entry

To permit Landlord and its agents at reasonable times and upon reasonable prior notice (except in the event of an emergency) (i) to examine the Premises and if Landlord shall be entitled and shall so elect, to make any repairs or replacements Landlord may deem necessary; (ii) to remove, at Tenant's expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and (iii) to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times. Landlord agrees to use commercially reasonable efforts to conduct any such entry under this Section 5.9 in such a manner and at such times so as to minimize any unreasonable interference with Tenant's business operations in the Premises, consistent with the reasons for such entry (Landlord hereby agreeing to use commercially reasonable efforts to schedule any such access hereunder during Tenant's normal business hours and in the presence of a representative of Tenant when feasible, except in the event of an emergency) .

Notwithstanding anything to the contrary set forth above, Tenant may designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of an emergency or in the event of a Landlord inspection (it being understood and agreed that prior to commencing any non emergency inspection of the Secured Areas, Landlord shall be required to demonstrate reasonable grounds therefor), in which latter case Landlord shall provide Tenant with two (2) business days' prior written notice of the specific date and time of such Landlord inspection. If Tenant does designate any such Secured Areas as aforesaid, Landlord shall have no responsibility under this Lease for the provision of any services (other than utility services for which Landlord is responsible under this Lease) to such Secured Areas (including, without limitation, the non-utility services described in Section 4.1 above).

5.10    Floor Load; Prevention of Vibration and Noise

Not to place a load on any floor of the Premises above the ground floor exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Buildings shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.11    Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon Tenant's Property in the Premises to whomever assessed.

5.12 Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations, additions, upgrades or improvements (i) to the Premises, unless the same are required by Legal Requirements that first become applicable to the Complex after the completion of the Base Building Work and the Tenant Improvement Work as a result of or in connection with Tenant's use or occupancy of the Premises for a use other than general office use, (ii) to the Common Areas, the Structural Elements (as defined in Section 4.1.3) or any of the base building systems serving the Complex unless the same are required by Legal Requirements that first become applicable to the Complex after the completion of the Base Building Work and the Tenant Improvement Work as a result of or in connection with Tenant's use or occupancy of the Premises for a use other than general office use or (iii) to the Premises or any component of the Buildings or the Complex, in order to bring the Buildings and/or the Complex into compliance with Legal Requirements of general applicability to the Buildings and/or the Complex that first become applicable to the Complex after the completion of the Base Building Work and the Tenant Improvement Work except to the extent that the non-compliance is triggered by either (x) any alterations, additions or improvements being done by or on behalf of Tenant in the Buildings or on the Site (other than the Tenant Improvement Work) or (y) by Tenant's specific and unique use of the Buildings and/or the Site for other than general office use. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13    Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor (Landlord hereby similarly agreeing to pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

5.14    Alterations

Tenant shall not make alterations and additions to the Premises (including, without limitation, the Additional Land Areas as that term is defined in Section 8.27 below) except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld or delayed. However, Landlord's determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord's sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord's opinion might adversely affect any structural or exterior element of the Buildings, any area or element outside of the Premises, or any facility or base building mechanical or electrical system serving any area of the Buildings outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Buildings or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Buildings or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) except with respect to the Tenant Improvement Work, are inconsistent, in Landlord's judgment, with alterations satisfying Landlord's standards for new alterations in the Buildings. Landlord's review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Buildings and the other requirements of this Lease with respect to Tenant's insurance obligations (herein called "Insurance Requirements") nor deemed a waiver of Tenant's obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord's agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord's interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord's review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $ 150.00 per hour for time spent by Landlord's in-house personnel, plus (ii) third party expenses incurred by Landlord to review Tenant's plans and Tenant's work (provided such third party expenses are reasonable and within market rates, and are accompanied by receipts and invoices). All alterations and additions shall be part of the Building unless and until Landlord shall timely specify the same for removal at the time Landlord approves of such alteration or additions under this Section 5.14 or under Section 3.2(B) above with respect to the Tenant Improvement Work (it being understood and agreed that the removal of any alterations or additions that do no require Landlord's approval shall be subject to the terms of Section 5.14.1 below). All of Tenant's alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and, except as otherwise expressly permitted under Article III above with respect to the Tenant Improvement Work, in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord's general contractor or by contractors or workers first approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Except for work by Landlord's general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material (it being understood and agreed that no such security shall be required to be posted for contracts of less than $50,000.00); and cause each contractor to carry worker's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord and naming and insuring Landlord and Landlord's managing agent as additional insureds and insuring Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and a set of schematic plans, in both print and electronic forms, promptly after any wiring or cabling for Tenant's computer, telephone and other communications systems is installed by Tenant or Tenant's contractor; provided, however, that if the work is not of a nature where as-built plans would customarily be prepared, Tenant shall only be required to prepare and submit the type of plans that would customarily be prepared in connection with such work. Without limiting any of Tenant's obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant (expressly including the Tenant Improvement Work being performed by Tenant under Article III above). Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation; payment for the costs of using Building services (a copy of Landlord's current rules and regulations for construction being attached hereto as Exhibit F-2). Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and promptly (in no event to exceed thirty (30) days) to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Buildings to the extent paid for by Landlord.

5.14.1	Permitted Alterations

Notwithstanding the terms of Section 5.14, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i)    the same are within the interior of the Buildings (or the interior of the Premises from time to time leased by Tenant, if any in the Additional Buildings), and do not affect the exterior of the Buildings (including no signs on windows);

(ii)    the same do not affect the Structural Elements or the base building mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Buildings;

(iii)    the cost of any individual alteration, addition or improvement shall not exceed $25,000.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $250,000.00 in cost; and

(iv)    Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given within thirty (30) days after Landlord's receipt of such plans and specifications, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

In addition, Tenant shall have the right, without obtaining the prior consent of Landlord to from time to time modify the topography of the Additional Land Areas (as defined in Section 8.27 below) and erect temporary structures thereon in order to simulate user environments. This may include, without limitation, bringing sand, dirt, pavement, rubble and rocks to the Additional Land Areas, as well as creating water features, stairs, levels and obstacles on the Additional Land Areas; provided, however, that under no circumstances may Tenant excavate or otherwise dig up any portions of the Additional Land Areas without Landlord's prior written consent (which Landlord may condition on Tenant's expressly acknowledging that it is solely responsible for any Hazardous Materials that are disturbed by Tenant's activities). Tenant's obligation to restore the Additional Land Areas upon the expiration or earlier termination of this Lease shall be as set forth in Section 8.27.

5.14.2    Tenant's Security System

Tenant may install a security system within the Premises, provided such system and its installation (i) shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed (provided Landlord may deny consent to any system which is not compatible with the Complex's overall security and fire safety and life safety systems), (ii) shall be in accordance with all applicable Legal Requirements, and (iii) shall be performed at Tenant's sole expense, and shall otherwise be installed in accordance with the provisions governing alterations under this Lease. Tenant shall have the right, at Tenant's sole cost and expense, to hire and have a security guard stationed at the security desk in the lobby of any Building directly leased by Tenant in its entirety at such times as Tenant shall elect in Tenant's reasonable discretion. Neither party shall have any liability to the other party on account of the failure or neglect of any security guard hired by Tenant to stop or prevent any theft, damage, crime or other intentional wrongdoing of any person in, on or at the Complex.

5.15    Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and, except as expressly provided in Article III above with respect to the Tenant Improvement Work, in such manner as to maintain harmonious labor relations and not to damage the Buildings or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval will not be unreasonably withheld, conditioned of delayed.

5.16    Patriot Act

(A)    As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has not conducted nor will knowingly conduct business or has not engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution or funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 7.1 (a) (iv) of this Lease and shall be covered by the indemnity provisions of Section 5.7 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (A) the phrase "owned or controlled directly or indirectly by any person, group, entity or nation" and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a nationally recognized stock exchange.

(B)    As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OF AC") pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will knowingly conduct business nor has engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, the making or receiving of any contribution of funds, good or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Landlord of the foregoing representatives and warranties shall be covered by the indemnity provisions of Section 4.4 above and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase "owned or controlled directly or indirectly by any person, group, entity or nation" and all similar such phrases shall not include (1) any shareholder of Boston Properties, Inc., (2) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a nationally recognized stock exchange or (3) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

5.17    Signage

(A)    For so long as Tenant directly leases from Landlord a minimum of one (1) full floor in any of the Buildings, Tenant may, at its sole cost and expense (subject to the . payment of the Signage Allowance described in subsection (D) below), install and maintain signage containing Tenant's name and corporate logo in one (1) area to be reasonably agreed upon by the parties in the main lobby of any such Building where Tenant satisfies the minimum leasing requirement described above. In addition, the design, proportions and color of such signage shall be subject to the prior approval of Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Tenant's rights to lobby signage in each of the Buildings under this subsection (A) shall be exclusive for so long as Tenant leases the entire rentable floor area of the applicable Building in its entirety, including in any Additional Buildings leased in their entirety by Tenant and, if not leasing the entirety, Tenant's shall have the non-exclusive right to building-standard    lobby and elevator directory signage and suite entry signage.

(B)    (1)    In the event at the time Tenant exercises its right under this Section 5.17(B)(1), (i) Tenant leases from Landlord a minimum of 100,000 square feet of rentable floor area in the Complex (including the entirety of Building D) and (ii) Tenant has neither assigned this Lease nor sublet more than thirty-three percent (33%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted pursuant to Section 5.6.1 or an occupancy permitted under Section 5.6.6), Tenant shall be permitted, at Tenant's sole cost and expense (subject to the payment of the Signage Allowance described in subsection (D) below), to erect one (l) sign on the exterior facade above the roofline of Building D (the "Route 3 Impact Signage"), which such signage shall contain Tenant's name and logo and shall be in a location first reasonably approved by Landlord. Tenant's right to erect the Route 3 Impact Signage shall be exclusive for so long as Tenant meets the occupancy requirements of this Section 5.17(B)(1).

(2)    In the event that Tenant shall cease to meet the occupancy requirements set forth in subsection (l) above with respect to the Route 3 Impact Signage but shall directly lease from Landlord any of the Buildings or Additional Buildings in their entirety, in lieu of the Route 3 Impact Signage, Tenant shall be permitted, at its sole cost and expense, to erect one (1) sign on a panel to be located on the exterior facade of any of the Buildings or Additional Buildings leased by Tenant in their entirety (the "Panel Signage"), which signage shall contain Tenant's name and logo and shall be in a location first reasonably approved by Landlord. Tenant's right to erect the Panel Signage shall be exclusive with respect to any Building or Additional Building directly leased by Tenant in its entirety.

(3)    In addition to the Route 3 Impact Signage or the Panel Signage, as the case may be, and for so long as Tenant shall directly lease from Landlord the entirety of Building D, Tenant shall be permitted, at its sole cost and expense (subject to the payment of the Signage Allowance described in subsection (D) below), to erect one (1) monument sign at the entrance to Building D (the "Monument Signage"), which signage shall contain Tenant's name and logo and shall be in a location first reasonably approved by Landlord. Tenant's right to erect the Monument Signage shall be exclusive for so long as Tenant directly leases Building D in its entirety.

(4)    The design, proportions and color of all such signage described in this subsection (B) shall be subject to the prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of Landlord and shall be further subject to the requirements of the Zoning By-Law of the Town of Bedford and any other applicable laws and to Tenant obtaining all necessary permits and approvals therefor. Tenant acknowledges and agrees that, except as otherwise provided in this subsection (B) Tenant's right to corporate signage on the Site pursuant to this subsection (B) is not on an exclusive basis and that Landlord may grant other tenants in the Complex the right to maintain signage on the Site; provided, however, that Landlord shall never permit or grant any other tenant or occupant of the Complex the right to install any exterior signage on any of the Buildings or Additional Buildings which are leased entirely to Tenant or to install any exclusive monument signage at the entrance to any of the Buildings or Additional Buildings which are leased entirely to Tenant.

(C)    In the event that at any time during the Lease Term Tenant ceases to meet the applicable occupancy thresholds described in subsections (A) and (B) above, Tenant shall, upon Landlord's written request and at Tenant's sole cost and expense, remove all or any portion of the Tenant's signage described in this Section 5.17 and designated by Landlord for removal and restore any areas of the Buildings affected by the installation and subsequent removal of Tenant's signage. Notwithstanding the foregoing, in the event that Tenant ceases to meet the occupancy threshold under subsection (B)(1) above and Landlord requires that the Route 3 Impact Signage be removed from Building D, Landlord shall perform such removal and restoration work at Landlord's sole cost and expense. In addition, Tenant shall be required at its sole cost and expense to remove all of the Tenant's signage described in this Section 5.17 and restore any areas of the Buildings affected by the installation and subsequent removal of Tenant's signage upon the expiration or earlier termination of the Lease Term.

(D)    Landlord shall provide to Tenant a special allowance of Fifteen Thousand and 00/100 Dollars ($15,000.00) (the "Signage Allowance"). The Signage Allowance shall be used and applied by Tenant solely on account of the purchase and installation of the exterior signage described in subsections (A) and (B) above (the "Signage Work"). Provided that the Tenant (i) has completed all of such Signage Work in accordance with the terms of this Lease, has paid for all of such Signage Work in full, (ii) has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms attached hereto as Exhibit F, (iii) has delivered to Landlord its certificate specifying the cost of such Signage Work and all contractors, subcontractors and supplies involved with Signage Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has satisfied the requirements of (i) through (iii) above and made request for such payment on or before the Commencement Date, (v) there exists no Event of Default under this Lease, and (vi) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant's interest in this Lease or against the Buildings or the Site arising out of Signage Work or any litigation in which Tenant is a party relating to the Signage Work, then within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the amount of the Signage Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Signage Allowance for any purposes other than as provided in this subsection (D), nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to make application of any portion of the Signage Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Signage Work is less than the Signage Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease. Landlord shall use reasonable efforts to cooperate with Tenant in obtaining the proper governmental approvals and permits for Tenant's signage rights under any provisions of this Section 5.17 which require Tenant to seek the necessary governmental approvals and permits for such signage; provided, however that Landlord shall be put to no cost or expense in connection therewith.

(E)    Landlord presently maintains monument signs at the Complex identifying the tenants or occupants thereof and Tenant shall have the non-exclusive right to a listing on each such monument sign (other than those that relate solely to buildings within the Complex in which Tenant does not lease any space), subject to the terms and provisions of this Section 5.17 and subject to Landlord's approval of the final details of such listing, which approval will not be unreasonably withheld, conditioned or delayed.

(F)    Landlord shall not grant any other tenant or occupant of the Complex the right to erect exterior or interior signage on or in any Building or Additional Building directly leased by Tenant in its entirety.

ARTICLE VI

Casualty and Taking

6.0    Landlord's Restoration Estimate

In case during the Lease Term the Buildings or Site (which for the purposes of this Article VI shall expressly include the parking areas of the Complex and Land Recreation Area A, as that term is defined in Section 8.27 below) are damaged by fire or other casualty, Landlord shall within sixty (60) days after the occurrence thereof notify Tenant in writing of Landlord's reasonable estimate of the length of time necessary to repair or restore such fire or casualty damage from the time that repair work would commence ("Landlord's Restoration Estimate").

6.1    Damage Resulting from Casualty

In case during the Lease Term, the Premises or the Site are damaged by fire or other casualty and, if according to Landlord's Restoration Estimate, such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred forty (240) days from the time that repair work would commence, either party may, at its election, terminate this Lease by notice given to the other within thirty (30) days after the date of Landlord's Restoration Estimate, specifying the effective date of termination; provided, however, that (x) Landlord shall only be permitted to terminate this Lease on account of such damage if Landlord terminates the leases of all other tenants in the Complex similarly affected by the casualty (where Landlord has a termination right thereunder) and (y) in the event of damage to a single Building which would in and of itself trigger any termination right under this Section 6.1, this Lease may be terminated by either party (to the extent such party has a termination right hereunder) with respect solely to such damaged Building but not with respect to the other Buildings not similarly affected by the casualty (provided, however, that if Tenant reasonably determines that Tenant is unable to continue to operate its business economically and efficiently within the undamaged portion of the Premises, Tenant may terminate this Lease as to the entire Premises so long as the casualty is of such a magnitude as to trigger a termination right hereunder). The effective date of termination specified by either party hereunder shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last eighteen (18) months of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Buildings or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Buildings as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Buildings (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Buildings in the event of damage thereto (excluding Tenant's Property) into substantially the same condition as existed prior to the damage and a just proportion of the Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises according to the nature and extent of the injury to the Premises shall be abated until the earlier to occur of (i) the date the Premises is substantially restored to the extent required under this Lease and Tenant has had a period of time (in no event to exceed thirty (30) days after Landlord has completed its restoration obligations as aforesaid) to install its furniture, fixtures and equipment, which Tenant agrees to undertake in a reasonably expeditious manner, and (iii) the date Tenant commences business operations in the Premises. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds (provided, however, that if Landlord elects not to expend any sums in excess of the net insurance proceeds, Tenant shall have the right to terminate this Lease as set forth in the immediately following sentence). If such net insurance proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Buildings (and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Buildings (and/or the Site), then Landlord shall give notice ("Landlord's Proceeds Notice") to Tenant within thirty (30) days after the final determination by such mortgagee or ground lessor as to the disbursement of proceeds that Landlord does not elect to fund the amount of deficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant's receipt of Landlord's Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination).

Unless such restoration is (x) commenced within six (6) months from the date of the casualty or taking (except to the extent such restoration work could be completed within the one (1) year period described in subsection (y) below, notwithstanding the fact that it did not commence within six (6) months from the date of the casualty or taking), such period to be subject, however, to extension where the delay in commencement of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond ten (10) months from the date of the casualty or taking) and (y) completed within one (1) year from the date of the casualty or taking, such one (1) year period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such six-month or one-year (as extended) period, as the case may be, until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant's notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord's receipt of Tenant's notice, such restoration is commenced or substantially completed, as the case may be, in which case Tenant's notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used in this Article VI, "Force Majeure" shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord's control or attributable to Tenant's action or inaction; provided, however, that (1) in no event shall Landlord's financial inability constitute a cause beyond Landlord's reasonable control and (2) in order for Landlord to claim the benefit of any delay due to Force Majeure, Landlord shall be required to use reasonable efforts to minimize the extent and duration of such delay and to notify Tenant of the existence and nature of the cause of such delay within a reasonable time after the delay first commences.

6.2    Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Buildings or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, either party may, at its election, terminate the Term of this Lease by notice to the other party given within sixty (60) days after such loss; provided, however that Landlord may not terminate this Lease on account of an uninsured casualty and shall restore the Premises, the Common Areas and the Complex in accordance with the terms of this Lease, if and to the extent such damage would have been covered by the insurance coverages required to be carried by Landlord under this Lease. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3    Rights of Termination for Taking

If (i) the entire Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant's purposes, or (ii) twenty-five percent (25%) or more of the parking areas serving the Complex shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. In the event of a taking of a single Building which would in and of itself trigger any termination right under this Section 6.3, this Lease may be terminated by either party (to the extent such party has a termination right hereunder) solely with respect to the Building that was the subject of the taking but not with respect to the other Buildings not similarly affected by the taking (provided, however, that if Tenant reasonably determines that Tenant is unable to continue to operate its business economically and efficiently with the undamaged portion of the Premises, Tenant may terminate this Lease as to the entire Premises so long as the taking is of such a magnitude as to trigger a termination right hereunder). In addition, Tenant may terminate this Lease if fifty percent (50%) or more of Land Recreation Area A shall be taken and the remaining portion of Land Area Recreation A is insufficient for the Permitted Uses of the Additional Land Areas, as determined by Tenant in its reasonable discretion (taking into account the continued availability of Land Recreation Area B for such purposes). If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. For the purposes hereof, the work "taking" shall mean and refer to the acquisition or taking of property (or any right, title or interest therein) by any governmental or quasi-governmental authority acting under power of condemnation or eminent domain, and shall encompass contested as well as uncontested takings as long as initiated by the applicable governmental or quasi-governmental authority and any conveyances in lieu of an initiated taking.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Buildings, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant's Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it (provided, however, that if Landlord elects not to expend any sums in excess of the net condemnation proceeds, Tenant shall have the right to terminate this Lease as set forth in the immediately following sentence). If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Buildings (and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Buildings (and/or the Site), then Landlord shall give notice ("Landlord's Award Notice") to Tenant within thirty (30) days after the final determination by such mortgagee or ground lessor as to the disbursement of proceeds that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant's receipt of Landlord's Award Notice (the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination) .

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord's Tax Expenses Allocable to the Premises shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant's share of operating costs and Tenant's share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4    Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Building, the Additional Buildings, the Complex and the Site and the leasehold hereby created, or anyone or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant's rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant's usual trade fixtures installed in the Premises by Tenant at Tenant's expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

6.5    Damage to Parking Areas and Land Recreation Area A

Notwithstanding anything contained in this Article VI to the contrary, Tenant shall have no right to terminate this Lease on account of a casualty or taking affecting the parking areas of the Complex unless or until such casualty or taking results in a Parking Shortage (as that term is defined in Section 2.2.1 above). In addition, if such casualty or taking does result in a Parking Shortage, Tenant shall have no right to terminate this Lease under this Article VI notwithstanding that Landlord has been unable to restore such parking areas and eliminate the Parking Shortage within the applicable time periods set forth in this Article VI, if from and after the date on which Tenant's termination right would otherwise have been exercisable Landlord is able to provide Tenant with Alternative Parking in an amount which (together with any parking spaces remaining on the Site after the casualty or taking) would enable Tenant to fully utilize the Number of Parking Spaces provided to it under Section 1.1.

In addition, Tenant shall not have the right to terminate this Lease on account of any casualty or taking affecting Land Recreation Area A to the extent that Tenant no longer had the exclusive right to use Land Recreation Area A under the terms of Section 8.27(A) above at the time of such casualty or taking.

6.6    Allocation of Proceeds Following Termination

In the event that this Lease is terminated (x) by Landlord under Section 6.1 or 6.3 above or (y) by Tenant under the provisions of the fourth (4th) paragraph of Section 6.1 or the second (2nd) paragraph of Section 6.3 above (i.e. on account of Landlord's election not to fund an insufficiency in the insurance proceeds or condemnation award necessary to fully restore the Buildings and/or the Site), Tenant shall be entitled to receive out of the Proceeds or Award Balance (as hereinafter defined) the Book Value of the Tenant Improvement Work (as hereinafter defined); provided, however, that if the sum of the Book Value of the Tenant Improvement Work and the Book Value of the Tenant Allowances (as hereinafter defined) exceed the Proceeds or Award Balance, then the Book Value of the Tenant Improvement Work and the Book Value of the Tenant Allowances shall be proportionately reduced to an amount which, when added together, shall equal the Proceeds or Award Balance and in such event Tenant shall be entitled to receive out of the Proceeds or Award Balance the amount of the Book Value of the Tenant Improvement Work as so reduced. To the extent that the sum of the Book Value of the Tenant Improvement Work and the Book Value of the Tenant Allowances is less than the Proceeds or A ward Balance, Landlord shall be entitled to the entire residual balance thereof.

For the purposes hereof:

(i)
The "Proceeds or Award Balance" shall be the amount, if any, by which the net insurance proceeds or net condemnation award (as applicable) exceeds the total of (x) the portion of the proceeds or award allocable to the Site (i.e. as if the land were unimproved), plus (y) the replacement cost of the Buildings and the Additional Buildings (exclusive of the Tenant Improvement Work), plus (z) all amounts payable to Landlord's mortgagee or ground lessor on account of such casualty or taking.

(ii)
The "Book Value of the Tenant Improvement Work" shall be the then unamortized portion of all costs of construction of the Tenant Improvement Work under Article III above (less the Tenant Allowances), calculated on a straight-line basis over the Original Lease Term and determined as of the date of the casualty or taking.

(iii)
The "Book Value of the Tenant Allowances" shall be the then unamortized portion of the Tenant Allowances, calculated on a straight line basis over the Original Lease Term and determined as of the date of the

ARTICLE VII

Default

7.1    Tenant's Default

(a)	If at any time subsequent to the date of this Lease anyone or more of the following events (herein sometimes called an "Event of Default") shall occur:

(i)
Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after written notice from Landlord thereof; or

(ii)
Landlord having rightfully given the notice specified in subsection(a)(i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)
Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6through 5.6.5 of this Lease and the same continues for fifteen (15)business days after written notice from Landlord thereof; or

(iv)
Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(v)	Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi)
Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due, in all cases which is not dismissed within sixty (60) days after filing; or

(v)
A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) - - then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)
If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)
In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord's expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant's liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant's obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord's control within the Complex shall be deemed to have satisfied Landlord's obligation to use "reasonable efforts" hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Complex, or (iii) lease the Premises for a rental less than the current fair market rent rate then prevailing for similar space in the Complex.

(d)
(i)    Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant for any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time ofthe giving of such notice represents the amount of the excess, if any, of (x) the discounted present value, at a discount rate of six percent (6%) of the total rent and other benefits which would have accrued to Landlord under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above (y) the discounted present value, at a discount rate of six percent (6%), of the then cash rental value (in advance) of the Premises for the balance of the Lease Term.

(ii)    For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant's share of excess taxes, Tenant's share of excess operating costs and Tenant's share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)
In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions, abatements or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting, Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)
The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g)
In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of (x) the Annual Fixed Rent and all Additional Rent payable for the lesser of (i) the twelve (12) months ended next prior to such termination or (ii) the number of months then remaining in the Term of this Lease at the time of such termination, plus (y) the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

7.2    Landlord's Default

Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation; provided that (i) if the alleged breach is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then Landlord shall not be in default if Landlord commences a cure within such thirty (30) day period and diligently thereafter prosecutes such cure to completion, and (ii) in the event of an Emergency (as hereinafter defined), such grace or cure period shall be shortened as reasonably necessary given the scope and nature of the Emergency, provided that such shortened grace or cure period shall only apply to permit the exercise of Tenant's self-help rights under Section 8.17 below (as opposed to determining whether Tenant shall be entitled to exercise any other rights and remedies on account of such failure of performance by Landlord). In the event of a default by Landlord after expiration of applicable notice and cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding indirect or consequential damages. Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any default by Landlord hereunder. The term "Emergency" shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or material damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith. Notwithstanding anything contained herein to the contrary, except to the extent expressly provided in Section 8.17(B) below, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Miscellaneous Provisions

8.1    Extra Hazardous Use

Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Buildings above the standard rate applicable to premises being occupied for the Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2    Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

8.3    Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4    Quiet Enjoyment

This Lease is subject and subordinate to all matters of record as of the date of this Lease. So long as an Event of Default by Tenant is not in existence under this Lease, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interference, disturbance, hindrance or ejection by any person claiming by, through or under Landlord, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord's successors, including ground or master lessees, only with respect to breaches occurring during Landlord's or Landlord's successors' respective ownership of Landlord's interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord's then equity interest in the Complex (including the rents and other income, insurance proceeds and condemnation awards therefrom) at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord's interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord's managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord's interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord's managing agent to respond in monetary damages from Landlord's assets other than Landlord's equity interest aforesaid in the Building, but except as expressly provided in this Lease to the contrary, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case ofa wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same.

In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord or Tenant under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease.

8.5    Notice to Mortgagee and Ground Lessor

After receiving notice (together with an address for notices to be sent) from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord's defaults by such holder or ground lessor within the time periods permitted for a cure by Landlord under this Lease shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term "mortgage" includes a mortgage on a leasehold interest of Landlord (but not one on Tenant's leasehold interest).

8.6    Assignment of Rents

With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect, or upon foreclosure of such holder's mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord's position hereunder by such ground lessor.

In no event shall the acquisition of title to the Buildings and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Buildings or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the rights of Tenant under this Lease upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant's obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor by notice sent to Tenant or by termination of the lease by such purchaser-lessor.

8.7    Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8    Brokerage

(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers including the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers including the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord's selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

8.9    Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this

Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10    Provisions Binding, Etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11    Recording; Confidentiality

Landlord and Tenant agree, not to record the within Lease, but simultaneously with their execution and delivery of this Lease to execute and deliver a Notice of Lease in the form attached hereto as Exhibit L. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant's employees, brokers, agents, partners, lenders, accountants and attorneys and like parties who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. In connection with the foregoing, it is acknowledged and agreed that Tenant will be required by applicable governmental regulations to disclose this Lease in its public filings with the United States Securities and Exchange Commission.

8.12 Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case maybe:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease, with a copy to Landlord, Attention: General Counsel at the same address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises, with a copy to Tenant, Attention: General Counsel at the same address (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord's managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney by or on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13    When Lease Becomes Binding

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

8.14    Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

8.15    Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site, the Buildings, or the Complex, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided, however, that in consideration of and as a condition precedent to Tenant's agreement to subordinate this Lease with respect to mortgages hereafter placed on the Site shall be the receipt of a commercially reasonable non-disturbance agreement from and wherein the applicable mortgagee expressly recognizes the rights of Tenant under this Lease (including the right to use and occupy the Premises and to lease additional premises at the Complex) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant's obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. Tenant hereby appoints such mortgagee (from time to time) as Tenant's attorney-in-fact to execute such subordination upon default of Tenant in complying with such mortgagee's (from time to time) request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and, provided Tenant has received the non-disturbance agreement required under this Section 8.15, Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord shall obtain and deliver to Tenant, as a condition of the effectiveness of this Lease, a non-disturbance agreement from the current mortgagee of the Premises and/or the Complex as of the date of this Lease, which said non-disturbance agreement shall be in the form attached hereto as Exhibit M (as the same may be modified by such changes as Tenant may request and such mortgagee may approve).

Landlord represents and warrants to Tenant that Landlord is the fee simple owner of the Complex and, as of the date hereof, the Complex is not subject to any ground lease or overlease.

8.16    Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will within fifteen (15) business days after such request furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Buildings, the Site and/or the Complex or any potential purchaser of the Premises, the Buildings, the Site and/or the Complex, (each an "Interested Party"), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. At Tenant's request, Landlord shall similarly within fifteen (15) business days after Tenant's request, furnish to Tenant a commercially reasonable statement with similar types of information as set forth above, which statement may be relied upon by any actual or prospective assignee, subtenant, lender or purchaser of Tenant.

In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant's obligations under this Lease, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years to the extent available and maintained by Tenant, except that so long as Tenant's stock is publicly traded on a national exchange that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord.

Landlord shall keep any non-public information provided by Tenant pursuant to this Section 8.16 confidential, and shall not disclose the same other than (i) to Landlord's officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding.

Any such status statement or financial statement delivered by Tenant pursuant to this
Section 8.16 may be relied upon by any Interested Party.

8.17 Self-Help

(A)    If an Event of Default of Tenant is in existence and continuing, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act as is reasonably deemed necessary. All sums so paid by Landlord (together with interest at the Default Rate (as defined in Section 8.22 below) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B)    In the event that Landlord shall be in default in the performance of any of Landlord's obligations under this Lease beyond the expiration of the applicable notice and cure periods provided in Section 7.2 above, then if Landlord or the holder of any such mortgage (at the option of such mortgagee) fails to (i) commence to cure such default within the time periods specified in said Section 7.2 and (ii) thereafter prosecute such cure to completion with due diligence given the nature thereof, then thereafter at any time prior to Landlord's or such mortgagee's commencing such cure or subsequent to Landlord or such mortgagee commencing such cure if Landlord or such mortgagee has not prosecuted such cure to completion with due diligence given the nature of such cure,

Tenant may, but need not (and without limitation of any other rights and remedies to which Tenant may be entitled under this Lease, at law or in equity on account of such default of Landlord), perform such obligation and charge the reasonable cost thereof to Landlord; provided, however, that in the case of emergency repairs (i) such notice by Tenant to Landlord and such mortgagee need not be in writing, and (ii) Tenant may make such emergency repairs and charge the reasonable cost thereof to Landlord if either Landlord or such mortgagee has not made such emergency repairs within a reasonable time after such notice. All sums so paid by Tenant (together with interest at the Default Rate) and all costs and expenses in connection with the performance of any such act by Tenant shall be payable to Tenant immediately on demand. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant's demand therefor (such demand to include reasonable evidence of the costs so incurred by Tenant), and Landlord has not, within ten (10) business days of its receipt of Tenant's demand, given written notice to Tenant objecting to such demand and submitting the same to arbitration under Section 8.31 below (or if Landlord has timely disputed Tenant's demand, has submitted such dispute to arbitration in accordance with said Section 8.31 and has thereafter failed to pay Tenant the amount of any final, unappealable arbitration award against Landlord within thirty (30) days after the issuance thereof) then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Fixed Rent and Additional Rent payable under this Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than ten percent (10%) of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent in equal monthly amounts over the balance of the remainder of the Lease Term.

8.18    Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant's hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant's hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Buildings or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

8.19    Non-Subrogation

Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received under such insurance policy and to the extent of any deductible maintained by such party in excess of $25,000.00. In addition, this waiver of rights by the parties shall apply to, and be for the benefit of, the Landlord Parties and the Tenant Parties, as applicable.

8.20    Extension Option

(A)    On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described applicable option to extend and as of the commencement of the Extended Term in question (i) there exists no monetary or other material Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has not sublet more than fifty percent (50%) of the Rentable Floor Area of the Premises (except for a subletting permitted without Landlord's consent under Section 5.6.1 hereof or any occupancy permitted under Section 5.6.6 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for two (2) periods of five (5) years each as hereinafter set forth. Each option period is sometimes herein referred to as an "Extended Term." Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option (although the absence of any construction or other refurbishment allowance from Landlord for the Extended Term shall be a factor considered by all parties in determining the

Prevailing Market Rent under this Section 8.20 and Exhibit H).

(B)    If Tenant desires to exercise its applicable option to extend the Term, then Tenant shall give notice to Landlord, not earlier than sixteen (16) months nor later than twelve (12) months prior to the expiration of the Lease Term (as it may have been previously extended hereunder) of Tenant's request for Landlord's quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term, which quotation Landlord shall deliver to Tenant in writing within fifteen (15) business days after receipt of Tenant's request. If at the expiration of thirty (30) days after the date when Tenant receives Landlord's quotation of the proposed Annual Fixed Rent as aforesaid (the "Negotiation Period"), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the applicable Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the "Broker Determination") of the Prevailing Market Rent (as defined in Exhibit H) for the applicable Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the applicable Extended Term shall be the greater of (a) ninety-five percent (95%) of the Prevailing Market Rent (as defined in Exhibit H) as determined by the Broker Determination or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such Extended Term. If Tenant shall have failed to timely request the Broker Determination, then the Annual Fixed Rent for the applicable Extended Term shall be as set forth in Landlord's original quotation.

(C)    Upon the giving of notice by Tenant to Landlord exercising Tenant's option to extend the Lease Term in accordance with the provisions of Section 8.20(B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 8.20; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option, and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Term hereof

8.21 Security Deposit

(A)    Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Two Million and 001100 Dollars ($2,000,000.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 8.21 and subject to the provisions of subsection (B) below, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the "Letter of Credit"). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor's Professional Rating Service of BBB- or a comparable minimum rating from Moody's Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit G, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord's managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, and (v) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant's failure to provide the same within ten (10) business days following Landlord's written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit and hold the proceeds as a cash security deposit under this Lease. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic one (1) year renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a "Renewal Presentation Date"). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant's security deposit, subject to the terms of this Section 8.21. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord's damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord's other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B)    Landlord shall return the security deposit to Tenant in accordance with the schedule set forth below (or if such deposit is in the form of a Letter of Credit, Landlord shall either exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated below and otherwise in strict conformity with the requirements herein or accept and consent to an amendment to the existing Letter of Credit which reduces the amount thereof to the amount required below) if as of each Scheduled Reduction Date set forth below (i) Tenant has met the corresponding Total Stockholder Equity Threshold and Prior Twelve Month Total Revenue Threshold, (ii) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace (provided that such return or reduction shall be made upon the curing of any such default), and (iii) there have been no more than four (4) monetary and other material Event of Default occurrences during the Term (subsections (i), (ii) and (iii) being hereinafter referred to as the "Reduction Conditions").

Scheduled Reduction Date	Reduction Amount	Remaining Security Deposit	Total Stockholder Equity Threshold	Prior Twelve Month Total Revenue Threshold

3/1/10	$250,000.00	$1,750,000.00	$99,800,000.00	$250,000,000.00

3/1/11	$250,000.00	$1,500,000.00	$104,800,000.00	$250,000,000.00

3/1/12	$250,000.00	$1,250,000.00	$110,000,000.00	$275,000,000.00

3/1/13	$250,000.00	$1,000,000.00	$115,500,000.00	$275,000,000.00

3/1/14	$250,000.00	$750,000.00	$121,300,000.00	$300,000,000.00

3/1/15	$250,000.00	$500,000.00	$127,400,000.00	$300,000,000.00

If Tenant believes that it has satisfied all of the Reduction Conditions, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such Reduction Conditions have been satisfied and shall be accompanied by appropriate documentation evidencing the same. If Landlord determines that all of the Reduction Conditions are met, the security deposit shall be so reduced in accordance with this Section 8.21(B). No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord's prior written notice or consent to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord's receipt of Tenant's request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section 8.21(B), and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

In connection with the foregoing, it is understood and agreed that:

(i)
The Total Stockholder Equity and Prior Twelve Month Total Revenue shall be determined based on the information contained in the audited annual financial statements set forth in Tenant's Form 10-K Annual Report filed with the Securities and Exchange Commission for the most recent fiscal year immediately preceding the Scheduled Reduction Date at issue (it being understood and agreed that if Tenant ceases to be a publicly-held company whose shares are traded on a national stock exchange, Tenant shall provide Landlord with a certified copy of its most recent audited annual financials statements at the time it submits its request for reduction as set forth above, and the foregoing thresholds or their reasonable equivalents shall be determined based on such audited annual financial statements).

(ii)
To the extent that Tenant fails to meet the applicable Total Stockholder Equity Threshold and/or Prior Twelve Month Total Revenue Threshold for a given Scheduled Reduction Date, such Scheduled Reduction Date and all of the Scheduled Reduction Dates thereafter shall be postponed for one (1) year. By way of example, if on March 1, 2010 Tenant does not have $99,800,000.00 in Total Stockholder Equity and $250,000,000.00 in Prior Twelve Month Total Revenue, Tenant shall not be entitled to a return of a $250,000.00 portion of the security deposit until March 1,2011 (assuming the foregoing thresholds have been met) and on March 1,2012 Tenant shall be entitled to a return of another $250,000.00 portion of the security deposit only ifit has $104,800,000.00 in Total Stockholder Equity and $250,000,000.00 in Prior Twelve Month Total Revenue.

Any disputes under this Section 8.21(B) as to whether or not the Reduction Conditions have been satisfied may be resolved by arbitration under Section 8.31 below.

(C)    Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 8.21, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

8.22    Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the "Outstanding Amount") on or before the date on which the same first becomes payable under this Lease (the "Due Date"), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) three percent (3%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate (the "Default Rate") equal to the lesser of (i) the rate announced by Bank of America, N .A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease per calendar year provided that Landlord receives such payment from Tenant within five (5) business days after the Due Date.

8.23    Tenant's Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (l0) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant's sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant (or such longer period of time as provided to Tenant under Section 2.6.1 above to the extent that the item of Additional Rent in question is covered by Tenant's audit rights as set forth in said Section 2.6.1), then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord's consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

8.24    Waiver of Trial By Jury

Landlord and Tenant each hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant's use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

8.25    Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts without regard to conflict of law principles, as the same may from time to time exist.

8.26    Tenant's Equipment

(A) Subject to the terms and provisions of this Section 8.26, Tenant shall be permitted to install (x) telecommunications equipment, television antennas, related receiving equipment, related cable connections and other related telecommunications equipment (collectively, the "Telecom Equipment") and (y) HVAC equipment and any and all related equipment to accommodate Tenant's excess HVAC requirements (collectively, the "HVAC Unit") in a location or locations on the rooftop of any of the Buildings in which Tenant directly leases Premises from Landlord in an area to be mutually agreed upon the parties, provided that (i) such installation and the operation thereof shall not cause any measurable interference with any existing communication equipment in the Complex, and (ii) such installation does not adversely affect the structural elements or the visual aesthetic of the Buildings as determined by Landlord in its sole discretion. In addition, Landlord shall have the option upon notice to Tenant to relocate the Telecom Equipment and/or the HVAC Unit to other areas on the rooftop of the Buildings at Landlord's sole cost and expense and so long as such relocation does not materially adversely affect Tenant's use of the Premises. Tenant shall have no right to license, sublease, assign or otherwise transfer its rights to install and use Telecom Equipment and the HVAC Unit on the Buildings and/or the Site (other than to an assignee or subtenant permitted or consented to under this Lease). Landlord hereby reserves the right (at its sole discretion) to install and to permit others to install, use and maintain telecommunications equipment, antennas and similar installations on the rooftop of the Buildings and elsewhere on the Site provided that any agreement with a third party granting the right to install telecommunications equipment subsequent to the Commencement Date hereof shall contain language prohibiting interference with Tenant's Telecom Equipment then existing and shall provide Landlord with a termination right if such interference is not remedied after a reasonable period of time. If measurable interference shall occur, Tenant shall provide notice thereof to Landlord and Landlord shall use reasonable efforts to cause the same to be remedied, however, if despite such efforts the same are not remedied within a period reasonably necessary to cure such interference, Landlord shall exercise the termination right set forth in its agreement with such interfering party.

(B) Subject to the provisions of this Section 8.26, Tenant shall have the right to install a generator, related connections and a diesel fuel tank or similar fuel storage compartment (collectively, the "Generator") in an area on the Site to be mutually agreed upon by Landlord and Tenant (it being understood and agreed that the Generator may not be installed on the roof of any of the Buildings or on Land Recreation Area B, as that term is defined in Section 8.27 below).

(C) Tenant's use of the Telecom Equipment, the HVAC Unit and the Generator (collectively, the "Tenant's Equipment") shall be upon all of the conditions of the Lease, except as modified below:

(i)
It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing the Tenant's Equipment. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate any portion of the Tenant's Equipment until Tenant shall have obtained Landlord's prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant's plans and specifications therefor. Landlord shall inform Tenant at the time of its review of the plans and specifications for the Generator whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

(ii)
Landlord shall have no obligation to provide any services to the Tenant's Equipment, provided Tenant shall have the right to connect Tenant's Equipment to existing base building utility systems, subject to Landlord's right to reasonably approve such connections. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 8.26, arrange for all utility services required for the operation of the Tenant's Equipment.

(iii)
Tenant shall have no right to make any changes, alterations or other improvements to the Tenant's Equipment without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall have the right to maintain and make repairs to the Tenant's Equipment.

(iv)	Tenant shall be responsible for the cost of repairing any damage to the Complex caused by the installation, use and removal of the Tenant's Equipment.

(v)
Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Complex) shall have the right to connect to the Tenant's Equipment other than Tenant.

(vi)
To the maximum extent permitted by law, Tenant's use of the Tenant's Equipment shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant's Equipment is damaged for any reason.

(vii)
Landlord shall have the right, upon no less than ninety (90) days notice to Tenant and at Landlord's sole cost and expense, to relocate portions of the Tenant's Equipment to another area within the Complex reasonably acceptable to Tenant. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant's business operations. Any such relocation by Landlord shall not independently (i.e., in the absence of another cause) be deemed to constitute a failure of electric supply under Section 4.2(C) above.

(viii)
In addition to the indemnification provisions set forth in this Lease (which shall be applicable to the Tenant's Equipment), Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from the installation, use or removal of the Tenant's Equipment.

(C)    Tenant shall, at its sole cost and expense, secure the approvals of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals for the Tenant's Equipment, and shall provide Landlord with copies of such approvals and permits prior to commencing any work with respect thereto. In addition, Tenant shall be solely responsible for all costs and expenses in connection with the installation, maintenance, use and removal of the Tenant's Equipment, except that Tenant will not be obligated to pay Landlord any rental for that portion of the Buildings and/or the Site on which the Tenant's Equipment is located. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Generator with a service provider reasonably acceptable to Landlord. Tenant shall have access to those portions of the Buildings and/or the Site on which the Tenant's Equipment is located for the purposes of inspecting, repairing, maintaining and replacing the same, subject in all events to Landlord's reasonable rules and regulations regarding such access (it being understood and agreed, without limiting the generality of the foregoing, that access to the rooftops of the Buildings is controlled by Landlord).

8.27    Land Recreation Space

(A)    For so long as (i) Tenant directly leases from Landlord at least 150,000 square feet of rentable floor area, (ii) there have been no more than four (4) monetary or other material Event of Default occurrences during the Term, (iii) this Lease is still in full force and effect, and (iv) Tenant has not assigned this Lease (except for an assignment under Section 5.6.1 above or any occupancy permitted under Section 5.6.6 above), Tenant shall have the exclusive right to use the portion of the Site shown on Exhibit I-I attached hereto (such area being hereinafter referred to as "Land Recreation Area A") for the Permitted Uses of the Additional Land Areas set forth in Section 1.1. Landlord agrees, at its sole cost and expense, to construct a fence and gate in the areas shown on Exhibit I-I to segregate Land Recreation Area A from the remainder of the parking area in that portion of the Complex.

Notwithstanding the foregoing, in the event that Tenant shall cease to directly lease Building E in its entirety but shall continue to directly lease Buildings C and D in their entirety, Tenant shall have the right to use only that portion of Land Recreation Area A as shown on Exhibit I-I attached hereto as the "Reduced Land Recreation Area A" for the purposes described in this Section 8.27 (it being understood and agreed that (x) the remainder of Land Recreation Area A may be used by Landlord for any purpose so long as Tenant is still provided with access to the Reduced Land Recreation Area A and (y) Landlord shall at its sole cost and expense construct or relocate a fence and gate to segregate Reduced Land Recreation Area A from the remainder of Land Recreation Area

A).

(B)    (1)    For so long as (i) Tenant directly leases from Landlord at least 75,000 square feet of rentable floor area, (ii) there have been no more than four (4) monetary or other material Event of Default occurrences during the Term, (iii) this Lease is still in full force and effect, and (iv) Tenant has not assigned this Lease (except for an assignment under Section 5.6.1 above or a permitted occupancy under Section 5.6.6 above), Tenant shall have the exclusive right to use the area adjacent to the Site shown on Exhibit 1-2 attached hereto (such area being hereinafter referred to as "Land Recreation Area B" and collectively with Land Recreation Area A as the "Additional Land Areas") for the Permitted Uses of the Additional Land Areas set forth in Section 1.1. Notwithstanding the foregoing, in the event that Tenant shall meet the requirements of subsections (ii) - (iv) above but shall directly lease from Landlord less than 75,000 square feet of rentable floor area, Tenant shall still have the right to use Land Recreation Area B on an exclusive basis but Tenant shall be required to pay to Landlord, as Additional Rent, its pro rata share of the rent payable to MHD under the MHD Lease (as those terms are defined in subsection (B)(2) below) in the inverse proportion that the rentable floor area of the remainder of the Premises then leased by Tenant bears to the

Rentable Floor Area of the Premises originally set forth in Section 1.1 above (e.g., if Tenant is directly leasing 50,000 square feet of rentable floor area, then Tenant shall pay two-thirds of the rent associated with the MHD Lease).

(2)    In connection with the foregoing, it is understood and agreed that Land Recreation Area B is located on property owned by the Massachusetts Highway Department ("MHD") and is the subject of a lease (the "MHD Lease") between MHD and Landlord, a copy of which is attached hereto as Exhibit J. On or before the Commencement Date, Landlord shall, at Landlord's sole cost and expense, install a fence around Land Recreation Area B of a type, quality and in a location selected by Landlord (it being understood and agreed that if Tenant wants to install additional screening, it shall be done at Tenant's sole cost and expense and shall be undertaken in accordance with the terms and provisions of the MHD Lease). Tenant acknowledges and agrees that the MHD Lease provides, among other things, for a term of five (5) years with one (1) five (5) year renewal option, and accordingly that the term of the MHD Lease will expire prior to the expiration of the Original Term of this Lease (Landlord making no representation about its ability to negotiate for any further extension of the MHD Lease beyond the original 5- year term and 5-year extension option period). Tenant shall have the right to direct Landlord to exercise or not exercise the renewal option available to Landlord under the MHD Lease; provided, however, that if Tenant directs Landlord not to exercise the renewal option, Landlord shall nonetheless have the right to exercise the same, in which event (x) Tenant shall have no right to use Land Recreation Area B under this Section 8.28 from and after the expiration of the initial lease term under the MHD Lease and (y) Tenant shall not be required to pay any costs and expenses associated with Land Recreation Area B as part of Landlord's Operating Expenses Allocable to the Premises or otherwise (unless and only to the extent that Land Recreation Area B is used as a parking area serving the tenants of the Complex and the costs of maintaining the same are chargeable to the tenants of the Complex as a part of Landlord's Operating Expenses under Section 2.6 above). For so long as Tenant shall have the right to use Land Recreation Area B and shall actually be using the same in accordance with the terms and provisions of this Section 8.27 (B), Landlord covenants and agrees: (i) to comply with all of the terms and obligations of Landlord, as tenant, under the MHD Lease; (ii) not to act or omit to act in any manner that would result in a default of Landlord, as tenant, under the MHD Lease; and (iii) not to voluntarily terminate or surrender the MHD Lease without Tenant's prior written consent, which consent shall be in Tenant's sole and unfettered discretion. Tenant covenants and agrees not to use Land Recreation Area Bin any manner that would be in violation of the terms and provisions of the MHD Lease or would cause Landlord to be in default of its obligations thereunder (it being understood and agreed that Landlord shall in no way be liable to Tenant for any breach of the covenants of Landlord set forth in the immediately preceding sentence or in the event that the MHD Lease is terminated as the result of any failure by Tenant to comply with the terms and provisions of the MHD Lease as applicable to Tenant's use of Land Recreation Area B).

(3)    In the event that Tenant is prevented from using (and in fact ceases to use) Land Recreation Area B as the result of either (x) a default by MHD under the MHD Lease or (y) a casualty or taking affecting Land Recreation Area B, Landlord shall use commercially reasonable efforts to enforce the terms of the MHD Lease. To the extent that the foregoing condition continues for a period of more than thirty (30) days and that Landlord is no longer required to make payments to MHD under the MHD Lease on account thereof, Landlord shall pay to Tenant an amount equal to the monthly payment Landlord would have otherwise been required to pay under the MHD Lease for each month for the period from and after the thirty-first (31st) day that Tenant is unable to use Land Recreation Area B as aforesaid until the first to occur of such time as (1) the condition causing the same has been cured, (2) Landlord has obtained rights to an alternative parcel of land to be substituted for Land Recreation Area B (as set forth below) or (3) Tenant has terminated this Lease (as set forth below).

In addition, if Tenant is prevented from using (and in fact ceases to use) Land Recreation Area B as the result of the circumstances described in subsections (x) or (y) of the immediately preceding paragraph for a period of eleven (11) consecutive months after Landlord's receipt of written notice of such condition from Tenant, then Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)Said notice shall be given after said eleven (11) month period.

(ii)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)	If said condition is remedied on or before the date thirty (30) days after the receipt of such notice, said notice shall have no further force and effect.

(iv)
If said condition is not remedied on or before the date thirty (30) days after the receipt of such notice, this Lease shall terminate as of said effective date, and the Annual Fixed Rent and Additional Rent due under this Lease shall be apportioned as of said effective date.

Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease in the event that Landlord has made available to Tenant another parcel of land consisting of one and one-half (1 Y2)acres or more and located within a ten (10) mile radius of the Complex, which may be used by Tenant for all of the same purposes as Land Recreation Area B hereunder (Landlord hereby acknowledging that Landlord shall be solely responsible for all costs associated with obtaining the rights to such alternative parcel, notwithstanding that such costs may exceed what would have been payable under the MHD Lease, provided that Tenant shall still be responsible for any costs that Landlord is otherwise entitled to pass through to Tenant on account of Land Recreation Area B in accordance with Section 2.6 above). In the event any zoning relief or changes need to be obtained for such alternate land in order to permit Tenant's use of the same for the same purposes as Land Recreation Area B, Landlord shall be responsible, at Landlord's sole cost and expense, for obtaining any and all of such necessary zoning relief and/or changes.

The remedies set forth in this Section 8.27(B)(3) shall be Tenant's sole remedies for the events described herein.

(C)    Landlord shall deliver possession of the Additional Land Areas in the condition required under this Lease to Tenant in the condition required by this Lease on or before the Commencement Date. Except as expressly provided in subsection (B) above, Tenant shall not be required to pay any rent or use and occupancy charge with respect to the Additional Land Areas (provided, however, that Tenant shall be required to pay all maintenance costs and real estate taxes associated therewith as part of Operating Expenses Allocable to the Premises under Section 2.6 above). The Additional Land Areas shall be deemed to be a part of the Premises for the purposes of the covenants and agreements of Tenant under Article V of this Lease; provided, however, that Tenant shall not have the right to assign its rights under this Section 8.27 or to sublease all or any portion of the Additional Land Areas, other than in connection with an assignment or sublease under Section 5.6.1 above or a permitted occupancy under Section 5.6.6 above. Without limiting the generality of the foregoing, it is expressly understood and agreed that the indemnification provisions of Section 5.7 of this Lease shall be deemed to include any claims, liabilities, damages and expenses, including reasonable attorney's fees, relating to, or claimed to relate to, Tenant's use of the Additional Land Areas (including, without limitation, any claims that may arise under the MHD Lease). In addition, in the event that Tenant shall cease to meet the respective requirements set forth in subsections (A)

and (B) above, Landlord shall have the right to require Tenant to discontinue its use of Land Recreation Area A and/or Land Recreation Area B, as applicable, and to yield up such area to Landlord in the condition required by Section 5.2 above (provided, however, that Tenant shall not have any obligation to remove any pavement or fences installed by or on behalf of Tenant in either of the Additional Land Areas, so long as Tenant delivers such areas to Landlord in a level condition).

8.28    Tenant's Expansion Rights: Buildings F, G and H

(A)    On the conditions (which conditions Landlord may waive by written notice to Tenant at any time), that as of both the time that any portion of the RFO Premises (as hereinafter defined) becomes available for reletting (as hereinafter defined) and as of the commencement date of Tenant's leasing of such portion of the RFO Premises: (i) Tenant directly leases from Landlord at least 75,000 square feet of rentable floor area, (ii) no monetary or other material Event of Default of Tenant exists and there have been no more than two (2) monetary or other material Event of Default occurrences during the Lease Term, (iii) this Lease is still in full force and effect, and (iv) Tenant has neither assigned this Lease nor sublet more than fifty percent (50%) of the Total Rentable Floor Area of the Buildings (except for an assignment or sublease under Section 5.6.1 above or an occupancy permitted pursuant to Section 5.6.6 above), Tenant shall have a right of first offer ("Right of First Offer") to lease the RFO Premises, as hereinafter defined.

For the purposes hereof, the "RFO Premises" shall be defined as any and all space in Buildings F, G and H of the Complex as and when such space becomes available for reletting (as hereinafter defined); provided, however, that Landlord shall have the right to reconfigure portions of the RFO Premises (e.g. to subdivide an existing space or to combine several spaces to create one larger space) prior to offering the same to Tenant hereunder if in Landlord's reasonable judgment such reconfiguration is necessary or desirable to create a commercially rentable layout.

(B)    When any portion of the RFO Premises becomes available for reletting, as hereinafter defined, Landlord shall notify Tenant ("Landlord's RFO Premises Notice") of the availability of such space, which notice shall contain the size, configuration, location and date of availability of such RFO Premises, the Annual Market Rent, and the other business terms upon which Landlord is willing to so lease such space. The net effective rental rate set forth in Landlord's RFO Premises Notice expressed by the (i) Annual Market Rent for the RFO Premises quoted by Landlord, (ii) amount of Base Taxes and Base Operating Expenses, (iii) free rent or "build-out" period, if any, after the commencement of the lease term, (iv) tenant improvement allowance, if any, and (v) length of the lease term, shall hereinafter be referred to as "Landlord's Offered Rental Terms."

For the purposes hereof:

(1)
The "Annual Market Rent" shall be the annual fair market rent for such space as of the date when the same becomes available for reletting, based upon the use of such space as first class office/research and development space utilizing properties of similar character within the Boston Northwest Suburban Market.

(2)
RFO Premises shall be deemed "available for reletting" when Landlord, in its sole judgment, determines that the then current tenant of the RFO Premises will vacate the RFO Premises at the expiration or earlier termination of such tenant's lease.

In connection with the foregoing, it is understood and agreed that Tenant's rights under this Section 8.28 shall be subject and subordinate to the rights of the existing tenants in Buildings F, G and Has of the date of this Lease (the "Existing Tenants") as set forth on Exhibit 0 attached hereto (the terms of any leases with the Existing Tenants, including, but not limited to, the original terms thereof and options to extend the terms thereof contained in lease documents executed prior to the date hereof are hereinafter individually and collectively called the "Existing Leases").

(C) If Tenant wishes to exercise Tenant's Right of First Offer, Tenant shall do so, if at all, by giving Landlord notice ("Tenant's RFO Exercise Notice") of Tenant's desire to lease either:

(i)	the entire amount of space designated in Landlord's RFO Premises Notice;
or

(ii)
in the case of Building F only, a portion of the space designated in Landlord's RFO Premises Notice containing not less than 10,000 contiguous rentable square feet of floor area of the RFO Premises; or

(iii)	in the event that Landlord designates the entirety of Building G, a portion thereof consisting of one (1) full floor of the Building; or

(iv)	in the event that Landlord designates the entirety of Building H, a portion thereof consisting of one (1) full floor of the Building.

within ten (10) business days after receipt of Landlord's RFO Premises Notice, time being of the essence. Tenant shall in Tenant's RFO Exercise Notice specify whether it shall be leasing the applicable portion of the RFO Premises for (1) the lease term specified in Landlord's RFO Premises Notice or (2) a lease term that is coterminous with the Term of this Lease with respect to the original Premises (it being understood and agreed that if less than thirty-six (36) months then remain in the Lease Term at the time Tenant delivers the Tenant's RFO Exercise Notice and Tenant desires that the lease term with respect to the RFO Premises be coterminous with the Lease Term with respect to the original Premises and if such period is shorter than the lease term offered in Landlord's RFO Premises Notice, Tenant must simultaneously exercise its extension option under Section 8.20 with its exercise of its rights under this Section 8.28 and that if no such extension option is then available to Tenant then the term with respect to the RFO Premises shall automatically be as specified in Landlord's RFO Premises Notice) (the lease term as determined under subsection (1) or (2) being hereinafter referred to as the

"Designated RFO Lease Term"). In the event that Tenant shall elect to lease less than the entirety of the space designated in Landlord's RFO Notice in accordance with subsections (ii), (iii) and/or (iv) above, (x) the part of the RFO Premises not accepted by Tenant shall be in a commercially rentable configuration, (y) Tenant shall pay all costs and expenses associated with subdividing and separately physically demising the portion of the RFO Premises accepted by Tenant from the remainder of the RFO Premises and (z) Tenant acknowledges that the rentable floor area of the portion of the RFO Premises accepted by it and other economic terms associated therewith may be reasonably adjusted based on the conversion of the Building from a single-tenant to a multi-tenant building. In addition to the requirements set forth in the immediately preceding sentence, in the event that Landlord has offered the entirety of Building H to Tenant and Tenant exercises its rights hereunder only with respect to one (1) full floor of Building H in accordance with subsection (iv) above, Landlord shall have a period of ninety (90) days from the date of Tenant's RFO Exercise Notice to negotiate with prospective third-party tenants for a lease of the entirety of Building H and if Landlord shall sign a letter of intent with a third-party tenant for the entirety of Building H within said ninety (90) day period, then Tenant's RFO Exercise Notice shall be deemed null and void and of no further force or effect (it being understood and agreed that if Landlord shall not sign a letter of intent with a third party tenant for the entirety of Building H within said ninety (90) day period, then Tenant shall proceed to lease the portion of Building H designated in Tenant's RFO Exercise Notice in accordance with the terms and provisions of this Section 8.28).

If Tenant shall give a Tenant's RFO Exercise Notice the same shall constitute an agreement to enter into an instrument in writing to lease the RFO Premises identified in Tenant's RFO Exercise Notice within a reasonable time period after receipt of a first draft of such amendment to this Lease adding the RFO Premises to the Premises upon all of the same terms and conditions in this Lease, except to the extent inconsistent with the provisions of this Section and except that (x) the Annual Fixed Rent shall be equal to the Annual Market Rent as quoted by Landlord, (y) the lease term with respect to the RFO Premises shall be the Designated RFO Lease Term, and (z) the lease amendment shall also reflect such other business terms as were set forth in Landlord's RFO Premises Notice.

(D)    If Tenant shall not timely exercise its rights under this Section 8.28 within such period (or if Tenant shall timely exercise such right to lease only with respect to a portion of the RFO Premises in accordance with the provisions of subsections (C)(ii), (iii) and (iv) above), time being of the essence in respect to such exercise, Landlord shall be free to lease the RFO Premises (or that portion of the RFO Premises not accepted by Tenant in Tenant's RFO Exercise Notice in accordance with the provisions of subsections (C)(ii), (iii) and (iv) above) for two hundred seventy (270) days after the date of Landlord's RFO Premises Notice for a net effective rental rate which is not less than 90% of Landlord's Offered Rental Terms contained in Landlord's RFO Premises Notice without again offering such space to Tenant for lease; provided, however, that (i) Landlord shall reoffer the applicable RFO Premises to Tenant in accordance with the terms and provisions of this Section 8.28 if (a) Landlord does not so lease such space during such two hundred seventy (270) day period, or (b) if Landlord proposes to lease such space in larger or smaller increments, or (c) if Landlord proposes to lease such space during such two hundred seventy (270) day period for a net effective rental rate which is less than 90% of Landlord's Offered Rental Terms contained in Landlord's RFO Premises Notice, and (ii) the terms of this Section 8.28 shall continue to apply to the remainder of the RFO Premises, if any, not included in Landlord's RFO Premises Notice and to RFO Premises included in Landlord's RFO Premises Notice and not leased by Tenant which is subsequently leased to another tenant in accordance with this Section 8.28 and thereafter becomes available for reletting.

(E)    If Tenant shall exercise any such Right of First Offer and if, thereafter, the then occupant of the RFO Premises with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution of eviction proceeding within sixty (60) days after the date on which the hold-over commences, but shall not require the taking of any appeal) to evict such occupant from such space and to recover from such occupant any Hold-Over Premium (as defined below) payable by such occupant. In such event, the commencement of the term of Tenant's occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); except that if such hold over exceeds sixty (60) days, then Tenant may cancel the exercise of its option to lease such portion of the RFO Premises by giving to Landlord a written cancellation notice (provided, however, that if Landlord delivers such RFO Premises to Tenant on or before the date thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect).

Alternatively, in lieu of canceling the exercise of such option, Tenant shall have the right to require

Landlord to pay to Tenant the net (i.e. net of the costs and expenses, including, attorneys' fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Landlord from such hold-over occupant relative to periods from and after the sixty-first (61st) day of any hold-over, when and if Landlord receives any such payment. For the purposes hereof, the term "Hold-Over Premium" shall be defined as the amount (if any) which a hold-over occupant of any portion of the RFO Premises is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant's lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy.

In the event that Tenant elects to cancel its exercise of its option hereunder as the result of a holding over by the existing occupant of the applicable portion of the RFO Premises, Landlord shall reoffer the space to Tenant at such time as the hold-over tenant is evicted from the space upon the same terms and conditions as set forth in Tenant's RFO Exercise Notice with respect to such space (and otherwise in accordance with the terms and provisions of this Section 8.28).

(F)    Landlord shall use reasonable efforts to keep Tenant informed with semi-annual written updates of the expected availability of the leaseable areas in Buildings F, G and H; provided, however, that Landlord's failure to provide such updates shall in no way be deemed to be a default of Landlord under this Lease or otherwise give rise to any liability on Landlord's part.

8.29    Tenant's Expansion Rights: Buildings A and B

(A)    As long as (i) Tenant directly leases from Landlord at least 150,000 square feet of rentable floor area, (ii) no monetary or other material Event of Default of Tenant exists and there have been no more than two (2) monetary or other material Event of Default occurrences during the Lease Term, (iii) this Lease is still in full force and effect, and (iv) Tenant has neither assigned this Lease nor sublet all or any portion of the Premises (except for an assignment or sublease under Section 5.6.1 above or any occupancy permitted pursuant to Section 5.6.6 above), Landlord agrees not to enter into a lease or letter of intent with a third party to lease all or any portion of Building B during the period commencing on the date of this Lease and expiring on March 31, 2008 (the "Lock Out Period").

(B)    Landlord agrees that if at any time during the Term of this Lease from and after (i) the date hereof with respect to Building A and (ii) the expiration of the Lock-Out Period with respect to Building B, Landlord estimates that it will be entering into a letter of intent with a third party within fifteen (15) business days to lease all or any portion of Buildings A or B (the "First Refusal Space") then, provided that, (i) Tenant directly leases from Landlord at least 150,000 square feet of rentable floor area, (ii) there exists no monetary or other material Event of Default and there have been no more than two (2) monetary or other material Event of Default occurrences during the Term, (iii) this Lease is still in full force and effect and (iv) Tenant has neither assigned this Lease nor sublet more than twenty-five percent (25%) of the Total Rentable Floor Area of the Buildings of the Premises (except for an assignment or sublease permitted under Section 5.6.1 above or an occupancy permitted pursuant to Section 5.6.6 above), Landlord shall give notice of the availability of such space to Tenant and the business terms which Landlord is willing to lease such space to said third party tenant ("Landlord's Submitted Offer").

(C)    Tenant shall have the right to accept Landlord's Submitted Offer by giving Landlord notice ("Tenant's RFR Exercise Notice") of Tenant's acceptance within ten (10) business days after its receipt of Landlord's Submitted Offer and, if so accepted, Landlord and Tenant shall endeavor to execute, within thirty (30) days after Tenant's RFR Exercise Notice, an amendment to this Lease incorporating the First Refusal Space into the

Premises upon the terms contained in Landlord's Submitted Offer and otherwise as substantially the same terms and conditions as contained in this Lease; provided, however, that the failure of the parties to so enter into such amendment with the aforesaid 30-day period shall not negate the exercise by Tenant of its rights under this Section 8.29 and Tenant shall be deemed to be leasing the applicable First Refusal Space on the terms and provisions set forth in Landlord's Submitted Offer.

(D)    If at the expiration often (10) business days after Tenant's receipt of Landlord's Submitted Offer, Tenant shall not have accepted Landlord's Submitted Offer by timely delivering Tenant RFR Exercise Notice, time being of the essence in respect to all of the same, Landlord shall be free for one hundred eighty (180) days after the date of Landlord's Submitted Offer to consummate a lease for the First Refusal Space subject to Landlord's Submitted Offer upon terms no less favorable to the Landlord than contained in Landlord's Submitted Offer without again offering such space to Tenant for lease, it being agreed that if Landlord does not so lease such First Refusal Space during such one hundred eighty (180) day period or if Landlord proposes to lease such First Refusal Space upon terms less favorable to Landlord than contained in Landlord's Submitted Offer during such one hundred eighty (180) day period, the terms of this Section shall continue to apply to such First Refusal Space subject to Landlord's Submitted Offer. The right under this Section 8.29 is granted to Tenant to become effective from time to time as and when Landlord anticipates leasing any First Refusal Space, and said right may become effective more than once during the Lease Term, as it may be extended.

(E)    If Tenant shall accept Landlord's Submitted Offer as provided above and if, thereafter, the then occupant of the space with respect to which Tenant shall have so accepted Landlord's Submitted Offer wrongfully fails to deliver possession of such space at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution thereafter of eviction proceedings within sixty (60) days after the date on which the hold over commences, but which shall not require the taking of any appeal) to evict such occupant from such additional space and to recover from such occupant any Hold-Over Premiums payable by such occupant. In such event, commencement of the term of Tenant's occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of such additional space is delivered to Tenant. The failure of the then occupant of such space to so vacate shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); except that if such hold over exceeds sixty (60) days, then Tenant may cancel the exercise of its option to lease such portion of the First Refusal Space by giving to Landlord a written cancellation notice (provided, however, that if Landlord delivers such First Refusal Space to Tenant on or before the date thirty (30) days after

Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect).

Alternatively, in lieu of canceling the exercise of such option, Tenant shall have the right to require Landlord to pay to Tenant the net (i.e. net of the costs and expenses, including,attorneys' fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Landlord from such hold-over occupant relative to periods from and after the sixty-first (61 st) day of any hold-over, when and if Landlord receives any such payment.

In the event that Tenant elects to cancel its exercise of its option hereunder as the result of a holding over by the existing occupant of the applicable portion of the First Refusal Space, Landlord shall reoffer the space to Tenant at such time as the hold-over tenant is evicted from the space upon the same terms and conditions as set forth in Landlord's Submitted Offer with respect to such space (and otherwise in accordance with the terms and provisions of this Section 8.29).

(F)    Landlord shall use reasonable efforts to keep Tenant informed with semi-annual written updates of the expected dates of availability of the leaseable areas in Buildings A and B; provided, however, that the failure of Landlord to provide such updates shall in no way be deemed to be a default of Landlord under this Lease or otherwise give rise to any liability on Landlord's part.

(G)    Notwithstanding anything contained in this Section 8.29 or in Section 8.28 above to the contrary, in the event that Tenant directly leases from Landlord less than 150,000 square feet of rentable floor area but more than 100,000 square feet of rentable floor area, Tenant shall no longer have a right of first refusal under this Section 8.29 with respect to Buildings A and B but such space shall thereafter become part of the RFO Premises under Section 8.28 above; provided, however, that in the event the entirety of Building A is offered to Tenant under Section 8.28, Tenant shall have the right to either accept Building A in its entirety or to accept only one full floor of Building A.

8.30    Waiver of Landlord' s Lien

From time to time upon Tenant's reasonable written request, Landlord agrees to furnish Tenant or any vendor or other supplier under any conditional sale, chattel mortgage or other security arrangement, any consignor, any holder of reserved title or any holder of a security interest, with a waiver of Landlord's lien upon Tenant's trade fixtures, furnishings, signs, equipment, machinery, inventory and personal property in or on the Premises, which such lien waiver shall be in the form attached hereto as Exhibit N.

8.31    Arbitration

Any disputes (i) under Section 2.6.1 above as to whether Tenant has overpaid or underpaid Operating Expenses Allocable to the Premises and/or Landlord's Tax Expenses
Allocable to the Premises relating to matters in excess of One Hundred Thousand and
00/100 Dollars ($100,000.00), (ii) under Section 8.17(B) above as to whether Landlord is required to reimburse Tenant for costs incurred by Tenant in connection with the exercise of its self-help rights and/or (iii) under Section 8.21(B) above as to whether or not the Reduction Conditions have been satisfied, shall be submitted to arbitration in accordance with the provisions of applicable Massachusetts state law, as from time to time amended.
Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association's office in Boston, Massachusetts. Any award of an arbitrator rendered hereunder shall be subject to confirmation and entry of judgment thereon in any court of competent jurisdiction sitting in Suffolk or Middlesex Counties, Massachusetts, and the parties hereby consent to the jurisdiction of such court. The costs and administration expenses of each arbitration hereunder and their apportionment between the parties shall be borne equally by the parties, and each party shall be responsible for its own attorneys' fees and expert witness fees. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Lease during the pending of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

8.32    Temporary Space

Upon reasonable prior notice from Tenant to Landlord, Landlord agrees to provide Tenant with temporary space (the "Temporary Space") on either the second floor of Building A or the second floor of Building B of a size and in a location to be mutually agreed upon by Landlord and Tenant for a period of time commencing no earlier than sixty (60) days from the date of Tenant's notice requesting that the Temporary Space be made available and expiring on the Commencement Date of this Lease. Tenant's occupancy of the Temporary Space shall be subject to all of the terms and conditions of this Lease to the extent appropriate, except that (i) Annual Fixed Rent for the Temporary Space shall be payable at the annual rate equal to the product of (x) $4.00 and (y) the rentable floor area of the Temporary Space, (ii) for the purposes of determining Tenant's payments on account of Landlord's Operating Expenses under Section 2.6 above and Landlord's Tax Expenses under Section 2.7 with respect to the Temporary Space, the "Rentable Floor Area of the Premises" shall be deemed to be the rentable floor area of the Temporary Space and (iii) the Temporary Space shall be delivered to Tenant in its "as is" condition and no improvement allowance or brokerage commission shall be payable with respect thereto. In addition, it is acknowledged and agreed that if Tenant shall elect to lease any Temporary Space hereunder, Tenant shall be occupying such Temporary Space while Landlord is proceeding with components of the Base Building Work in Buildings A and B and accordingly that Tenant shall use and occupy the Temporary Space in such as manner as to minimize any unreasonable interference with Landlord's performance of the Base Building Work.

(signatures on next page)
EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:		LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP

		By:	Boston Properties, Inc., its general partner
By: --/s/ James Rosen Name: James Rosen Title: Senior Vice President, Development

TENANT

ATTEST:
By:		By:	/s/ Colin Angle
Name:		Name:	Colin Angle
Title:	Secretary or Assistant Secretary	Title:	President or Vice President

Hereto duly authorized
By:
Name:
		Title:	Treasurer or Assistant Treasurer
Hereto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

Those certain parcels of land (with the buildings thereon) situated in Bedford, Middlesex County, Massachusetts bounded and described as follows:

PARCELS 1 and 2

Two certain parcels of land situated in Bedford, Middlesex County, Massachusetts, shown as Lot
1 and 2 on a plan entitled “Plan of Land in Bedford, Mass." dated March 1, 1962 by Raymond C. Pressey, Inc., recorded with Middlesex South District Deeds as Plan No. 487 of 1962 in Book
10022, Page 278, and together bound and described as follows:

SOUTHWESTERLY	by Crosby Road by three lines measuring respectively two hundred eighty-three and 011100 (283.01) feet, twenty-one and 271100 (21.27) feet and four hundred eighty-three and 43/100 (483.43) feet; thence

SOUTHERLY	by said Crosby Road by a curved line, one hundred nineteen and 361100 (119.36) feet; thence

SOUTHEASTERLY
SOUTHERLY and
SOUTHWESTERLY
by said Crosby Road by several lines measuring respectively two hundred ninety-three and 04/100 (293.04) feet, three hundred fifty three and 041100 (353.04) feet and two hundred twenty and 97/100 (220.97) feet; thence

NORTHEASTERLY	by the parcel marked "Reserved for Town of Bedford" on said plan, sixteen hundred forty-six and 81/100 (1646.81) feet; and thence

NORTHWESTERLY
by land now or late of The Worcester Corp., by two lines measuring respectively 305.23 feet and 294.24 feet and by land now or late of Douglas by two lines measuring respectively 170.33 feet and 64.34 feet, to the place of beginning.

For Title see Deed recorded with the Middlesex South District Registry of Deeds in Book 12926, Page 233.

PARCEL 3

A certain parcel of land situated in said Bedford, shown on a plan of land in Bedford, Mass.Dated June 5, 1961 by Raymond C. Pressey, Inc., Registered Land Surveyors, recorded with Middlesex South District Registry of Deeds at the end of Book 9844, bounded and described as follow:

SOUTHWESTERLY	by Crosby Road, two hundred ninety-eight and 63/100 (298.63) feet;

NORTHWESTERLY	by land now or formerly of the Worcester Corporation, two hundred nine and 95/100 (209.95) feet;

NORTHEASTERLY	by land now or formerly of the Worcester Corporation, two hundred fifty and 57/100 (250.57) feet; and

SOUTHEASTERLY	by land now or formerly of Sinbad Realty Corporation by two lines respectively measuring one hundred seventy and 33/100 (170.33) feet and sixty-four and 341100(64.34) feet.

Containing approximately 60,951 square feet of 1.4 acres according to said plan.

For Title see Deed from Cecil N. Douglas and Priscilla M. Douglas recorded with the Middlesex
South District Registry of Deeds in Book 13539, Page 732.

PARCEL 4

All right, title and interest in and to (i) that portion of Crosby Road described in that certain Deed (a) recorded with the Middlesex South District Registry of Deeds in Book 14013, Page 486 and (b) filed with the Middlesex South Registry District of the Land Court as Document No. 599584 as to which Certificate of Title No. 161163 in Registration Book 936, Page 13 was issued; and
(ii) such other applicable portions of Crosby Road abutting the westerly boundaries of Parcels 1,
2 and 3.

Parcels 1, 2, 3 and 4 are subject to and together with the benefit of easements, agreements restrictions, rights of way and takings of record at said Registry of Deeds and Registry District if and to the extent in force and applicable.

EXHIBIT B-1

LANDLORD'S BASE BUILDING WORK

A.    Building Exterior

(1)
All existing bronze colored insulated glass units at Buildings A, B, C, D, E & G will be removed and replaced with new, Low-E, insulated glass units. Caulking and glazing gaskets will be replaced as required.

(2)
Existing 36" high x 68" wide windows located at the first floor of Building C & D will be replaced with full-height, inoperable, aluminum-framed, insulated windows. Windows at sensitive locations such as restrooms or water main equipment locations will be frosted. The number and location of first floor windows is as follows:

Location	Number of Windows
Building C - North Elevation	13
Building C - South Elevation	22
Building D - North Elevation	1
Building D - West Elevation	21
Building D - South Elevation	12

(3)	All exterior metal elements including window frames and existing storefront entrances will be painted.

B.    Building D Entrance Lobby

Landlord will renovate the main entrance at the southwest comer of Building D as illustrated schematically in the attached renderings. Interior elements included in the renovation are as follows:

(1)
Existing stair railing to be replaced with painted metal and glass railing of a similar finish to that designed by ADD Inc. at 14 Crosby Drive and installed in 2005. The gypsum enclosure below the stair is to be removed and the structure revealed. The stair tread is to be covered with new carpet.

(2)	The brick planter between the upper and lower lobby is to be removed and replaced with painted metal and glass railing of similar design to the stair rail.

(3)	Floor finishes in the lower lobby are to be a ceramic tile mutually agreed upon by Boston Properties and iRobot (Allowance: $30psfInstalled).

(4)	Floor finishes in the upper lobby and on the stair are to be carpet mutually agreed upon by Boston Properties and iRobot (Allowance: $30per yard Installed).

(5)	Remaining dry-wall elements (i.e. the lower lobby east wall) are to be painted a mutually agreeable color.

(6)
New recessed ceiling lighting is to be provided at the upper and lower level lobby. Junction boxes will be provided at the drop ceiling area in the center of the lower lobby and above the reception desk.

(7)	The two-story, north wall of the upper lobby is to be drywall with standard latex painted finish (two-coats).

(8)	iRobot is responsible for interior furniture, millwork, reception desk, etc.

C.    Landscaping

The landscaping and sidewalks at the entrance to Building D (Southwest corner) will be replaced to allow for integrated pedestrian access from the visitor parking and employee parking areas.

D.    Elevators

A new two-stop hydraulic elevator will be installed in the southern end of Building D in a location mutually agreed upon by Boston Properties and iRobot and located generally adjacent to the renovated entrance lobby and iRobot reception area. The elevator will have a standard cab and be manufactured by Otis, Thyssen Krup, or equal.

Existing freight elevator at Building E will be upgraded to include an automated door opener.

E. Roofing

(1)    A new EPDM roofing system with a 10-year warranty is to be installed at Building C.

(2)
Six months after installation of the new roof top units, Boston Properties will conduct an infrared test on roofs at D and E to confirm roofing performance on these buildings and repair any potential defects.

F.    Heating, Ventilation, and Air Conditioning

(1)
Two new rooftop units are to be provided at Building C and one new rooftop unit at Building D. Rooftop units to be Mammoth, AAON, or equal. Rooftop units will be sized to service one floor in each building at a ratio of 300SF/ton.

(2)	Control units for the existing building management system will be expanded to incorporate the building rooftop units.

(3)
Duct work for new units will be stubbed into the respective ceiling plenums of the first and second floor to allow for iRobot to connect their distribution ductwork. No more than 5 feet of horizontal duct will be provided.

G: Electrical Systems

New electrical panel will be provided at Building D.

H. Common Area Amenities

(1)	Boston Properties will construct a common interior corridor from Building C to A for access to new common area amenities in Building A.

(2)
A new fitness center will be built within Building A including restrooms, showers, and a locker-room area. The finishes and equipment will be of similar quality to other fitness centers built and managed by Boston Properties in our suburban assets (i.e. Prospect Place, Waltham-Weston Corporate Center).

(3)	The existing cafeteria facility in Building A will painted and new carpet will be installed in the seating area.

EXHIBIT C

LANDLORD'S SERVICES

I.	CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday (starting at or after 6pm), exclusive of holidays, Saturdays and Sundays.

A.    OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.    Vacuuming, damp mopping of resilient floors and trash removal (nightly M-F).

2.    Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place). Hand dust all horizontal surfaces with treated cloths to include exposed furniture, office equipment, window sills, door ledges, chair rails, baseboards, convector tops, etc. within normal reach (minimum 1 x week).

3.    High dusting and dusting of vertical blinds to be rendered as needed (minimum 1 x year).

B.    LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.    Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work (nightly M-F).

2.    Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary (nightly M-F).

3.     High dusting to be rendered as needed (minimum 1 x year).

4.     Wash down interior walls and partitions (monthly).

C.    WINDOW CLEANING
All exterior windows shall be washed on the inside and outside surfaces at a frequency necessary to maintain a first class appearance (minimum 1 x year).

D.     PUBLIC AREAS

•	Spot clean entrance doors/all glass at interior doors (nightly).

•	Vacuum all carpets and walk-off mats (nightly).

•	Damp mop all resilient floors (nightly).

•	Clean & sanitize all drinking fountains (nightly).

•	Spray Buff or high-speed burnish all resilient floors if required by manufacturer specifications (weekly).

•	Vacuum passenger elevator in Building D and wipe down all surfaces

(every other night).

•	Sweep all stairways (weekly).

•	Police Tenant designated smoking area every other day or night.

E. GENERAL

Landlord shall provide the following special services, for which Tenant shall pay all costs and a fee equal to fifteen (15%) of such costs:

•	Strip and wax all resilient tile floors (one time per year).

•	Shampoo all carpeting (one time per year).

•	Wash down and sanitize Coffee Station(s) and Breakroom counters and sinks
(weekly).

II.	HVAC

A.
Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system's ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant's expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

1.	Cooling season indoor temperature of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperature is 91 degrees Fahrenheit ambient.

11.	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperature is 6 degrees Fahrenheit ambient.

B.
Landlord shall provide heating, ventilating and air conditioning as normal seasonal charges may require during the hours of 7am to 9pm Monday through Friday (legal holidays in all cases excepted) at Tenant's expense.

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord's best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage.

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electrical power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacle for the typical office space.

B.	Landlord will furnish and install at Tenant's expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at the Tenant's expense.

IV.	ELEVATORS

Landlord will provide passenger elevator service in Building D and freight elevator service in Building D and E.

V.	WATER

Landlord will provide hot water for lavatory purposes and cold water for drinking, lavatory, and toilet purposes.

VI.	SECURITY

Landlord will provide, through a third party security services contactor, random security patrols of the building perimeter and parking areas during non-business hours.

EXHIBIT E
FORM OF COMMENCEMENT DATE AGREEMENT
DEC LARA TION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this _ day of	200_, by and between	_
(hereinafter "Landlord") and	(hereinafter "Tenant").

1.	This Agreement is made pursuant to Section of that certain Lease dated , between the parties aforenamed as Landlord and Tenant (the "Lease").

2.	It is hereby stipulated that the Lease Term commenced on , (being the
"Commencement Date" under the Lease), and shall end and expire on ___unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:
By: Name: Title:
TENANT: ATTEST:

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized
(CORPORATE SEAL)

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF SUFFOLK
On this        day of        , 200_, before me, the undersigned notary public, personally appeared                , proved to me through satisfactory evidence of identification, which were                , to be the person whose name is signed on the preceding or attached document in my presence.
NOTARY PUBLIC
My Commission Expires:
COMMONWEALTH OF MASSACHUSETTS

COUNTY OF
On this _    day of        , 200_, before me, the undersigned notary public, personally appeared proved to me through satisfactory evidence of identification, which were                .~to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the documents are truthful and accurate to the best of [his ] [her] knowledge and belief.
NOTARY PUBLIC
My Commission Expires:

EXHIBIT F-l

FORMS OF LIEN WAIVERS

CONTRACTOR'S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF	Date:
COUNTY	Application for Payment No.:

OWNER:
CONTRACTOR:
LENDER / MORTGAGEE:	None

1. Original Contract Amount:	$
2. Approved Change Orders:	$
3. Adjusted Contract Amount:	$
(line 1 plus line 2)
4. Completed to Date:	$
5. Less Retainage:	$
6. Total Payable to Date:	$
(line 4 less line 5)
7. Less Previous Payments:	$
8. Current Amount Due:	$
(line 6 less line 7)
9. Pending Change Orders:	$
10. Disputed Claims:	$

The undersigned who has a contract with _________________________ for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in _______________ (city or town), _______________ County, and owned by _______________ upon receipt of $ _______________ in payment of an invoice/requisition/application for payment dated _______________ does hereby:

(a)
waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

(b)
subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this _________ day of _________ , 20__.

WITNESS:	CONTRACTOR:

Name:	Name:
Title:	Title:

SUBCONTRACTOR'S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys' fees), liens and/or claims oflien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project. This document is to take effect as a sealed instrument.

Signed under the penalties of perjury as of this _________ day of _________ , 20__.

SUBCONTRACTOR:	Signature and Printed N arne of Individual Signing this Lien Waiver

WITNESS:

Name:
Title:

Dated:

CONTRACTOR'S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL PAYMENT

Commonwealth of Massachusetts	Date:
COUNTY OF	Invoice No.:

OWNER:
CONTRACTOR:
PROJECT:	None

1. Original Contract Amount:	$
2. Approved Change Orders:	$
3. Adjusted Contract Amount:	$
4. Sums Paid on Account of Contract Amount	$
5. Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorney's fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively "Releasees") from and against any and all claims, losses, damages, actions and causes of action (collectively "Claims") which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

Signed under the penalties of perjury as a sealed instrument as of this ______ day of ___________________.

Corporation
By:
Name:
Title:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On this ____ day of ___________, 20__, before me, the undersigned notary public, personally appeared ____________________, proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as _______________ for _______________, a corporation/partnership voluntarily for its stated purpose,

NOTARY PUBLIC
My Commission Expires:

EXHIBIT F-2

CONSTRUCTION RULES AND REGULATIONS

Boston Properties

Suburban

Building Rules and Regulations
For
Renovation / Construction Projects

Regulations for Building Improvements and Renovations
INTRODUCTION

The following regulations have been developed to ensure that modifications or improvements to the buildings and/or building systems and equipment are completed to Boston Properties quality standards while maintaining a level of safety consistent with industry standards.

These regulations are not intended to be all inclusive with regard to the design and renovation of any building, or installation of any building systems and equipment, nor are they intended to replace and/or reduce any national, state or local code or regulations that may be in effect at the time of design, construction and/or installation. The purpose of this document is to provide standard operating procedures for contractors while working in Boston Properties Buildings, and in some cases to clarify some issues regarding optional design methods.

In addition to the codes, standards, regulations and other design considerations referenced in this document, the designer/engineer of record and/or the applicable contractor is expected and responsible to ensure that all code and regulatory requirements are met. If there is a conflict between this document and any national, state or local code or regulatory requirements, it is the responsibility of the applicable contractor and/or the designer/engineer of record to bring them to the attention of Boston Properties Management.

These regulations apply to all modifications and improvements within any building, or to building systems and equipment, at all Boston Properties facilities and all contractors working therein.

PREREQUISITES
PLAN SUBMITTAL & REVIEW

A full set of plans (wet signed/stamped) is to be submitted to Boston Properties, Inc. for review and written approval to proceed prior to start of work. Plan review may take approximately two to four weeks depending upon project scope. A complete set of as-builts, and an electronic CAD Disk is to be submitted to the management office upon projection completion.

Boston Properties specifically denies any liability in connection with the approval of plans. The review of plans and/or specifications by Boston Properties and/or their insurers, consultants or other representatives, does not imply that any plans so reviewed comply with applicable laws, ordinances, codes, standards or regulations.

CITY PERMITS/CERTIFICATES

Copies of all relevant permits (demolition, building, electrical, plumbing, etc ... ) must be submitted to Boston Properties, Inc. prior to start of work. Note that the city or town requires a separate permit for both low and high voltage wiring. Upon completion of project, copies of all completed permits as well as certificate of occupancy (if applicable) are to be submitted to Boston Properties, Inc.

INSURANCE REQUIREMENTS

•	Certificates of insurance, as detailed below, must be submitted to Boston Properties before any work is started.

•
All policies (except for workers' compensation coverage) shall be endorsed to name the entities listed on Attachment A "Owner Entities", their subsidiaries, officers, agents and employees and any owner entity specified by Owner, as additional insured as respects to the work being performed at the property. The endorsement shall further provide that additional insureds shall not be affected by any breach by the Contractor of any provision of said policy.

•	All policies of insurance shall be with an insurance company with a current A.M. Best Rating of A-VIII or better; and licensed to do business in the Commonwealth of Massachusetts.

•	All policies shall contain a minimum of 30 days notice of cancellation.

•	Contractor shall furnish certificates of insurance prior to the start of the work and provide renewal certificates within 60 days prior to the expiration of the policies.

•	All insurance policies shall include a clause stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against the Owner Entities.

•
Listed below are the required standard policy coverages and limits (provided, however, should these coverages differ from the coverages required in any contract you have with Owner, the amounts in such contract shall prevail).

A.	Workers' Compensation	Statutory limits
B.	Employers' Liability	$1,000,000
C.	Commercial General Liability including Contractual Liability:
	General Aggregate	$2,000,000
	Products/Completed Operations Aggregate	$2,000,000
	Each Occurrence	$1,000,000
	Personal & Advertising Injury	$1,000,000
	Medical Payments (per person)	$5,000
	Evidence of Products/Completed Operations coverage must be shown for a minimum of two years following completion of work
D.	Automobile Liability	$1,000,000
	Umbrella/Excess Liability:
E.	General Aggregate	$5,000,000
	Each Occurrence	$5,000,000

•
Contractor shall ensure that all sub-contractors and sub-sub-contractors also maintain the same insurance requirements and coverage's as required in any contract with Owner or otherwise as referenced above, including naming the additional insured on their respective liability policies.

•	List of additional insureds is per specific locations and can be identified on Attachment "A" attached.

LICENSES
Licensed trades must provide copies of current licenses.

OWNER APPROVAL
Municipality may require written owner approval. Such applications must be submitted to the management office before start of work. Allow five days for processing owner approval applications.

WRITTEN SCHEDULE/PROJECT COORDINATION
General contractor must submit a written schedule to the Construction Management or Property Management office to accommodate staff/tenant notification. Any schedule modifications must be brought to the attention of the management office as soon as possible. Project coordination must be accomplished in conjunction with Boston Properties' Construction Management office at 781-530-1900 or the Property Management offices in Waltham at 781-530-1900. Emergency assistance may be coordinated through Boston Properties' Tenant Control Center at 877-297-4411.

ON-SITE REQUIREMENTS

BUILDING ACCESS

Access to the building is gained via the main entrance twenty-four hours per day seven days per week with prior written approval from Boston Properties, Inc. Access information is to be provided to Boston Properties, Inc. by the tenant. Written access approval will be posted at the security desk. Access to building will be denied if Boston Properties' written approval is not posted. (If applicable)

Vendor will be required to sign into the building log upon arrival. In Cambridge, Security will issue "contractor" badge to vendor. "Contractor" badge must be worn on the vendor's person while on site. Security will direct vendor to appropriate floor/location and provide access as needed. Upon departure, vendor will be required to sign out of the building log and return the "contractor" badge to security personnel. In all other suburban facilities contractors are required to have their own form of visible identification i.e. card or shirt.

LOADING DOCK ACCESS

The loading dock is open weekdays between 7:00 a.m. and 5:30 p.m. Access to the building is gained with prior written approval from Boston Properties, Inc. Access information is to be provided to Boston Properties, Inc. by the tenant. Written access approval will be posted at the security desk. Access to building will be denied if Boston Properties' written approval is not posted. (If applicable)

AFTER-HOURS LOADING DOCK ACCESS

Loading dock access outside of weekday timeframe must be scheduled twenty-four hours in advance to coordinate security coverage. Security details are required for access to the loading dock "after-hours". The tenant on a work order basis schedules security details through the property management office. (If applicable).

Written access approval will be posted at the security desk. Access to building will be denied if Boston Properties' written approval is not posted. (If applicable)

Use of the freight elevator on weeknights after 6:00 p.m. must be coordinated to accommodate waste removal from the building from approximately 7:00 p.m. through 8:30 p.m. Security personnel will be required after hours, and must be approved by the Tenant via a work order.

FLOOR- TO-FLOOR ACCESS & EGRESS

Floor-to-floor access and egress via stairwells is prohibited excluding emergency egress. Elevator access may be restricted at the discretion of the management office.

BASE BUILDING AREA ACCESS

Boston Properties, Inc. maintenance staff or security staff, will provide access to base building areas outside of tenant office space with prior notice by vendor. These base building areas include, but are not limited to the mechanical closets, electrical closets, main telephone closet and roof.

MATERIALS/EQUIPMENT DELIVERY & REMOVAL

All wheeled deliveries are prohibited through the main entry. Delivery of tools and materials must be made through the loading dock and into the building via the freight elevator.

Materials loading for large projects may be accomplished via crane; however, this must be coordinated two weeks in advance with the management office. Contractor will be responsible for all required permitting. If applicable, copies of permits are required in advance of work being performed.

Contractor must remove all materials and/or equipment from base building areas. Tenant will be charged on a work order basis for any materials and/or equipment removal not accomplished by contractor.

TENANT OFFICE SPACE ACCESS

Access to tenant office space outside of work area will be provided by Boston Properties, Inc. maintenance staff or security staff with prior notice by vendor. A security detail may be necessary to accompany vendor while inside tenant office space. The tenant on a work order basis schedules security details through the property management office.

RESTROOM/SLOP SINK ACCESS

If restroom/slop sink access is required, cleaning requirements will be applicable. Material disposal via the slop sink/restrooms is prohibited. If necessary, any related drain cleaning/clearing costs will be billed to the tenant on a work order basis.

NO SMOKING POLICY

Per city and state ordinances, smoking is prohibited inside the office building. In addition, Boston Properties, Inc. prohibits smoking at the main entry to the property and within the construction work area this shall be enforced at all times.

WASTE REMOVAL

Materials and/or equipment cannot be stored at the loading dock or in any area outside the work area. All packing materials including pallets must be removed from the loading dock. Any materials left at the dock will be removed at the tenant's and/or contractor's cost on a work order basis.

Open top containers may be maintained at the property if scheduled in advance with the property management office. It may be necessary to coordinate location, delivery and pick-up of open top containers after hours, and on a daily basis.

PARKING

On-site parking may be available. There are no available discount rates. Building management cannot validate parking. Parking is prohibited in the building's loading dock and loading dock ramp areas. Any vehicles parking in unauthorized areas will be towed from the site at the cost of the vehicle owner. The use of on grade parking is available at some locations but contractors must use the parking stalls that are furthest from the building.

Most cities do not allow on street parking and will tow vehicles from the site at the cost of the vehicle owner.

BUILDING SYSTEMS

Safety and Loss Control Procedures

GENERAL

Contractors shall comply with all safety standards that include, but are not limited to, federal, state, local, OSHA, NFPA regulations or codes.

•	Contractor shall take all necessary precautions to safeguard all contractor personnel and the public from accident and to preserve all private and public property.

•
Contractor will perform no overhead work where, as a result of that work, there is a possibility of objects falling, striking and/or causing injury to any person. Where necessary or required, Contractor shall provide nets, tarpaulins, scaffolds, and warning signs for the protection of personnel and equipment. Contractor may be required to schedule such work to avoid work disruptions and minimize risks of injury.

•
Where tarpaulins are required for protection against hot slag, dust, paint drippings, or as temporary barriers, they shall be furnished by Contractor, be flame resistant, and in good condition. Contractor shall be responsible for the installation of scaffolds where necessary or required to the performance of the work. Contractor shall ensure compliance with all appropriate safety regulations.

•	Contractor shall furnish all necessary or required safety warning signs, barriers, or barricades.

Exits and Evacuation Guidelines

•	Exits should be provided, as required by code, from the construction area.

•	Exits should be clearly marked and maintained unobstructed and accessible at all times.

•
All Contractor personnel must evacuate the work area immediately upon activation of the fire alarm, evacuation announcement, or instructions from Security. (Fire evacuation drills also apply.) Contractor personnel should use the most direct route to reach the designated relocation areas. Elevators are not to be used during emergency evacuations.

Temporary Lighting

•
Where temporary lighting is utilized, installation should closely follow construction and be provided in stairwells and other exit ways, where necessary. Provisions for night lighting should be provided. All wiring should be installed in accordance with The National Fire Protection Association's National Electrical Code, NFPA70-1999.

•	All temporary lighting and receptacles should be removed at the end of the construction period.

Fire Protection Safeguards

•
A minimum of two (2) portable multi-purpose Type A-B-C dry chemical fire extinguishers shall be provided in all work areas. Re-deployment of any existing building fire extinguishers to meet this requirement is prohibited.

•
Ready access to all construction work areas shall be maintained for the Local Fire Department. Fire hose connections and extinguishers shall be clearly visible, never blocked and maintained accessible at all times.

•	All fire alarm communication devices shall remain visible and uncovered at all times.

•
All penetrations through fire-rated walls and floors shall be temporarily packed during construction and then sealed permanently in a manner that will restore the fire rating. Contractor is solely responsible for providing approved firestopping material, as specified by Boston Properties Management, and having it installed by a certified installer where necessary, especially in any penetrations or openings that may have occurred, or that are discovered, during construction.

•
Hot applications of mastics or insulating materials should be avoided inside of the building. Where this type of application is necessary in the building interior, adequate ventilation should be provided to prevent the build-up of flammable vapor concentrations. Appropriate fire extinguishing equipment should be maintained in the area during the entire operation.

•
The building's fire alarm system will be left operational, wherever feasible, during construction to offer a maximum amount of protection. See "Fire Alarm System Impairments" below and Attachment B "Regulations for Hot Work Operations" for more information regarding all required deactivations.

•	Life Safety equipment such as emergency generators, fire pumps, fire pump controllers and the fire alarm system shall not be taken out of service during normal building hours.

LIFE SAFETY/FIRE ALARM SYSTEMS

Disconnects from the main city box must be scheduled with a minimum of 24 hours notice by the tenant on a work order basis. Same day reconnects are required. All related dis/reconnect charges are to be billed back to the tenant on a work order basis.

Disconnects from the main city box and fire alarm panel operation adjustments may be necessary to accommodate hot work (brazing, soldering, etc.)

Hot work/impairment/lock-out/tag-out procedures are to be followed. Applicable paperwork is to be completed in conjunction with management office.

•
Contractor must adhere to the Boston Properties Hot Works Program, attached as Attachment C, whenever any welding, cutting, burning, spark producing work is being done. Hot Works permits can be obtained from on site engineer. Schedule work for early morning because you are required to:

1.	Provide a fire watch one hour after the hot works has been completed to insure that no fire exists.

2.	You must also monitor the area four hours beyond the fire watch.

Fire watch requirements must be met with approved personnel.

Any fire alarm system work must be reviewed and approved by Boston Properties, Inc. A vendor authorized by Boston Properties, Inc must complete all related fire alarm system work. It is the responsibility of the vendor to confirm that existing fire alarm system can support any additional alarm notification/suppression system devices.

Sprinkler system drain downs must follow Boston Properties Impairment procedures and be coordinated with management office at least twenty-four hours in advance. Same day refills are required. Any associated labor costs will be billed back to tenant on a work order basis.

Any life safety/fire alarm system testing must be conducted after hours. Any associated charges will be billed back to tenant on a work order basis.

The local Fire Department may require verification of hydraulic calculations for the building's sprinkler system pursuant as well as a copy of the most recent fire pump test report (performance curve and written report). Boston Properties, Inc. will provide, if available, original hydraulic calculation information as well as fire pump test reports upon request.

ELECTRICAL SYSTEM

Any partial or full power shutdowns must be scheduled in advance (a minimum of two weeks). Full power shutdowns required coordination with the utility, City and electrician approved by Boston Properties, Inc. as well as Boston Properties, Inc. maintenance staff.

Lock-outltag-out procedures are to be followed. Applicable paperwork is to be completed in conjunction with management office.

MECHANICAL SYSTEM

Any work that may affect the operation of the mechanical system must be coordinated in advance with the management office. Such work may be scheduled to take place after hours at the discretion of the management office.

Vendor is required to balance the system and submit a written report to the management office. Diffuser and thermostat operation is to be verified and documented as well.

Construction filters are to be removed and replaced post-construction.

KEYING/ACCESS/HARDWARE SYSTEMS

All keying/hardware systems must match existing building standards. Keying system must incorporate building grand master/master. Vendor must provide management office with one copy of each changed key.

Tenant access systems must be tied into the life safety/fire alarm system of the building. Work to be coordinated with management office. All associated expenses will be billed back to tenant on a work order basis.

DEMOLITION/CONSTRUCTION

Controlled demolition is allowed during business hours if it does not impact business operations outside the work area. Management office may require suspension of demolition.

Any excessively noisy work (coring, track shooting, etc.) must be completed before 8:00 a.m. on weekdays, after 6:00 p.m. on weeknights or weekends. Weeknight or weekend access must be scheduled in advance.

Dust protection is required throughout the demolition/construction period and may include, but is not limited to construction air filters at all mechanical/air conditioning units and intakes, poly protection at all egress points, and walk-off mats at each elevator entrance area.

Any second/third shift work will require security details and, at the discretion of the management office, building personnel details. Associated costs will be billed to the tenant on a work order basis.

Any exposed glass entries must be covered with brown paper during construction and maintained    throughout the project.

Any water infiltration must be handled in a manner to prevent mold, mildew and the like and in a manner satisfactory to Boston Properties. If there shall occur water infiltration of any type (Including, but not limited to, water from storms or piping or spillage) Contractor and/or Tenant shall immediately notify Boston Properties and shall immediately rectify the problem.

GENERAL

All on-site contractor/subcontractor personnel are expected to behave in a professional manner commensurate with a business environment. Courteous and polite interaction with building staff and occupants is required at all times.

CONSTRUCTION DOCUMENTS

At the completion of any office building construction project construction drawings shall be provided to Boston Properties. The requirements are as follows:

•	Drawings will be provided in electronic and paper formats.
Note: Drawings should incorporate all sketches, revisions, addendums, bulletins, etc.

•	Paper copies of drawings shall be half size.

•	Electronic versions shall be provided in AutoCAD dwg (preferred) or dxf.
If possible, do not bind x-refs,

•	Please provide all of the following that apply:
Software & Version
Base Drawings (specify scale if not 1:1)
Layer Standards (Color, Linetypes, Lineweights, etc.) Title Sheet
Fonts (if not standard provided by program)
Plot configuration files (CTB or STB)
Logos or any bitmap images associated

ATTACHMENT A

Owner Entities

Location	Named Insureds (Owners and Management)

Bedford Office Park	Boston Properties Limited Partnership, a Delaware limited partnership

Boston Properties, Inc., a Delaware Corporation
BP Management, L.P., a Delaware limited partnership

ATTACHMENT B

Regulation for Hot Work Operations

I. HOT WORK PROJECT PLANNING

Hot work may be conducted as a repair measure or on larger scale during construction or tenant buildouts. Historically, hot work operations have contributed significantly in large loss fires. In order to prevent losses, the following guidelines are provided for your consideration in managing hot work projects:

1.	If possible, hot work should be scheduled for periods when the building is unoccupied.

2.	Plan all work to minimize the exposure to fire. If possible, remove and relocate system/equipment component(s) to be worked on to an exterior area or an area designed for hot work.

3.	Hot work should not take place until all personnel, material and equipment are at the work location and all approvals have been provided.

4.
Do not conduct hot work in an area where the sprinkler system is impaired. If the hot work must be conducted in an area of sprinkler impairment or if sprinklers are not installed, hose lines and/or other special arrangements should be made in addition to these operational guidelines.

5.
Smoke detection devices should be reviewed in area of hot work. Steps to prevent activation of the fire alarm system due to hot work should be taken. Smoke detection devices sharing sprinkler waterflow alarm zones should not be zoned out.

6.	Special attention to the transfer of flying sparks to adjacent areas should be evaluated and controlled. Consideration should be given to floor and wall openings and air transfer systems.

7.	Building furnishings and interior finishes may have flammability characteristics that are unknown and should be covered with fire resistant materials.

8.	The products of combustion from hot work may become a problem if large concentrations are accumulated in an area without proper ventilation.

9.
The products of combustion from hot work may become a problem if they are transferred into occupied tenant areas by the air handling equipment or other building ventilation systems. All systems should be arranged to prevent transfer of products of combustion.

10.	Hot work in or near air handling units should be conducted when building is not occupied and the unit should be shut off.

11.
Spare fire extinguishers should be used to support fire watch operations. Relocation of existing building fire extinguishers may cause a delay in others trying to retrieve extra units from known locations. The proper class of fire extinguisher should be selected based on combustibles in area and building construction.

12.	Communication systems for reporting fire emergencies should be available to the fire watch and tested prior to the start of the job.

Step	Responsibility	Action
1.	Hot Work Coordinator (HWC)	manages all hot work projects as follows:
- coordinates hot work with property management.
- reviews scope of work.
- reviews hot work permit.
- reviews contractor's hot work program and monitors activities related to meeting Boston Properties' requirements.
- secures/reviews permits required by local authority having jurisdiction.
directs staff in monitoring of project.
completes all items on yellow Hot Work Permit tag (Part A) - [contact risk management for additional tags]
inspects area where hot work will be performed prior to the start of the work.
inspects condition of equipment to be used to perform hot work to determine that it is in good condition.
verifies that fire watch personnel are trained in:
- preparing the area for hot work.
- following emergency guidelines for Fire/Explosion.
- operating portable fire extinguishers.
- implementing fire watch responsibilities.
verifies that the sprinkler system in the area is not impaired and that additional portable fire extinguishers are brought to the area for use by the fire watch.
posts yellow Hot Work Permit work tag(s) in area.
implements Impairment Guidelines as required. (See Section 3 of this Manual.)
2.	Property Manager	coordinates with the HWC, engineering staff, contractors and tenants as necessary.
notifies tenants of the project if it will affect their operations.
terminates or suspends any operations that threatens the safety of the occupants of the building or could cause damage to the property.
3.	Chief Building Engineer	reviews scope of work and supports project as required.

II. FIRE WATCH

Note: If contractor fire watches are being provided, they must meet the minimum standards as outlined below.

Step	Responsibility	Action
1.	Fire Watch	verifies that the HWC has inspected area and that yellow Hot Work maintains area free of combustible material as indicated on yellow verifies that all floor openings and communicative openings to adjacent areas are covered/closed.
maintains portable fire extinguisher ready for use and has, at a minimum, one back-up extinguisher.
maintains a two-way radio, telephone or other means of quickly reporting a fire emergency. Emergency telephone numbers should be in possession of fire watch.
conducts visual surveillance of the hot work area for possible sparks or fires during work.
conducts inspections of the work area at the completion of work.
2.	HWC	inspects work area at least once during the work day.
implements corrective actions as necessary.
suspends work if sprinkler system in area becomes impaired.

III. POST -JOB INSPECTION AND REVIEW

Step	Responsibility	Action
1.	Fire Watch	verifies that all equipment used to perform hot work has been properly secured and/or removed from area.
conducts inspection of work area and adjacent areas at conclusion of hot work to look for sparks or smoldering fires.
restores all fire protection and building systems to normal operation and notifies Impairment Coordinator of system(s) status.
conducts follow-up inspection of area for four hours after the completion of work.
removes yellow Hot Work Permit tag at conclusion of final inspection (four hours).
completes yellow Hot Work Permit tag (Part B).
notifies the HWC.
2.	HWC	inspects area.
reviews completed yellow Hot Work Permit tag (Part B).
completes Impairment Guidelines as necessary.
notifies Property Manager and Chief Engineer of job completion.
maintains completed yellow Hot Work Permit tag(s) in file.

ATTACHMENT C

Contractor's Informational Data Form and Pre-Construction Checklist

This form shall be completed and returned to Boston Properties Management Office, including an attachments as indicated in the Pre-Construction checklist, prior to the start of any work.

Location and Tenant Name:

Name of Contractor:

Contractor's 24-Hour Phone Number:

Name of Contractor's Foreman:

Building Permit Number:

Scheduled Start Date:

Scheduled Completion Date:

Pre-Construction Checklist

Full Set of Plans.

Original Building Permit.

Fire Department Permit (where applicable) upon issuance.

Certificate of Insurance.

Schedule of Work.

List of Subcontractors and Phone Numbers.

Two (2) Keys for Construction Locks.

MSDS log.

I certify that I have read and thoroughly understand the attached Regulations for Building
Improvements and Renovations and agree to comply with all the terms and conditions.

Signature                    Date

Contractor Name

Local Address

City/State/Zip

ATTACHMENT D

Post-Construction Checklist

This form shall be completed and returned to Boston Properties Management Office; including all attachments as indicated in the Post-Construction checklist, prior to the contractor leaving the premises.

Location and Tenant Name:----------------------------------------------------_

Name of Contractor's Foreman:---------------------------------------------------
Actual Start Date:------------------------------------------------------------

Post-Construction Checklist

Boston Properties Management Punch List Completed.

Certificate of Occupancy (Temporary approval from the City )

Certified Air Balance Report.

Hydrostatic Sprinkler System Test Certificate.

Fire Alarm System Test.
Hard Copy of As-Built Drawing as well as CAD Electronic Files of Both Mechanical and

Architectural. Operating Manuals.

Copies of Applicable Warranties.

Signed affidavit for Sprinkler System from Design Engineer of record.

Approved firestopping material installed for all vertical and horizontal penetrations.

Contractor agrees to be responsible for assuring that any and all lien claims (filed or unfiled) pursuant to Chapter 254 of the Massachusetts General Laws as amended arising as a result of Contractor and/or Contractor's sub-contractors and supplier's activities are released, terminated, or otherwise disposed of without cost or expense to the Owner (Boston Properties), and Contractor agrees to indemnify and hold the Owner(Boston Properties) harmless from all such lien claims except those arising from the actions or inactions of the Owner( Boston Properties).

Signature                    Date

Contractor Name

Local Address

City/State/Zip
ATTACHMENT E

Fee Schedule

All rates listed below are maximum numbers to be used for budgetary purposes. Actual charges may vary based upon project size.

#	Exclusive Use of Freight Elevators:		$25.00 per hour

#	Oversized Deliveris Requiring Elevator Technicians:
	Foreman:	Regular Time $219.49	Premium Time $353.39
	Mechanic:	Regular Time $ 195.12	Premium Time $314.15
	Helper:	Regular Time $156.04	Premium Time $251.32

One mechanic is required to run the elevator with the hatch opened. To rig items on top or under the car requires a minimum of one mechanic and one helper.

Removal, Cleaning and Storage of Blinds	$10 per blind
Construction Debris Clean-up	Time and Material
Building Access Fee
Vendors (ie. telephone, Data, Furniture)	$500.00 per project
General Contractor
Project Cost less than $500,000	$1,000 per project
Project Cost greater than $500,000	$2,500 per project
Electric Shutdown Fee (If Required)	Building Electrician Time

EXHIBIT G

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in this Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.
Tenant's Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of this Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to this Lease and to the specific section of this Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant ("Tenant's Broker"), which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston Northwest Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within ten (10) days of an additional broker selected by Landlord.

2.
Landlord's Response. Within ten (10) days after Landlord's receipt of Tenant's notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord's selection of a broker having at least the affiliation and experience referred to above ("Landlord's Broker").

3.
Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above (the "Third Broker").

4.
Rental Value Determination. Within thirty (30) days after the selection of the third broker, Landlord's Broker and Tenant's Broker shall each make a determination of the annual fair market rental value in as-is condition of the applicable space for the applicable period of time under this Lease. Such annual fair market rental value determination (i) may include provision for annual increases in rent during said term if so determined, (ii) shall take into account the as-is condition and location in the Building of the applicable space; (iii) shall take account of, and be expressed in relation to, the tax and operating cost bases and provisions for paying for so-called tenant electricity as contained in this Lease and (iv) shall take into account all other relevant factors.

Landlord's Broker and Tenant's Broker shall each submit their individual determinations in writing to the Third Broker, and within thirty (30) days after its receipt of the two determinations, the Third Broker shall determine whether the proposed annual fair market rental value submitted by Landlord's Broker or by Tenant's Broker is closer to the actual prevailing market rent for the Premises (taking into account the requirements of Section 8.20 and this Exhibit H), and the individual determination thus selected by the Third Broker shall thereafter be referred to as the Prevailing Market Rent.

5.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (112) of the costs and expenses of the Third Broker.

6.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker

Exhibit G

Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant's Broker shall request the Greater Boston Real Estate Board to designate Landlord's Broker. If Tenant's and Landlord's Brokers have been designated but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the Third Broker willing so to act. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant, such vacancy may be filled by the said Greater Boston Real Estate Board, Inc. Any broker appointed by the Greater Boston Real Estate Board, Inc., pursuant to the provisions hereof shall, for all purposes, have the same standing and powers as though he had been originally appointed by the party originally designated to make such appointment by the terms hereof.

Exhibit G

EXHIBIT H

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:
200

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT	MAXIMUM/AGGREGATE CREDIT AMOUNT: US$

USD:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                and    /100 US Dollars (US $                available by your draft(s) drawn on ourselves at sight accompanied by:

Your statement, signed by a purportedly authorized officer/official certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to the Lease (the "Lease") dated            by and between                        , as Landlord, and                        , as Tenant, together with the original copy of this Letter of Credit and any amendments thereto which have been accepted by you.

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferable at any time and from time to time without cost to Beneficiary.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)."

Exhibit H

This Letter of Credit shall expire at our office on                , 200_ (the "Stated Expiration Date"). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year period s from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) (or any anniversary thereof) we shall notify you at the address specified in this Letter of Credit (or at such other address of which you may have notified us in writing) and the Accountee/Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

Exhibit H

EXHIBIT J
MHD LEASE
[to be attached once finalized with MHD]

EXHIBIT K
LEASE AUDIT CONFIDENTIALITY AGREEMENT
_________,20_
Re: Lease dated    _(the "Lease") between        ("Landlord") and_______("Tenant") respecting certain premises located at        (the "Property") asmore particularly described in the Lease.

To whom it may concern:

You have been engaged by Tenant to review the books and records of Landlord respecting            operating expenses for the Property for calendar years        and/or_______ real estate taxes for fiscal years ------

Landlord is willing to allow you to review such books and records subject to and in consideration of the terms and conditions set forth below:

1.
All information made available to you pursuant to this letter, whether oral or written, shall be hereinafter referred to as the "Evaluation Material." All Evaluation Material provided to you shall remain the property of the Landlord. The Evaluation Material shall be handled by you in a confidential manner. You shall establish procedures that assure that such Evaluation Material shall remain confidential while in your possession.

2.
The review of such books and records shall take place at Landlord's offices in Boston, Massachusetts during normal business hours. In no event shall any such audit be conducted on a contingency fee basis paid to you but shall be contracted and paid for on a fixed-fee basis.

3.
The Evaluation Material shall be used only for the purpose of reviewing the operating expense charges and/or real estate taxes paid by Tenant pursuant to the Lease. To this end, you may disclose same to your partners, officers, directors and employees, provided, however, that you inform each partner, officer, director and employee who has access to the Evaluation Material of your obligations under this letter. The Evaluation Material may not be disclosed to any third party including, without limitation, any other tenant at the Property.

4.
It is understood and agreed that money damages would not be sufficient remedy for any breach of this agreement and that Landlord shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Landlord.

5.
In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

6.
You agree to indemnify, defend and hold the Landlord, its affiliates and agents (including Boston Properties, Inc. and its principals and affiliates), and their respective officers, directors, employees and representatives harmless, from and against any and all claims, causes of action, expenses, fees (including attorney's fees) arising out of your actual breach of the provisions of this letter as determined in appropriate legal proceedings. The Landlord's and Boston Properties, Inc. 's affiliates who have not executed this letter are acknowledged to be third party beneficiaries of the provisions hereof.

7.
This letter sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings (whether written, verbal, implied or otherwise) with respect thereto. No term or condition of this letter may be waived or otherwise modified except by a writing executed by both parties.

8.    This letter shall be governed by, and construed in accordance with, the laws of the
Commonwealth of Massachusetts.
Very truly yours,
AGREED TO BY: [Audit Company]
By:                    _
Name:______________________
Dme:
[Landlord] By: Name:~,
Its:________________________
AGREED TO BY: [Tenant]
By:                    _
'Name:_,
Its:                    Date:

EXHIBIT L

NOTICE OF LEASE

Notice is hereby given, pursuant to the provisions of Massachusetts General Laws Chapter
183, Section 4, of the following Lease:

LANDLORD:	Boston Properties Limited Partnership, a Delaware limited partnership
TENANT:	iRobot Corporation, a Delaware corporation
DATE OF EXECUTION:	February _, 2007
ORIGINAL TERM COMMENCEMENT DATE:
The earlier of (a) the Substantial Completion Date (as determined in accordance with Section 3.4(D) of the Lease), and (b) that date that Tenant commences occupancy of any portion of the Premises for the Permitted Uses.

DESCRIPTION OF LEASED PREMISES:
157,776 rentable square feet in the buildings designated as Building C, Building D and Building E situated at 4-18 Crosby Drive, Bedford, MA and more particularly shown on Exhibit A to the Lease. For legal description of the property, see Exhibit A attached to this Notice of Lease.

ORIGINAL TERM:	One Hundred Forty-Four (144) calendar months plus the partial month, if any, immediately following the Commencement Date.
EXTENSION RIGHTS:	Two (2) consecutive options to extend the Original Term for an additional five (5) years each.
EXPANSION RIGHTS: BUILDINGS F, G AND H:	Tenant has certain rights of first offer to lease any available space in Buildings F, G and H at the Property, all as more particularly described in Section 8.28 of the Lease.
EXPANSION RIGHTS: BUILDINGS A AND B:	Tenant has certain rights of first refusal to lease any available space in Buildings A and B at the Property, all as more particularly described in Section 8.29 of the Lease.
RIGHTS TO USE LAND RECREATION SPACE:	Tenant has certain rights to use certain areas ofthe land and a portion of land adjacent to the Property, all as more particularly described in Section 8.27 of the Lease.

The foregoing is a summary of certain terms of the Lease for purposes of giving notice thereof, and shall not be deemed to modify or amend the terms of the Lease. For Landlord's title to the Property, see deeds recorded with the Middlesex South District Registry of Deeds in Book
12926, Page 233 and in Book 13539, Page 732.

Exhibit L

Executed as a sealed instrument on this .	day of February, 2007.
LANDLORD:
BOSTON PROPERTIES LIMITED PARTNERSHIP

By: ~
Name:
Title:

TENANT:
iROBOT CORPORATION

By: ~
Name:
Title:

Exhibit L

COMMONWEALTH OF MASSACHUSETTS)
)
COUNTY OF )

On this _ day of February, 2007, before me, the undersigned notary public, personally appeared , proved to me through satisfactory evidence of identification, which were , to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose, as for Boston Properties Limited Partnership,

(Official Signature and Seal of Notary) My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS)
)
COUNTY OF )

On this _ day of February, 2007, before me, the undersigned notary public, personally appeared .,proved to me through satisfactory evidence of identification, which were , to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose, as for iRobot Corporation,

(Official Signature and Seal of Notary) My Commission Expires:

1572495.1

Exhibit L

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Those certain parcels of land (with the buildings thereon) situated in Bedford, Middlesex County, Massachusetts bounded and described as follows:

PARCELS 1 and 2

Two certain parcels of land situated in Bedford, Middlesex County, Massachusetts, shown as Lot
1 and 2 on a plan entitled "Plan of Land in Bedford, Mass." dated March 1, 1962 by Raymond C. Pressey, Inc., recorded with Middlesex South District Deeds as Plan No. 487 of 1962 in Book
10022, Page 278, and together bound and described as follows:

SOUTHWESTERLY	by Crosby Road by three lines measuring respectively two hundred eighty-three and 01/100(283.01) feet, twenty-one and 27/100 (21.27) feet and four hundred eighty-three and 43/100(483.43) feet; thence
SOUTHERLY	by said Crosby Road by a curved line, one hundred nineteen and 36/100 (119.36) feet; thence
SOUTHEASTERLY
SOUTHERLY and
SOUTHWESTERLY
by said Crosby Road by several lines measuring respectively two hundred ninety-three and 04/100 (293.04) feet, three hundred fifty three and 04/100 (353.04) feet and two hundred twenty and 97/100 (220.97) feet; thence

NORTHEASTERLY	by the parcel marked "Reserved for Town of Bedford" on said plan, sixteen hundred forty-six and 81/100(1646.81) feet; and thence
NORTHWESTERLY
by land now or late of The Worcester Corp., by two lines measuring respectively 305.23 feet and 294.24 feet and by land now or late of Douglas by two lines measuring respectively 170.33 feet and 64.34 feet, to the place of beginning.

For Title see Deed recorded with the Middlesex South District Registry of Deeds in Book 12926, Page 233.

PARCEL 3

A certain parcel of land situated in said Bedford, shown on a plan of land in Bedford, Mass. Dated June 5, 1961 by Raymond C. Pressey, Inc., Registered Land Surveyors, recorded with Middlesex South District Registry of Deeds at the end of Book 9844, bounded and described as follows:

Exhibit L

SOUTHWESTERLY	by Crosby Road, two hundred ninety-eight and 63/100 (298.63) feet;
NORTHWESTERLY	by land now or formerly of the Worcester Corporation, two hundred nine and 95/100 (209.95) feet;
NORTHEASTERLY	by land now or formerly of the Worcester Corporation, two hundred fifty and 57/100(250.57) feet; and
SOUTHEASTERLY	by land now or formerly of Sinbad Realty Corporation by two lines respectively measuring one hundred seventy and 33/100 (170.33) feet and sixty-four and 34/100(64.34) feet.

Containing approximately 60,951 square feet of 1.4 acres according to said plan.

For Title see Deed from Cecil N. Douglas and Priscilla M. Douglas recorded with the Middlesex
South District Registry of Deeds in Book 13539, Page 732.

PARCEL 4

All right, title and interest in and to (i) that portion of Crosby Road described in that certain Deed (a) recorded with the Middlesex South District Registry of Deeds in Book 14013, Page 486 and (b) filed with the Middlesex South Registry District of the Land Court as Document No. 599584 as to which Certificate of Title No. 161163 in Registration Book 936, Page 13 was issued; and
(ii) such other applicable portions of Crosby Road abutting the westerly boundaries of Parcels 1,
2 and 3.

Parcels 1,2,3 and 4 are subject to and together with the benefit of easements, agreements restrictions, rights of way and takings of record at said Registry of Deeds and Registry District if and to the extent in force and applicable.

Exhibit L

EXHIBIT M
CURRENT MORTGAGEE'S FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS AGREEMENT is made and entered into as of the     day of            2007, by and among iROBOT CORPORATION, a Delaware corporation ("Tenant"), whose principal address is 63 South Avenue, Burlington, Massachusetts 01803, and NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company ("Lender"), whose principal address is 51 Madison Avenue, New York, New York 10010, and BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower"), whose address is 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199.

RECITALS:

A.    Lender has agreed to make a mortgage loan (the "Loan") to Borrower in the amount of$ to be secured by, among other things, a mortgage [or deed of trust] (the "Mortgage") on the real property legally described in Exhibit "A" attached hereto (the "Premises");

B.    Tenant is the present lessee under a lease dated , 2007 made by Boston Properties Limited Partnership, ("Landlord"), demising a portion of the Premises (said lease and all amendments now or hereafter executed with respect thereto being referred to as the "Lease");

C.    The Loan terms require that Tenant subordinate the Lease and its interest in the
Premises in all respects to the lien of the Mortgage and that Tenant attorn to Lender; and

D.    In return, Lender is agreeable to not disturbing Tenant's possession of the portion of the Premises covered by the Lease (the "Demised Premises"), so long as Tenant is not in default under the Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS:

1.    Subordination. The Lease, and the rights of Tenant in, to and under the Lease and the Demised Premises are hereby subjected and subordinated to the lien of the Mortgage and to any modification, reinstatement, extension, renewal, supplement, consolidation or replacement thereof as well as any advances or re-advances with interest thereon and to any other mortgages or deeds of trust on the Premises which may hereafter be held by Lender.

2.    Tenant Not to Be Disturbed. In the event it should become necessary to foreclose the

Mortgage or Lender should otherwise come into possession of title to the Premises, Lender will not join Tenant in summary or foreclosure proceedings unless required by law in order to obtain jurisdiction, but in such event no judgment foreclosing the Lease will be sought, and Lender will not disturb the use and occupancy of Tenant under the Lease so long as Tenant is not in default under the Lease beyond applicable notice and cure periods provided for therein, and the sale of the Premises in any such action or proceeding shall be made subject to all rights of Tenant set forth in the Lease.

3.    Tenant to Attorn to Lender. Tenant agrees that in the event of a foreclosure of the Mortgage or upon a transfer of the Premises pursuant to a deed in lieu of foreclosure, it will attorn to the purchaser (including Lender) as the landlord under the Lease. The purchaser by virtue of such foreclosure or deed in lieu of foreclosure shall be deemed to have assumed and agreed to be bound, as substitute landlord, by the terms and conditions of the Lease until the resale or other disposition of its interest by such purchaser, except that such assumption shall not be deemed of itself an acknowledgment by such purchaser of the validity of any then existing claims of Tenant against any prior landlord (including Landlord). All rights and obligations under the Lease shall continue as though such foreclosure proceedings had not been brought, except as aforesaid. Tenant agrees to execute and deliver to any such purchaser such further assurance and other documents, including a new lease upon the same terms and conditions of the Lease, confirming the foregoing as such purchaser may reasonably request. Tenant waives the provisions (i) contained in the Lease or any other agreement relating thereto and (ii) of any statute or rule of law now or hereafter in effect which may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder by reason of any foreclosure proceeding.

4.    Limitations. Notwithstanding the foregoing, neither Lender nor such other purchaser shall in any event be:

(a)
liable for any act or omission of any prior landlord (including Landlord), except to the extent any such act or omission of which Tenant has notified Lender or purchaser constitutes    a continuing default under the Lease after Lender or purchaser has accepted title to the Premises;

(b)
obligated to cure any defaults of any prior landlord (including Landlord) which occurred prior to the time that Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease, except to the extent Tenant has notified Lender or purchaser of such default and the same constitutes a continuing default under the Lease after Lender or purchaser has accepted title to the Premises;

(c)
subject to any offsets or defenses which Tenant may be entitled to assert against any prior landlord (including Landlord), except to the extent such offsets or defenses arise out of any breach of the Lease to the extent such breach continues after the date Lender or such purchaser has accepted title to the Premises and Lender has been notified of the same;

(d)    bound by any payment of rent or additional rent by Tenant to any prior landlord
(including Landlord) for more than one month in advance;

(e)
bound by any amendment or modification of the Lease made without the written consent    of Lender or such other purchaser, provided, however, Lender's or purchaser's    consent shall not be required for amendments or modifications that are made in connection with Tenant's exercise of its rights under Section 8.20, Section

8.28 and/or Section 8.29 of the Lease; or

(f)
liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord (including Landlord), whether or not still held by such prior landlord, unless and until Lender or such other purchaser has actually received for its own account as landlord the full amount of such security deposit.

5.    Acknowledgment of Assignment of Lease and Rent. Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to Lender as security for the Loan secured by the Mortgage. In the event that Lender notifies Tenant of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease directly to Lender or as otherwise required pursuant to such notice. By its execution hereof, Borrower expressly consents to the foregoing.

6.    Limited Liability. Tenant acknowledges that in all events, the liability of Lender and any purchaser shall be limited and restricted to their interest in the Premises (including the rents, proceeds and other income therefrom) and shall in no event exceed such interest.

7.    Lender's Right to Notice of Default and Option to Cure. Tenant will give written notice to Lender of any default by Landlord under the Lease by mailing a copy of the same by certified mail, postage prepaid, addressed as follows (or to such other address as may be specified from time to time by Lender to Tenant):

To Lender:	NEW YORK LIFE INSURANCE COMPANY
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, New York 10010-1603
Attn: Real Estate Group
Director - Loan Administration Division
Loan No.: 372-0055

Upon such notice, Lender shall be permitted and shall have the option, in its sole and absolute discretion, to cure any such default during the period of time during which the Landlord would be permitted to cure such default, but in any event Lender shall have a period of thirty (30) days after the receipt of such notification to cure such default; provided, however, that if such default does not prevent the continued operation of Tenant's business at the Demised Premises, Lender may have a period of not more than one hundred eighty (180) days to effectuate such cure. Notices to Tenant shall be sent to Tenant pursuant to the terms of the Lease.

8.    Successors and Assigns. The provisions of this Agreement are binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereof.

9.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

10.    Governing Law. This Agreement shall be construed and enforced according to the law of the state in which the Premises are located, other than such law with respect to conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

TENANT
IROBOT CORPORATION
(Printed Name of Tenant)
a Delaware corporation

By:                        _
(Signature)
(Printed Name of Signatory)
Its:
(Title)
COMMONWEALTH OF MASSACHUSETTS)
)
COUNTY OF                        )
On this _    day of                200_, before me, the undersigned notary public, personally appeared                    , proved to me through satisfactory evidence of identification, consisting of                        , to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose, as                        for
(Official Signature and Seal of Notary) My Commission Expires:

LENDER
NEW YORK LIFE INSURANCE COMPANY, a
New York mutual insurance company
By:                    _
(Signature)
(Printed Name)
Its:
(Title)
STATE OF ------                    )
) 5S:
COUNTY OF -----                    )
[ADD STATE APPROPRIATE ACKNOWLEDGMENT]
The terms of the above Agreement are hereby consented, agreed to and acknowledged.

BORROWER
(Printed Name a/Borrower)
a            ~
By:                _
(Signature)
(Printed Name of Signatory)
Its:
(Title)
COMMONWEALTH OF MASSACHUSETTS)
)
COUNTY OF                        )
On this ~    day of        , 200_, before me, the undersigned notary public, personally appeared                 , proved to me through satisfactory evidence of identification, consisting of             , to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose, as                 for
(Official Signature and Seal of Notary) My Commission Expires:

This instrument was prepared by and when recorded should be returned to:

, Esq.
New York Life Insurance Company Office of the General Counsel
51 Madison Avenue
New York, New York 10010

EXHIBIT N

FORM OF LANDLORD'S LIEN WAIVER

Re:
Lease dated _' 20_ by and between ,as landlord ("Landlord") and , as tenant ("Tenant") respecting certain premises (the "Premises") containing approximately square feet of rentable floor area in the building known as and numbered _

(the "Lease").
_____________

FOR VALUABLE CONSIDERATION, the Landlord hereby waives all claims against or liens upon the personal property owned by Tenant and the proceeds therefrom (and replacements, substitutions and additions for or to the foregoing) installed or to be installed in the Premises in which (the "Bank"), its successors or assigns now or hereafter holds a security interest other than additions, alterations or improvements which are the property of the Landlord or shall remain in the Premises upon the expiration or earlier termination of the Lease term pursuant to the terms of the Lease (the "Collateral"), until such time as the earlier of the following occurs: (i) all moneys due the Bank by the Tenant shall have been paid in full or
(ii) fourteen (14) days after Tenant is no longer in lawful possession of the Premises. Notwithstanding the foregoing, Landlord does not waive, relinquish or modify (i) any and all claims for rent and additional rent under the Lease or (ii) any obligations on the part of the Tenant to be performed under the Lease.

Until the date which is fourteen (14) days after Tenant is no longer in lawful possession of the Premises, Landlord agrees to interpose no objections to the entry by the Bank, its successors and assigns, upon the Premises for the purpose of removing and/or liquidating the Collateral in the event of default by the Tenant in its obligations to the Bank, provided that (a) the Bank restores any walls, windows, doors, partitions, roofs, floors or other parts of the Premises damaged by it in the course of removal, to their condition at the time of the Bank's entry into the Premises, (b) said entry is made during normal business hours with prior written notice to Landlord and (c) no sale or viewing of the Collateral shall take place on the Premises.

SIGNED and SEALED on behalf of the successors and assigns of the undersigned this day of ,1997.
LANDLORD:

By: _

Tenant hereby consents to and agrees to be bound by the terms set forth herein.

By: _
Name:_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Title:_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ ~
Date: _

EXHIBIT a

EXISTING LEASES

Tenant:	Latran Technologies

Building:	Building H 6 Crosby Drive Bedford, Massachusetts

Premises:	50,000 RSF on two (2) floors

Lease Expiration:	August 31, 2007, subject to earlier termination based on Tenant default.

Renewal Option:	None, based on Tenant's default status.

Expansion Option:	None.

Permitted Use:	General office purposes, research and development, light manufacturing (including assembly and testing) and warehousing, together with all uses ancillary thereto.

Special Rights:	None.

Tenant:	Boston Communications Group Inc. (BCGI)

Building:	Building F 14 Crosby Drive Bedford, Massachusetts

Premises:	Approximately 45,000 to 50,000 RSF

Lease Expiration:	Approximately June 30, 2014.

Renewal Option:	One (1) five (5) year option.

Expansion Option:	None.

Termination Option:	BCGI has a right to terminate a portion of their premises on the third anniversary of the Lease.

Use:	General office.

Special Rights:	None.

Tenant:	Diagnostic Laboratory Medicine

Building:	Building F 14 Crosby Drive Bedford, Massachusetts

Premises:	14,632 RSF on the first floor

Lease Expiration:	April 30, 2015

Renewal Option:	None.

Expansion Option:	None.

Permitted Uses:	General office purposes and diagnostic medical laboratory for the testing of human blood, urine and other bodily fluids.

Restriction(s):	In no event shall the premises (or any portion thereof) be used for developing or manufacturing home or office diabetes monitoring devises.

Special Rights:	None.

Tenant:	Affymetrix, Inc.

Building:	Building G 4 Crosby Drive Bedford, Massachusetts

Premises:	80,000 RSF* on two (2) floors * RSF will be reduced marginally to create a common corridor to access the cafe and fitness area proposed in Building A.

Lease Expiration:	July 31, 2013

Renewal Option:	One (1) three (3) year option. (This right will be void if Tenant subleases more than fifty percent (50%) of their premises which is currently being contemplated.)

Expansion Option:	None.

Permitted Uses:	General office, light manufacturing, warehouse and research and development purposes, together with all uses ancillary thereto.

Special Rights:	None.

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (this "Amendment") is made as of the 12th day of September, 2008, between Burlington Crossing LLC and Burlington Crossing Office LLC, both a Massachusetts limited liability company, having its offices at c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803 (hereinafter collectively referred to as "Landlord") and iRobot Corporation, a Delaware corporation, having its offices located at 63 South Avenue, Burlington, Massachusetts 01803 (hereinafter referred to as the "Tenant").

WITNESSETH THAT:

WHEREAS, by instrument dated October 29, 2002, as amended by a First Amendment to Lease dated April 23, 2003, by a Second Amendment to Lease dated February 22, 2005, by a Third Amendment to Lease dated April 26, 2007, by a Fourth Amendment to Lease dated April 28,2008, by a Fifth Amendment to Lease dated May 29,2008, and as affected by a Termination of Lease (collectively, the "Lease") Landlord demised to Tenant certain premises consisting of 43,334 rentable square feet of tenant space (the "Original Premises"), located at 63 South Avenue, Burlington, Massachusetts, and as more particularly described in the Lease (the "Building"); and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for Tenant's use of certain premises known as 33 South Avenue, Burlington, MA (the "Additional Space") on an "at will" basis, and to address certain other matters as set forth herein as a result thereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and agreements herein contained, Landlord and Tenant hereby agree as follows:

1.    Initial capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Lease.

2.    Section 1.1 of the Lease shall be, and hereby is, amended by (i) replacing the term "Total Rentable Floor Area of Tenant's Space" with approximately 43,334 square feet located at 63 South Avenue and approximately 6,150 square feet located at the Additional Space", and (ii) adding to the current definition of "Term Expiration Date" the following: "As to the Additional Space only - September 30, 2009, unless the parties agree to continue to allow Tenant to use the Additional Space, on an "at will" basis, in which event the Term Expiration Date applicable to the Additional Space only shall be such later date set forth in a written notice to the other which such notice shall specify a Term Expiration Date of at least ninety (90) days following the date of such notice and in no event shall such notice be given by any party earlier than June 30, 2009." The term "Premises" shall, for all purposes set forth in the Lease, hereafter include the Additional Space, except as otherwise expressly provided (i.e. 49,484 square feet, in the aggregate).

3.    Landlord and Tenant hereby further agree to amend Section 1.1 of the Lease by adding in the "Fixed Rent" definition, the following: "Additional Space - $10.00/RSF, on a triple net basis (i.e. Tenant shall be solely responsible to pay for all electricity, utilities, water, sewer, taxes and other operating expenses incurred in maintaining the Additional Space, the parties hereby agreeing that Tenant shall be solely responsible to maintain and repair the Additional Space, such that such space shall remain in good and operating condition, substantially similar to the condition as existed at the commencement of use thereof."

Further, in addition to the Fixed Rent payable under this Lease as set forth above, Tenant shall pay an additional $5,545.00 per month as Fixed Rent, reflecting the amortization on the tenant improvement work outlined in Sections 2.1.1A and 2.1.1 of said Second Amendment to Lease, as hereafter provided in Paragraph 4 of this Amendment.

4.    Notwithstanding any language to the contrary set forth in this Amendment or Lease, Landlord and Tenant hereby acknowledge and agree that Tenant's obligations sct forth in Sections 2.1.1A and 2.1.1 of the Second Amendment to Lease, relating to reimbursement associated with the Additional Space, shall survive and continue as more particularly set forth therein. In the event that the lease for the Additional Space, including occupancy on an "at will" basis as aforesaid, is terminated prior to May 31, 2010, then Tenant shall pay to Landlord a lump sum equal to the then unamortized balance of the tenant improvement for 33 South Ave, as originally contemplated in said Sections.

5.    Except as modified by this Amendment, the Lease 1S hereby ratified and confirmed.

6.    This Amendment may be signed in any number of counterparts and each thereof shall be deemed to be an original, and all such counterparts shall be but one and the same agreement. The parties agree that facsimile copies of this Amendment, bearing their respective signatures, shall be enforceable as originals.

Remainder of Page Intentionally Left Blank

Signature Page to Follow

2

EXECUTED as an instrument under seal as of the date first written above.

TENANT:	LANDLORD:
iRobot Corporation	Burlington Crossing LLC
Burlington Crossing Office LLC

	By:	The Gutierrez Company, Managing Member

By: /s/ John J. Leahy	By:	/s/ Arthur J. Gutierrez, Jr. Arthur 1. Gutierrez, Jr. President Title: EVP & CFO
Name: John J. Leahy
Title: EVP & CFO

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE (the "First Amendment") dated as of this 16th day of September, 2010 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a
Delaware limited partnership ("Landlord") and IROBOT CORPORATION, a Delaware corporation ("Tenant").

RECITALS

By Lease dated February 22, 2007 (the "Lease"), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 157,776 square feet of rentable floor area (the "Rentable Floor Area of the Initial Premises") comprised of the entirety of Buildings C, D and E (the "Buildings") located within the complex (the "Complex") known as Bedford Business Park, Bedford, Massachusetts (referred to in the Lease as the "Premises" or "Tenant's Space" and hereinafter sometimes referred to as the "Initial Premises").

Tenant has agreed to lease from Landlord and Landlord has agreed to lease to Tenant an additional 25,710 square feet of rentable floor area (the "Rentable Floor Area of the Additional Premises") located on the second (2nd) floor of Building B within the Complex, which space is shown on Exhibit A attached hereto and made a part hereof (the "Additional Premises").

Landlord and Tenant are entering into this instrument to set forth the terms and conditions of said leasing of the Additional Premises, to integrate the Additional Premises into the Premises and to amend the Lease as hereinafter set forth.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.
Effective as of the date hereof (the "Additional Premises Commencement Date"), the Additional Premises shall constitute a part of the "Premises" and "Tenant's Space" demised to Tenant under the Lease, so that the Premises (as defined in Section 1.1 of the Lease) shall include both the Initial Premises and the Additional Premises. Tenant's lease of the Additional Premises shall be upon all of the same terms and conditions of the Lease for the Initial Premises except as provided otherwise in this First Amendment. By way of example, the option to extend the Term of the Lease provided in Section 8.20 of the Lease shall apply to both the Initial Premises and the Additional Premises collectively but not to either space independently.

From and after the Additional Premises Commencement Date, the "Rentable Floor Area of the Premises" as used in the Lease shall mean 183,486 square feet, being the sum of (i) the Rentable Floor Area of Building C, (ii) the Rentable Floor Area of Building D, (iii) the Rentable Floor Area of Building E and (iv) the Rentable Floor Area of the Additional Premises. For purposes of the Lease, the "Rentable Floor Area of Building B" shall be 49,224 square feet.

From and after the Additional Premises Commencement Date, Building B shall be deemed to be a "Building" and one of the "Buildings" as defined in Section 1.1 of the Lease, and Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others any Common Areas (as defined in the Lease) located in or necessary for access to Building B.

2.	The parties acknowledge and agree that the Commencement Date for the Initial Premises was April 28, 2008 (hereinafter sometimes called the "Initial Premises Commencement Date").

3.
The Term of the Lease for both the Initial Premises and the Additional Premises shall hereinafter be coterminous. Accordingly, the definition of he "Term" as set forth in Section 1.1 of the Lease is hereby amended by deleting the definition therein set forth and substituting therefor the following:

Term (sometimes called

Original Term):	(i) As to the Initial Premises, a period beginning on the Initial Premises Commencement Date and ending on April 30, 2020, unless extended or sooner terminated as provided in the Lease.

(ii)    As to the Additional Premises, a period beginning on the Additional Premises Commencement Date and ending on April 30, 2020, unless extended or sooner terminated as provided in the Lease.

4.	(A) Annual Fixed Rent for the Initial Premises shall continue to be payable as set forth in the Lease.

(B)    Commencing on the Additional Premises Rent Commencement Date (as hereinafter defined) and continuing through the expiration or earlier termination of the Original Term, Annual Fixed Rent for the Additional Premises shall be payable at the annual rate of $295,665.00 (being the product of (i) $11.50 and (ii) the Rentable Floor Area ofthe Additional Premises (being 25,710 square feet), and otherwise in accordance with the terms of Section 2.5 of the Lease.

(C)    Annual Fixed Rent for the Premises during any extension option period (if exercised) shall be determined and payable as set forth in Section 8.20 of the Lease.

(D)    The "Additional Premises Rent Commencement Date" shall be that date which is three (3) months following the Additional Premises Interim Payment Date, as defined in Section 5 below. Notwithstanding that Tenant's obligation to pay Annual Fixed Rentwith respect to the Additional Premises shall not commence until the Additional Premises Rent Commencement Date and Tenant's obligation to pay Additional Rent pursuant to Sections 2.6 and 2.7 of the Lease with respect to the Additional Premises shall not commence until the Additional Premises Interim Payment Date, Tenant shall be subject to, and shall comply with, all other provisions of the Lease (as herein amended) applicable to the Additional Premises as and at the times provided in the Lease (as herein amended) from and after the Additional Premises Commencement Date.

5.
For the purposes of computing Tenant's payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease and Tenant's payments for Landlord's Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease, for the portion of the Term on and after the Additional Premises Interim Payment Date (as hereinafter defined), the "Rentable Floor Area of the Premises" shall consist of 183,486 square feet including both the Rentable Floor Area of the Initial Premises (being 157,776 square feet) and the Rentable Floor Area of the Additional Premises (being 25,710 square feet) and for the portion of the Lease Term prior to the Additional Premises Interim Payment Date, the "Rentable Floor Area of the Premises" shall consist only of the Rentable Floor Area of the Initial Premises for such purposes. Except as expressly provided in Section 6 below, Tenant shall have no obligation to pay amounts due under Sections 2.6 and 2.7 of the Lease with respect to the Additional Premises until the Additional Premises Interim Payment Date.

For the purposes of this First Amendment, the "Additional Premises Interim Payment Date" shall be the date which is the later of (i) four (4) months following the Additional Premises Commencement Date, subject to extension on account of any Landlord Delays (as defined in Section 8(C) below) and Tenant's Force Majeure (as defined in and subject to the limitations set forth in Section 3.5(D) of the Lease), and (ii) the date on which the 2010 Base Building Work (as defined in Section 9(A) below) has been substantially completed or deemed substantially completed in accordance with the terms and provisions of Section 9(B) below. Notwithstanding the foregoing, in the event that Tenant commences occupancy of the Additional Premises for the conduct of business at any time after the date which is four (4) months from the Additional Premises Commencement Date, then the Additional Premises Interim Payment Date shall be the date on which Tenant thus commences occupancy of the Additional Premises for the conduct of business, irrespective of Landlord Delays, Tenant's Force Majeure and/or the status of completion of the 2010 Base Building Work at such time.

As soon as may be' convenient after the Additional Premises Interim Payment Date has been determined as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration, substantially in the form of Exhibit E to the Lease (as modified to be consistent with this paragraph), in which the Additional Premises Commencement Date, the Additional Premises Interim Payment Date and the Additional Premises Rent Commencement Date shall be stated. If Tenant fails to execute or state objections to such Declaration within thirty (30) days after such Declaration is submitted by Landlord to Tenant, the Additional Premises Commencement Date, the Additional Premises Interim Payment Date and the Additional Premises Rent Commencement Date shall be as originally set forth in the Declaration submitted by Landlord.

6.
(A)    It is understood and agreed that electricity usage in Building B for both heating, ventilation and air conditioning ("HVAC") and tenant electricity ("Tenant Electricity") is currently measured by a single meter serving the entire Building (the "Building Meter"). Landlord will be installing a check meter to measure HVAC consumption in the Additional Premises (the "Additional Premises HVAC Meter") as part of the 2010 Base Building Work, and Tenant will be installing check meters to measure Tenant Electricity consumption in the Additional Premises (the "TE Meter") as part of the Additional Premises Tenant Improvement Work (as defined in Section 8(B) below).

(B)    As Tenant will initially be the only occupant of Building B, the majority of the costs for both HVAC and Tenant Electricity in Building B will be attributable to Tenant's operations within the Additional Premises and the performance of the Additional Premises Tenant Improvement Work. Accordingly, commencing on October 1, 2010 and until such time as the Additional Premises HVAC Meter and the TE Meter have been installed, the costs of HVAC and Tenant Electricity will be payable by Tenant as follows:

(i)
For the period prior to the installation of either the Additional Premises HVAC Meter or the TE Meter, Tenant shall pay, as Additional Rent, an amount equal to Two Thousand and 00/100 Dollars ($2,000.00) per month (prorated on a daily basis for any partial month) for the costs of furnishing HVAC and Tenant Electricity to the Additional Premises.

(ii)
For the period from and after the installation of either the Additional Premises HVAC Meter or the TE Meter but prior to the installation of both the Additional Premises HVAC Meter and the TE Meter, Tenant shall pay, as Additional Rent, an amount equal to One Thousand and 00/100 Dollars ($1,000.00) per month (prorated on a daily basis for any partial month) for the costs of furnishing either HVAC or Tenant Electricity (i.e., whichever service has not been separately metered) to the Additional Premises. Notwithstanding the foregoing, if Tenant has installed the TE Meter and Landlord fails to install the Additional Premises HVAC Meter within six (6) months following the Additional Premises Commencement Date, Tenant will have no further obligation to pay the foregoing monthly payment of $1 ,000.00 per month for the cost of furnishing HVAC to the Additional Premises.

(C)    From and after such time as the Additional Premises HVAC Meter has been installed, and continuing thereafter monthly, in advance, on the first day of each and every calendar month during the Term at the time and in the fashion herein provided for the payment of Annual Fixed Rent, an amount estimated by Landlord from time to time by written notice to Tenant to cover Tenant's monthly payments for HVAC to the Additional Premises under this Section 6(C) based upon actual rates charged by the utility provider and without any mark-up by Landlord of such utility rates. If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the cost of furnishing HVAC to the Additional Premises as measured by the Additional Premises HVAC Meter for a full calendar year exceeds the estimated payments for HVAC paid by Tenant pursuant to the first sentence hereof, or for any such fraction of a calendar year exceeds the corresponding fraction of such estimated payments, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 6(C), the amount of such excess. If based upon Landlord's readings of the Additional Premises HVAC Meter, Landlord shall reasonably determine that the cost of the HVAC furnished to Tenant at the Additional Premises exceeds the amount being paid hereunder, then the Landlord may charge the Tenant for such excess and the Tenant shall promptly pay the same upon billing therefor.

Not later than ninety (90) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing HVAC to the Additional Premises as measured by the Additional Premises HVAC Meter based upon actual rates charged by the utility provider and without any mark-up by Landlord of such utility rates. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of HVAC, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 6(C) with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 6(C) against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under the Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

(D)    From and after such time as the TE Meter has been installed, and continuing thereafter monthly, in advance, on the first day of each and every calendar month during the Term at the time and in the fashion herein provided for the payment of Annual Fixed Rent, an amount estimated by Landlord from time to time by written notice to Tenant to cover Tenant's monthly payments for Tenant Electricity at the Additional Premises under this Section 6(D) based upon actual rates charged by the utility provider and without any mark-up by Landlord of such utility rates. If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the cost of furnishing Tenant Electricity to the Additional Premises as measured by the TE Meter for a full calendar year exceeds the estimated payments for Tenant Electricity payable pursuant to the first sentence hereof, or for any such fraction of a calendar year exceeds the corresponding fraction of such estimated payments, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 6(D), the amount of such excess. If Landlord shall reasonably determine that the cost of the Tenant Electricity furnished to Tenant at the Additional Premises exceeds the amount being paid hereunder, then Landlord may charge Tenant for such excess and Tenant shall promptly pay the same upon billing therefor.

Not later than ninety (90) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing Tenant Electricity to the Additional Premises as measured by the TE Meter based upon actual rates charged by the utility provider and without any mark-up by Landlord of such utility rates. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of Ten ant Electricity, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 6(D) with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 6(D) against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under the Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

(E)    All other utilities provided to Building B (other than HVAC measured by the Additional Premises HVAC Meter and Tenant Electricity measured by the TE Meter, which will not be included in Landlord's Operating Expenses) shall be payable by Tenant as part of Operating Expenses Allocable to the Premises under Section 2.6 of the Lease
(as amended hereby).

7.
Effective as of the Additional Premises Commencement Date, the Number of Parking Privileges (also referred to in Section 2.2.1 of the Lease as the "Number of Parking Spaces") provided to Tenant under the Lease shall be increased by an additional seventy seven (77) parking privileges, subject to and in accordance with the terms of Section 2.2.1 of the Lease.

8.
(A)    Subject to Landlord's obligations in Section 9 below to complete the 2010 Base Building Work and Landlord's obligations applicable to the Additional Premises under the Lease, Tenant agrees to accept the Additional Premises in "as is" condition and Landlord shall have no obligation to perform any additions, alterations or demolition in the Additional Premises and Landlord shall have no responsibility for the installation or connection of Tenant's security, telephone or other communications equipment or systems, provided, however, Landlord shall deliver possession of the Additional Premises to Tenant on the Additional Premises Commencement Date vacant, broom clean, free of all occupants and debris and free of any right or claim of right of use or occupancy by any other party.

(B)    Landlord shall provide to Tenant an allowance equal to the product of (i) $22.00 and (ii) the Rentable Floor Area of the Additional Premises (the "Additional Premises Tenant Allowance"). The Additional Premises Tenant Allowance shall be used and applied by Tenant solely on account of the cost of the work to be performed by Tenant in order to prepare the Additional Premises for Tenant's use and occupancy (the "Additional Premises Tenant Improvement Work"), which such Additional Premises Tenant Improvement Work shall be performed in accordance with the terms and provisions of the Lease applicable to alterations except as otherwise set forth in this First Amendment. It is understood and agreed that Tenant may retain contractors and subcontractors that use union or non-union labor in connection with the construction of the Additional Premises Tenant Improvement Work, and in no event will

Tenant have any obligation to pay any fees to Landlord under Section 5.14 of the Lease in connection with Landlord's review of the Additional Premises Tenant Improvement Work and plans related thereto. For the purposes hereof, the costs to which the Additional Premises Tenant Allowance may be applied hereunder shall include the cost of leasehold improvements but not the cost of any of Tenant's personal property, trade fixtures or trade equipment or any so-called soft costs; provided, however, that a portion of the Additional Premises Tenant Allowance in an amount not to exceed the product of (x) $5.00 and (y) the Rentable Floor Area of the Additional Premises may be applied towards the costs incurred by Tenant (as evidenced by paid invoices or receipts submitted by Tenant to Landlord) in preparing architectural and engineering plans in connection with the Additional Premises Tenant Improvement Work and in installing wiring and cabling for Tenant's telecommunications equipment in the Additional Premises.

In addition, Landlord shall provide to Tenant an allowance of Three Thousand and 00/100 Dollars ($3,000.00) (the "Access Work Allowance") to be used solely towards the costs of installing, at Tenant's option, double-doors and a card reader on the first (lst) floor of Building B andlor a card access system in the elevators accessing the Additional Premises (the "Access Work") as part of the Additional Premises Tenant Improvement Work. In connection therewith, it is understood and agreed that (x) the Access Work Allowance may be applied solely towards the cost of the Access Work, and (y) to the extent Tenant does not fully utilize the Access Work Allowance, Tenant shall not be entitled to apply any unused portions of the Access Work Allowance towards the costs of any other portion of the Additional Premises Tenant Improvement Work nor shall Tenant be entitled to any credit on account thereof.

Landlord shall also provide to Tenant an allowance of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) (the "TE Meter Allowance") to be used solely towards the costs of installing the TE Meter described in Section 6 above (the "TE Meter Work") as part of the Additional Premises Tenant Improvement Work. In connection therewith, it is understood and agreed that (x) the TE Meter Allowance may be applied solely towards the cost of the TE Meter Work, and (y) to the extent Tenant does not fully utilize the TE Meter Allowance, Tenant shall not be entitled to apply any unused portions of the TE Meter Allowance towards the costs of any other portion of the Additional Premises Tenant Improvement Work nor shall Tenant be entitled to any credit on account thereof.

The Additional Premises Tenant Allowance, the Access Work Allowance and the TE Meter Allowance are hereinafter referred to collectively as the "Tenant Allowances."

Landlord shall pay within thirty (30) days after receipt of a complete requisition (as hereinafter defined) submitted by Tenant to Landlord the requested portiones) of the Tenant Allowances as set forth on such requisition either to Tenant or, at Tenant's election, directly to the contractors, vendors and other service providers performing the Additional Premises Tenant Improvement Work as Tenant may designate or request, until the entirety of Tenant Allowances has been applied towards the appropriate components of the Additional Premises Tenant Improvement Work as set forth above, For the purposes hereof, a "requisition" shall mean written documentation, together with (i) an AlA requisition form with respect to work performed pursuant to Tenant's construction contract with its general contractor, (ii) invoices from Tenant's service providers, showing in reasonable detail the cost of the item in question or of the improvements installed to date in the Premises, (iii) lien waivers in the form attached as Exhibit F -1 to the Lease (provided that Tenant shall not be required to deliver any lien waivers with respect to any items of work covered by Tenant's first requisition for the Tenant Allowances to the extent Tenant had not paid the service provider(s) at issue prior to the date of such requisition, but Tenant shall deliver the lien waivers and evidence of payment in full of the items of work covered by such first requisition within twenty-one (21) days following the disbursement of the Tenant Allowances with respect to such first requisition) and (iv) certifications from Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such certification. In the event that any portions of the Tenant Allowances reflected on a particular requisition are to be funded directly to Tenant, as Tenant may designate or request, such requisition shall be accompanied by evidence reasonably satisfactory to Landlord that the items, services and work covered by such requisition have been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

Notwithstanding anything contained herein to the contrary:

(i)
Landlord shall have no obligation to advance funds on account of the Tenant Allowances unless and until Landlord has received the requisition in question, together with the certifications required above.

(ii)
Except with respect to work and/or materials previously paid by Tenant (as evidenced by paid invoices and written lien waivers provided to Landlord), Tenant shall have the right to have portions of the Tenant Allowances paid directly to Tenant's contractors, consultants, service providers and vendors.

(iii)
Tenant shall not be entitled to any portion of the Tenant Allowances, and Landlord shall have no obligation to pay the Tenant Allowances, in respect of any requisition submitted after the date which is two (2) years from the Additional Premises Commencement Date (it being understood and agreed that irrespective of said time period, Tenant shall not be entitled to any payment or credit on account of any unused portions of the Tenant Allowances nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease).

(iv)
Landlord shall have no obligation to fund any portion of the Tenant Allowances to the extent that (a) at the time of the requisition Tenant is in default under this Lease beyond the expiration of any notice and cure period (it being understood and agreed that if Tenant cures a default prior to the expiration of the applicable cure period, or if Tenant cures a default thereafter and Landlord has not terminated this Lease, Tenant shall be entitled to such payment from Landlord) or (b) there are any liens (unless bonded to the reasonable satisfaction of Landlord) filed against Tenant's interest in this Lease or against the Building or the Site arising solely out of the Additional Premises Tenant Improvement Work (specifically excluding the 2010 Base Building Work) or any litigation in which Tenant is a party relating to the Additional Premises Tenant Improvement Work.

(v)
For each requisition submitted by Tenant hereunder, Landlord shall only be required to disburse a portion of the applicable Tenant Allowance towards the total costs set forth on each such requisition in an amount equal to the same proportion as the total component of the Tenant Allowance at issue bears to the total costs of the Additional Premises Tenant Improvement Work towards which such component of the Tenant Allowances may be applied (with Tenant being fully and solely responsible for the remainder of the amount shown in the requisition). By way of example, if the total Additional Premises Tenant Allowance equals $565,620.00 and the total costs of the Additional Premises Tenant Improvement Work (less the Access Work and the TE Meter Work) equal $1,131,240.00, then the ratio of the total Additional Premises Tenant Allowance to the total costs of the Additional Premises Tenant Improvement Work (less the Access Work and the TE Meter Work) would be 1:2 and if Tenant submitted a requisition for $300,000.00, Landlord would be required to disburse $150,000.00 of the Tenant Allowance on account of such requisition and Tenant would be responsible for the remaining $150,000.00.

(vi)
In no event shall Landlord be deemed to have assumed any obligations, in whole or in part, of Ten ant to any contractors, subcontractors, suppliers, workers or material men on account of the Additional Premises Tenant Improvement Work (specifically excluding the 2010 Base Building Work).\

(C)    For the purposes of this First Amendment, a "Landlord Delay" shall be defined as any delay in the design, permitting or performance of the Additional Premises Tenant Improvement Work and/or the authorization for issuance of a certificate of occupancy for the Additional Premises to the extent that such delay is actually caused by any act or, where there is a duty to act under the Lease (as herein amended), any failure to act by Landlord or Landlord's contractors, architects, engineers, or anyone else engaged by or on behalf of Landlord in connection with the construction of the 2010 Base Building Work as set forth in this First Amendment, except to the extent such failure is the result of Tenant Delays or Landlord's Force Majeure (as defined in, and subject to the terms and limitations of, Section 3.5(B) of the Lease) and disclosed to Landlord as hereinafter provided. Notwithstanding the foregoing, in no event shall any delays in the completion of the Additional Premises Tenant

Improvement Work caused by Landlord's use of non union labor constitute a Landlord Delay hereunder.

Notwithstanding the foregoing, no event shall be deemed a Landlord Delay unless and until Tenant has given Landlord written notice (the "Landlord Delay Notice") advising Landlord: (x) that a Landlord Delay is occurring and setting forth Tenant's good faith estimate as to the likely length of such Landlord Delay; (y) of the basis on which Tenant has determined that a Landlord Delay is occurring; and (z) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay. No event shall be deemed to be a Landlord Delay unless and until Landlord has failed to rectify the situation causing the Landlord Delay within forty-eight (48) hours after Landlord's receipt of the Landlord Delay Notice (which for the purposes of determining receipt may be delivered by hand to Michael Bowers, Landlord's Construction Representative, at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199); provided, however, that if Landlord shall fail to eliminate the Landlord Delay within the aforesaid 48-hour period, then the 48-hour cure period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice (it being understood and agreed that if Landlord shall in fact eliminate the delay within the 48-hour cure period, no Landlord Delay shall be deemed to have occurred for the purposes of this First Amendment). In addition, any delay to the extent caused by (i) Tenant Delay (as defined in subsection 9(C) below) or (ii) Landlord's Force Majeure (subject to the terms and limitations set forth in Section 3.5(B) of the Lease), shall not constitute a Landlord Delay.

9.
(A)    The "2010 Base Building Work" shall mean all labor, materials and other work necessary to design, permit and perform the alterations and improvements to Building B described on Exhibit B attached hereto. Landlord, at its sole cost and expense and without inclusion in Operating Expenses Allocable to the Premises, shall promptly and with all due diligence perform the 2010 Base Building Work in a good and workmanlike manner, and in connection therewith, Landlord shall obtain all necessary governmental permits and approvals necessary for the construction of the 2010 Base Building Work.

(B)    Landlord shall use commercially reasonable efforts to substantially complete the 2010 Base Building Work on or before the date which is four (4) months following the Additional Premises Commencement Date (subject to Tenant Delays, as hereinafter defined, and Landlord's Force Majeure, as defined in Section 3.5(B) of the Lease), but Landlord shall have no liability to Tenant for the failure to substantially complete the 2010 Base Building Work by any particular date other than the corresponding extension of the Additional Premises Interim Payment Date and the Additional Premises Rent Commencement Date pursuant to Sections 4 and 5 above. For the purposes hereof, the 2010 Base Building Work shall be deemed to be substantially completed on the date on which the work described on Exhibit B has been completed except for so-called "punch list" items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant's use and enjoyment of the Additional Premises or the right to legally occupy the Additional Premises.

In connection therewith, it is understood and agreed that Landlord may be performing the2010 Base Building Work at the same time Tenant is performing the Additional Premises Tenant Improvement Work, and accordingly Landlord and Tenant agree to cooperate with each other in good faith to minimize any unreasonable interference in the performance of their respective items of work (consistent with the nature of the work being performed) and the provisions of Section 3.6(A) shall be applicable to the performance by Landlord and Tenant of the 2010 Base Building Work and the Additional Premises Tenant Improvement Work, respectively. It is further understood and agreed that portions of the Additional Premises may not be served by heating, ventilating and air conditioning as Landlord is completing the installation of the HVAC system as part of the 2010 Base Building Work, and that the foregoing shall not in any way be deemed to be an interruption in services or Landlord Delay.

All new materials provided as part of the 2010 Base Building Work shall be subject to the same warranties applicable to the Base Building Work set forth in Section 3.6(B) of the Lease, which warranties are expressly incorporated herein by reference, except that, for purposes of such incorporation, references therein to the "Base Building Work" shall be deemed references to the "2010 Base Building Work", references to the "Tenant Improvement Work" shall be deemed references to the "Additional Premises Tenant Improvement Work" and references to the "Completion Date" shall be deemed references to the date Landlord substantially completes the 2010 Base Building Work pursuant to this First Amendment. In addition, the terms of Section 3.7 of the Lease are hereby incorporated by reference into this Section 9, except that for purposes of such incorporation, references to "Article III" shall be deemed references to Sections 8 and 9 of this First Amendment.

(C)    For the purposes of this First Amendment, a "Tenant Delay" shall be defined as any delay in the design, permitting or performance of the 2010 Base Building Work to the extent that such delay is actually caused by any act or, where there is a duty to act under the Lease (as herein amended), any failure to act by Tenant or Tenant's contractors, architects, engineers, or anyone else engaged by or on behalf of Tenant in connection with the construction of the Additional Premises Tenant Improvement Work and disclosed to Tenant as hereinafter provided. Notwithstanding the foregoing, in no event shall any delays in the completion of the 2010 Base Building Work caused by Tenant's use of non-union labor constitute a Tenant Delay hereunder.

Notwithstanding the foregoing, no event shall be deemed a Tenant Delay unless and until Landlord has given Tenant written notice (the "Tenant Delay Notice") advising Tenant: (x) that a Tenant Delay is occurring and setting forth Landlord's good faith estimate as to the likely length of such Tenant Delay; (y) of the basis on which Landlord has determined that a Tenant Delay is occurring; and (z) the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay. No event shall be deemed to be a Tenant Delay unless and until Tenant has failed to rectify the situation causing the Tenant Delay within forty-eight (48) hours after Tenant's receipt of the Tenant Delay Notice (which for the purposes of determining receipt may be delivered by hand to Molly Gates at J. Calnan & Associates and Jim Finco, Tenant's Construction Representatives); provided, however, that if Tenant shall fail to eliminate the delay within the aforesaid 48- hour period, then the 48-hour cure period shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice (it being understood and agreed that if Tenant shall in fact eliminate the Tenant Delay within the 48-hour cure period, no Tenant Delay shall be deemed to have occurred for the purposes of this First Amendment). In addition, any delay to the extent caused by (i) Landlord Delay or (ii) Tenant's Force Majeure (as defined in, and subject to the terms and limitations of, Section 3.5(D) of the Lease) shall not constitute a Tenant Delay.

The date of substantial completion of the 2010 Base Building Work shall be deemed to have occurred as of the date when substantial completion of the 2010 Base Building Work would have occurred but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment (it being understood and agreed that the foregoing shall not be construed so as to relieve Landlord of its obligation to actually complete the 20 10 Base Building Work, notwithstanding the fact that substantial completion may have been deemed to have occurred prior to actual completion as the result of Tenant Delays). Tenant covenants that no Tenant Delay shall delay the obligation to pay Annual Fixed Rent or Additional Rent and the determination of the Additional Premises Interim Payment Date and the Additional Premises Rent Commencement Date.

10.
Notwithstanding anything in the Lease to the contrary, for purposes of the Additional Premises only, Tenant's obligations under Section 5.12 of the Lease shall not apply until following the Additional Premises Commencement Date and references in Section 5.12 to the "Base Building Work" and the "Tenant Improvement Work" shall be deemed references to the "2010 Base Building Work" and the "Additional Premises Tenant Improvement Work", respectively, with respect to the Additional Premises.

11.
(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than Richards Barry Joyce & Partners (the "Broker") and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment other than the Broker, and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord's selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall pay the commission and fees due to the Broker 011 account of this First Amendment.

12.	Tenant's expansion rights set forth in Section 8.28 and Section 8.29 shall remain in full force and effect, except for Tenant's rights under Section 8.29(A) which have expired.

13.
Landlord hereby represents and warrants to Tenant that Landlord is the fee simple owner of the Complex and, as of the date hereof, the Complex is not subject to any mortgage, ground lease or overlease.

14.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

13.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the "Lease" shall be deemed to be references to the Lease as herein amended.

[page ends here]

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:
BOSTON PROPERTIES PARTNERSHIP	LIMITED
By: Boston general partner
By: /s/ David C Provost
Name: David C Provost
Title: Senior Vice President
Boston Properties
TENANT:

ATTEST:    IROBOT CORPORATION

By: /s/ Glen D Weinstein
Name: Glen D Weinstein
Title: Secretary, SVP ,General Counsel

By: /s/ John J. Leahy
Name: John J. Leahy
Title: Executive Vice President, CFO
Hereto duly authorized

By: /s/ Paul Tavalone
Name: Paul Tavalone
Title: Assistant Treasurer
Hereto duly authorized

EXHIBIT A

Additional Premises

See Attached

EXHIBIT B

2010 Base Building Work

The following represents the base building scope of work associated with the iRobot expansion into Building B:

Partitions and Openings:

•	Remove and replace existing openings between Building B and A with fire rated gypsum drywall assembly on the second floor only.

•	Provide full height two (2) hour rated drywall assembly to wall separating Building A and B including all columns, doors openings on the first and second floors.

•	Provide a fire rated wall enclosure on first and second floors at the stairwell in the south east comer.

•
Confirm existing enclosure is fire rated wall on first and second floors at the stairwell on the north east comer, revised existing handrails to meet ADA Compliance and provide finish upgrades similar to Building C, D, and E including new floor coverings, painting of stairwell walls and new lighting.

•	Provide an allowance of $3,000.00 for tenant to install double doors and card reader at first floor or card access within the elevator for security as noted in Section 8 (B) of the Lease Amendment.

•	Provide a new single unisex ADA compliance restroom adjacent to the existing toilet rooms on the second floor and provide finishes to match upgrades similar to Building C, D and E toilet rooms.

Existing 2nd Floor Restroom Upgraded - Furnish upgrades similar to Building C, D, and E restrooms, new tile floors and walls, with finishes and materials to be selected by Landlord:

•	New tile flooring and walls

•	New mirrors

•	New hard surfaced counters

•	New fixtures, faucets and valves

•	New privacy partitions

•	New accessories including grab bars, sanitary napkin, paper and soap dispensers, paper towel and sanitary napkin disposal

•	Soffits and lighting over lavatories

•	Paint remaining drywall walls and ceiling
HVAC:

•	Landlord will install a packaged rooftop AC unit sized for 300 - 400 square foot per ton maximum of air conditioning for the second floor premises. Duct work from the new unit will be stubbed into the second floor ceiling plenum to allow for iRobot to connect their distribution ductwork. Up to five (5) feet of horizontal duct will be provided.

•	Roof exhaust fans complete with associated ductwork will be provided for the second floor toilet rooms

Electrical:

•
New smoke and duct smoke detectors will be installed in mechanical/electrical space and roof top mechanical equipment to meet all code and local fire department requirements for the base building only, other necessary installations will be part of the Tenant Work. Landlord will provide iRobot with an allowance in the amount of $1,500.00 to be used for the installation of the meter for the tenant electricity on the second floor) , as noted in Section 8 (B) of the Lease Amendment.

Roof:

•	A new EPDM roofing system with a warranty is to be installed at Building B

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (the or this "Amendment") is made as of this 20th day of May, 2014 (the "Effective Date") by and between DIV BEDFORD, LLC, a Massachusetts limited liability company ("Landlord"), having a place of business at c/o The Davis Companies, 125 High Street, 21st Floor, Boston, MA 02110 and IROBOT CORPORATION., a Delaware corporation ("Tenant"), having a place of business at 4-18 Crosby Drive, Bedford, MA 01730.

WITNESSETH:

WHEREAS, Landlord's predecessor-in-interest and Tenant are parties to that certain Lease dated as of February 22, 2007, as amended by that certain Letter Agreement dated as of May 4, 2007, as further amended by that certain Letter Agreement dated August 15, 2007, as further amended by a First Amendment to Lease dated September 16, 2010 (as amended, the "Original Lease"), whereby Tenant leases approximately 183,486 rentable square feet of rentable floor area located within the complex (the "Complex") known as Bedford Business Park, Bedford, Massachusetts.

WHEREAS, Landlord and Tenant desire to amend the Original Lease as specified herein in and as described hereby.

WHEREAS, Tenant has initiated a building transformation and upgrade project (the "Facilities Transformation") for certain interior renovations and upgrades, and Landlord has reviewed and conceptually approved the Facilities Transformation, subject to final approval of the plans in accordance with the Lease (such final approval not to be unreasonably delayed, withheld or conditioned).

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Landlord and Tenant hereby agree that:

1.     Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Original Lease. From and after the Effective Date hereof, the term "Lease" as used in the Original Lease shall mean and refer to the Original Lease as amended by this Amendment.

2.     Land Recreation Area A. Exhibit I-I of the Original Lease shall be and hereby is deleted in its entirety and shall be and hereby is replaced with Exhibit I-I captioned "Revised Land Recreation Area A" attached hereto and incorporated herein by reference.

3.     Conversion of a Portion of Additional Premises to Common Area. Within thirty (30) days of receiving notice from Landlord (which notice shall be given l}-olater than the first anniversary of the Effective Date) and approval by Landlord's lenders as provided for in Section 13, below, Tenant shall surrender to Landlord certain area situated within the Additional Premises, as shown on Exhibit A-3 attached hereto and incorporated herein by reference. Such surrendered premises shall be converted to common area for use by Tenant and others in common at Landlord's sole cost and expense.

4.     Entry Facade Improvements. Attached hereto as Exhibit B-3, and incorporated herein by reference is Landlord's current conceptual plan for certain facade improvements, which plan is subject to such changes as Landlord, in consultation with Tenant, determines are necessary or appropriate (the "Entry Facade Improvements"). The Entry Facade Improvements do not include replacement of windows. Landlord, at its sole cost and expense shall perform the Entry Facade Improvements in a good and workmanlike manner, and in connection therewith, Landlord shall obtain all necessary governmental permits and approvals necessary for the construction of the Facade Improvements.

5.     Building and Property Upgrades. Tenant acknowledges that Landlord may undertake a plan to alter, renovate and/or upgrade various building facades and perform other interior and exterior renovations and upgrades and site improvements, and that any such work may cause temporary noise, dust or dirt, vibration, or other disruption, including the need to temporarily vacate certain areas of the Premises.

6.     Construction Logistics. Before commencing any of the work referenced in Sections 2 - 5, Landlord will prepare a Construction Logistics Plan and obtain Tenant's approval thereto, which approval shall not unreasonably be delayed, conditioned or withheld, which plan shall detail the impact of such work. Tenant will cooperate with Landlord to permit Landlord access to the Premises if necessary to perform the work, and Landlord shall use commercially reasonable efforts to minimize all such disruption, but rent shall not abate and Landlord shall not be liable to Tenant for any such noise, dust or dirt, vibration or other disruption arising from or related to the work. Notwithstanding the above, Landlord reasonably will cooperate with Tenant to minimize any disruption to the Facilities Transformation, including but not limited to adjusting the proposed Construction Logistics Plan to reasonably accommodate Tenant's timing related to the Facilities Transformation, provided same is commercially reasonable and does not result in any loss, cost or material expense to Landlord.

7.     Broker. Landlord and Tenant represent and warrant to each other that they have not had any dealings with any broker, agent or finder in connection with the transaction evidenced by this Amendment. Each party agrees to protect, indemnify, defend and hold the other harmless from and against any and all expenses with respect to any compensation, commissions and charges claimed by any broker, agent or finder, with respect to this Amendment and the negotiation thereof that is made by reason of any action or agreement by such party.

8.     Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Amendment, the Original Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

9.     Authority. Landlord represents and warrants to Tenant that Landlord and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation. Tenant hereby represents and warrants to Landlord that Tenant and each person signing on its behalf are duly authorized to execute and deliver this Amendment, and that this Amendment constitutes the legal, valid and binding obligation of Tenant.

10.     Execution by Facsimile or Electronic Mail. The parties agree that this Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Amendment.

11.     Governing Law/Binding Effect. The Lease and this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

12.     General Provisions. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Tenant represents and warrants to Landlord that no portion of the Premises has been assigned, sublet or licensed for use by any other occupant.

13.     Effective Date. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord's lenders. Landlord shall use its commercially reasonable efforts to obtain its lender's approval to this Amendment. If Landlord does not obtain its lender's approval within sixty (60) days of Tenant's and Landlord's mutual execution and delivery of this Amendment, then this Amendment shall be null and void and the Original Lease shall remain in full force and effect and shall not be amended by the terms of this Amendment.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the under have executed this Amendment to Lease as an instrument under seal as of the Effective Date written above.

LANDLORD:
DIV Bedford, LLC, a Massachusetts limited liability company

By: Bedford Manager Corp., its manager

By: /s/ Richard McCready
Name: Richard McCready
Title: President

TENANT.
iRobot Corporation., a Delaware corporation

By: /s/ Alison Dean
Name: Alison Dean
Title: CFO

SECRETARY'S CERTIFICATE

I, Glen Weinstein, Secretary of iRobot Corporation, a Delaware corporation (the "Corporation"), hereby certify that all requisite corporate approval was given for the Corporation, as Tenant, to enter into a Second Amendment to Lease with DIV Bedford, LLC, as Landlord, concerning Tenant's lease at the building located at, known as and numbered 4-18 Crosby Drive, Bedford, Massachusetts, a copy of which Second Amendment to Lease is attached hereto and made a part hereof.

I further certify that Alison Dean, as CFO of the Corporation has authority to execute and deliver to the Landlord said Second Amendment to Lease on behalf of the Corporation upon the terms contained therein.

Witness my hand and seal of the Corporation this 20th day of May, 2014.

/s/ Glen Weinstein
Name: Glen Weinstein
Title: Secretary

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of April 10, 2015, by and between DIV BEDFORD, LLC, a Massachusetts limited partnership (“Landlord”), and IROBOT CORPORATION, a Delaware corporation (“Tenant”).
R E C I T A L S:

A.Landlord and Tenant are parties to that certain Lease dated as of February 22, 2007, as amended by that certain Letter Agreement dated as of May 4, 2007, as further amended by that certain Letter Agreement dated August 15, 2007, as further amended by a First Amendment to Lease (the “First Amendment”) dated September 16, 2010, as further amended by a Second Amendment to Lease dated as of May 20, 2014 (as amended, the “Lease”) for certain premises containing 183,486 rentable square feet located within the complex (“Complex”) known as XChange at Bedford (formerly known as Bedford Business Park), Bedford, Massachusetts (the “Original Premises”).

B.Tenant and Landlord have agreed to expand the Premises to include an additional 19,555 rentable square feet on the first floor of Building B (aka 6 Crosby Drive) as further shown on Exhibit A, attached (the “Additional Building B Space”)

C.Landlord and Tenant desire to amend the Lease as set forth below.

A G R EE M E N T:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
1.Additional Space Commencement Date. Effective as of the Additional Space Commencement Date (hereinafter defined), the Additional Building B Space shall be added to the Original Premises (the Original Premises and the Additional Building B Space shall be collectively referred to as the “Premises”) upon all of the terms and conditions of the Lease as modified herein. The lease of the Additional Space shall terminate on the date (the “Additional Space Expiration Date”) of the termination of the lease for the Original Premises, subject to extension in accordance with Section 4, below. As used herein, the term “Additional Space Commencement Date” shall mean the later to occur of (a) November 1, 2015 (the “Target Delivery Date”), and (b) the date upon which Landlord delivers possession of the Additional Space to Tenant with Landlord’s Work (hereinafter defined) Substantially Complete (hereinafter defined), subject to adjustment due to Tenant Delay (hereinafter defined). Landlord anticipates delivering possession of the Additional Space to Tenant with Landlord’s Work Substantially Complete on November 1, 2015; provided that Landlord’s failure to deliver possession of the Additional Space to Tenant by such date for reasons outside Landlord’s reasonable control shall not affect the enforceability of this Amendment, or subject Landlord to any liability to Tenant for damages or be deemed a default by Landlord of its obligations under the Lease.

2.Annual Fixed Rent. Tenant shall pay to Landlord Annual Fixed Rent with respect to the Additional Space in the manner and at the times set forth in Section 2.5 of the Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease.

Period	Annual Fixed Rent per Rentable Square Foot	Annual Fixed Rent	Monthly Installments of Annual Fixed Rent
Lease Year 1	$26.15	$511,363.25	$42,613.60
Lease Year 2	$26.65	$521,140.75	$43,428.40
Lease Year 3	$27.15	$530,918.25	$44,243.19
Lease Year 4	$27.65	$540,695.75	$45,057.98
Lease Year 5	$28.15	$550,473.25	$45,872.77

“Lease Year” shall mean the twelve (12) month period commencing on the Additional Space Commencement Date, and on each anniversary of the Additional Space Commencement Date thereafter (or portion thereof ending on the Additional Space Expiration Date).

3.Additional Rent. Commencing on the Additional Space Commencement Date, Tenant shall pay Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises with respect to the Additional Building B Space, and the “Rentable Floor Area of the Premises” shall consist of 203,041 square feet including both the Rentable Floor Area of the Original Premises (being 183,486 square feet) and the Rentable Floor Area of the Additional Building B Space (being 19,555 square feet). Notwithstanding the foregoing or anything to the contrary in the Lease, to the extent allocable to the Additional Building B Space, payments of Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be limited to amounts in excess of those incurred by Landlord and allocable to the Additional Building B Premises with respect to calendar year 2016 for Operating Expenses and the Town of Bedford fiscal year 2016 (e.g. currently July 1, 2015 through June 30, 2016) for Taxes. For the Original Premises, Tenant shall continue to pay its Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Original Premises without regard for such base years.

4.Extension Options. Tenant shall have the right to extend the term of the Lease for two additional periods of five years with respect to the Additional Building B Space on the same terms and conditions applicable to the Original Premises under Section 8.20 of the Lease. The parties acknowledge and agree that Tenant may only exercise its extension options under Section 8.20, as affected by this Section 4, with respect to the entire Premises (including the Additional Building B Space); e.g. the exercise of an extension option under Section 8.20 serves to extend the term of the Lease for the Original Premises in addition to the Additional Building B Space.

5.Condition of Premises. Subject to Landlord’s obligations to perform certain alterations and improvements to the Additional Building B Space (“Landlord's Work”) as further described on Exhibit B, attached, Tenant acknowledges that it is leasing the Additional Space in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Additional Building B Space or the Building have been made by Landlord or any party acting on Landlord's behalf, provided, however, Landlord shall deliver possession of the Additional Building B Space on the Additional Premises Commencement Date vacant, broom clean, free of all occupants and debris and free of any right or claim of right of use or occupancy by any other party. Notwithstanding the foregoing, Landlord agrees to perform certain alterations and improvements to the Additional Building B Space (“Landlord's Work”) as further described on Exhibit B, attached.

6.Electricity and HVAC. Tenant agrees to pay, or cause to be paid, all charges for electricity consumed in the Additional Building B Space for Tenant’s lights, plugs and VAV fan circulation (but expressly excluding the Building B rooftop HVAC unit) in the manner applicable to electricity charges for the Additional Space as provided in Section 6(D) of the First Amendment from and after the date that the Additional Space TE Meter (as defined therein) was installed. If Tenant installs any specialty equipment serving the Additional Building B Space, such as supplemental HVAC, it shall be check-metered by Tenant at Tenant’s expense and shall be paid for in the same manner. In connection with the Landlord’s Work, Landlord shall install a check-meter serving the Additional Building B Space at Landlord’s sole cost and expense. For purposes of clarification, HVAC services provided to Tenant by Landlord beyond the hours designated on Exhibit C to the Lease are charged to Tenant as additional services under Section 4.1.2 of the Lease.

7.Parking. From and after the Additional Space Commencement Date, Tenant’s Number of Parking Privileges, as described in Section 1.1 of the Lease, is hereby increased by 3.0 parking privileges for each 1,000 square feet of rentable floor area of the Additional Building B Space.

8.Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are CBRE, Inc. and Transwestern / RBJ, whose commissions and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

9.Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting the matters set forth in this Amendment and this Amendment constitutes the parties’ entire agreement with respect to the leasing of the Additional Building B Space and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto or with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Amendment.

10.Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

LANDLORD:
DIV Bedford, LLC, a Massachusetts limited liability company

By: Bedford Manager Corp., a Massachusetts Corporation

By: /s/ Richard McCready
Name: Richard McCready
Title: President

TENANT.
iRobot Corporation., a Delaware corporation

By: /s/ Paul Tavalone
Name: Paul Tavalone
Title: VP, Assistant Treasurer

By: /s/ Alison Dean
Name: Alison Dean
Title: CFO

EXHIBIT A

ADDITIONAL BUILDING B SPACE

LIMIT OF
TENANT
PREMISES

# EXHIBIT 1

## FIRST FLOOR - iROBOT PREMISES

6 CROSBY DRIVE
BEDFORD BUSINESS PARK
BEDFORD, MASSACHUSETTS

2015_0165LE1 5/4/2015

THIS SPACE
BUILDING 4 & 8 LOADING DOCK
BUILDING 4
BUILDING 16
BUILDING 6
CAFETERIA/ FITNESS CENTER
OUTSIDE DINING
BUILDING 8

FIRST FLOOR KEY PLAN

EXHIBIT B

WORK LETTER

1.Design and Construction of Landlord’s Work. Tenant shall provide a fit plan for the Landlord’s Work based on a scope of work that is consistent with the Building standard set forth on Schedule 1, attached, using Building standard materials, and capable of being completed within a fifteen (15) week construction schedule (the “Fit Plan”). Tenant shall finalize the Fit Plan and deliver the same to Landlord no later than May 8, 2015, which Fit Plan shall be subject to Landlord’s reasonable approval in accordance with the Lease (to be granted or denied within three (3) business days after submission to Landlord). No later than May 15, 2015, Landlord and Tenant shall cooperate to identify all finishes (which shall be Building standard by default, if not selected by Tenant by the aforementioned deadline) for the improvements shown on the final Fit Plan and identify any items that are long lead items. Any long lead items that would, in the opinion of Landlord’s general contractor, delay Substantial Completion beyond the Target Delivery Date shall be excluded from the requirement from Substantial Completion and shall be completed as Final Punchlist items.

Following approval of the Fit Plan, Landlord shall cause its architect, Walsh /Cochis Associates Inc. (“Landlord’s Architect”), to prepare construction documents for the Landlord’s Work (such construction documents, as they may be modified in accordance with this Exhibit B, being referred to herein as the “Construction Plans”). The Construction Plans shall be consistent with the final Schematic Plans. Prior to commencing the Landlord’s Work, Landlord shall provide Tenant with a copy of the Construction Plans for Tenant review and comment and to confirm that the Construction Plans are substantially consistent with the final Schematic Plans. Landlord shall endeavor to provide the Construction Plans to Tenant no later than five (5) weeks following the completion of the Fit Plan (subject to extension for Tenant Delay and Force Majeure). Tenant shall provide any comments to the Construction Plans to Landlord within three (3) business days following delivery by Landlord. Landlord shall respond to such comments by the date that is three (3) business days after the giving of such comments. In any event, Tenant shall authorize Landlord to proceed with Landlord’s Work no later than July 10, 2015.
The improvements to be performed by Landlord in accordance with the Construction Plans are hereinafter referred to as the "Landlord’s Work." It is agreed that construction of the Landlord’s Work is intended to be "turnkey" and will be completed at Landlord's sole cost and expense, subject to the Allowance (as defined below) and except as otherwise expressly set forth in this Exhibit B, using Building standard methods, materials and finishes, except as otherwise expressly provided in this Exhibit B. Landlord shall enter into a direct contract for the Landlord’s Work with a general contractor selected by Landlord, and Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord’s Work. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Construction Plans or the revisions thereto will be adequate for Tenant's use. A preliminary, estimated schedule for the Landlord’s Work is attached as Schedule 2 hereto, with the understanding that the schedule is subject to delays due to Tenant Delay and Force Majeure, and that Landlord’s failure to perform any task within the time period set forth on Schedule 2 shall not be deemed a default under the Lease.

Tenant understands that time is of the essence to Landlord in causing the date of Substantial Completion to occur on or before the Target Delivery Date. At all times, Tenant will act promptly (and in any case within three business days unless a longer period of time is specified herein) on any construction-related questions or matters, including color approvals. If Tenant shall fail to act in a timely fashion as required hereunder on any construction-related question or matter, then Tenant’s failure shall constitute a Tenant Delay (as defined in Section 10, below) and, as set forth in Section 10, below, Substantial Completion shall be deemed to have occurred earlier than the actual date thereof by the number of days by which Tenant’s action is delayed.
2.Tenant Work for Certificate of Occupancy. Tenant shall substantially complete, at Tenant’s expense, in a timely manner pursuant to Landlord’s construction schedule (the “Construction Schedule”) as initially provided to Tenant, as the Construction Schedule may subsequently be revised from time to time by Landlord, the installation of the FF&E (as defined below) necessary to obtain a certificate of occupancy from the Town of Bedford for the Additional Building B Space at Tenant’s sole cost and expense. If Tenant does not perform such work in a timely manner, then Landlord shall have the right, upon prior written notice to Tenant and a reasonable opportunity to cure, to do such work as is necessary to obtain the certificate of occupancy at Tenant’s expense. Tenant shall retain the vendors performing the work necessary to install its FF&E no later than May 15, 2015, for the purpose of enabling Landlord to cooperate with Tenant regarding the FF&E installation.

3.Substantial Completion of the Landlord’s Work. The Landlord’s Work shall be deemed “Substantially Completed”, and the Landlord’s Work shall be “Substantially Complete”, when Landlord’s contractor or Landlord’s Architect certifies to Landlord and Tenant in writing that: (a) the Landlord’s Work has been completed in accordance with the Construction Plans, subject only to the Final Punchlist (defined below) and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment that will not interfere materially with occupancy by Tenant; and (b) Landlord has obtained a certificate of occupancy (or its equivalent) from the municipality permitting the lawful use and occupancy of the Additional Building B Space for the purposes specified in this Lease; provided, however, that if Landlord is unable to obtain such certificate of occupancy (or its reasonable equivalent) by virtue of the fact that Tenant has not yet completed the installation of its FF&E (defined hereinafter) or for any other reason beyond the reasonable control of Landlord, then the Landlord’s Work shall be deemed substantially complete upon the certification of Landlord’s Architect or contractor as stated in subsection (a), above, notwithstanding anything to the contrary in the foregoing.

4.Punchlist. On a date or dates reasonably specified by Landlord, Landlord’s Architect shall inspect the Landlord’s Work and shall prepare a list of the customary punchlist type items, and any items of a seasonal nature, then remaining to be completed (the “Final Punchlist”). Landlord shall cause such items to be completed in a diligent manner during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s use and occupancy of the Additional Building B Space. In any event, Landlord shall use commercially reasonable efforts to complete all punch list work within sixty (60) days (or such longer period as is reasonably required with respect to applicable items), other than matters that cannot be completed owing to their seasonal nature, and subject to extension for Force Majeure and Tenant Delays.

5.Final Completion; Acceptance by Tenant. Except for latent defects and uncompleted items of Landlord’s Work specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of Landlord’s Work on the Additional Space Commencement Date. In the case of a dispute concerning the completion of items of Landlord’s Work specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of Landlord’s Architect or contractor certifying that such items have been completed. In the case of latent defects in Landlord’s Work appearing after the Additional Space Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the date that is eleven (11) months following the Additional Space Commencement Date if Tenant has not then given written notice of such defect to Landlord. For the purposes of this Lease, “latent defects” shall mean defects in the construction of the Landlord’s Work that are not observable by visible inspection at the time the Final Punchlist is prepared. Landlord shall cause Landlord’s contractor so to remedy, repair or replace any such latent defects identified by Tenant within such eleven (11) month period, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Additional Building B Space. The foregoing shall constitute Landlord’s entire obligation with respect to all latent defects in the Landlord’s Work.

6.Authorized Representative. Chad Haskell, Tenant’s Authorized Representative, shall have full power and authority to act on behalf of Tenant on any matters relating to Landlord’s Work. Tenant may name a replacement Authorized Representative from time to time by written notice to Landlord making reference to this Exhibit B. Chris Chandor, Landlord’s Authorized Representative, shall have full power and authority to act on behalf of Landlord on any matters relating to Landlord’s Work. Landlord may name a replacement Authorized Representative from time to time by written notice to Tenant making reference to this Exhibit B.

7.Entry Prior to Commencement. If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony of labor relations at the Property, scheduling or coordination difficulties, etc.), Tenant may, on a reasonable schedule prepared by Landlord and incorporated into the Construction Schedule, and at Tenant’s sole risk and expense, enter the Additional Building B Space (each, an “Early Access Date”) twenty (20) days prior to the then anticipated Additional Space Commencement Date for the purpose of installing Tenant’s furniture, fixtures, and equipment (collectively, the “FF&E”). In no event shall the Landlord’s Work include any FF&E, the responsibility of which shall be Tenant’s. The provisions of this Section 7 shall apply only during the period prior to the Additional Space Commencement Date. Tenant acknowledges that Landlord’s ability to obtain a certificate of occupancy for the Additional Building B Space depends upon the completion of certain FF&E. The installation of the FF&E necessary for Landlord to obtain a certificate of occupancy shall be completed by Tenant no later than the date that is required for Landlord to Substantially Complete the Landlord’s Work on or before the Target Delivery Date. Prior to the Additional Space Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under this Lease except the obligations to pay Annual Fixed Rent and additional charges and other charges and other obligations the performance of which would be clearly incompatible with the installation of the FF&E. Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Additional Building B Space prior to the Additional Space Commencement Date shall be subject to all of the terms, conditions and requirements contained herein. Neither Tenant nor any Tenant contractor shall interfere in any way with construction of, nor damage, the Landlord’s Work or the common areas or other parts of the Building, and each shall do all things reasonably requested by Landlord to expedite construction of the Landlord’s Work. Without limitation, Tenant shall require each Tenant contractor to adjust and coordinate any work or installation in or to the Additional

Building B Space to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building. In all events, Tenant shall indemnify Landlord in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Landlord’s Work or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of Landlord’s Work is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant contractor, then such delay shall constitute a Tenant Delay as provided herein. Any requirements of any such Tenant contractor for services from Landlord or Landlord’s contractor, such as hoisting, electrical or mechanical needs, shall be paid for by Tenant and arranged between such Tenant contractor and Landlord or Landlord’s contractor; notwithstanding the foregoing to the contrary, there shall be no fee to Tenant for hoisting, loading dock or freight elevator use or electrical consumption during tenant’s move into the Additional Building B Space. Should the work of any Tenant contractor depend on the installed field conditions of any item of Landlord’s Work, such Tenant contractor shall ascertain such field conditions after installation of such item of Landlord’s Work. Neither Landlord nor Landlord’s contractor shall ever be required or obliged to alter the method, time or manner for performing Landlord’s Work or work elsewhere in the Building, on account of the work of any such Tenant contractor. Tenant shall cause each Tenant contractor performing work on the Additional Building B Space to clean up regularly and remove its debris from the Premises and Building.

8.Allowance. Landlord shall provide Tenant with an allowance for the costs (the “Allowance Costs”) of preparing the Additional Building B Space for Tenant's initial occupancy (including the costs of constructing the Landlord’s Work (the “Hard Costs”) and architectural and engineering fees incurred in the design of the Landlord’s Work) in an amount not to exceed Six Hundred Twenty-Five Thousand, Seven Hundred Sixty and 00/100 ($625,760.00) Dollars (i.e., $32.00 per rentable square foot of the Additional Building B Space initially leased hereunder, hereinafter, (the “Allowance”). At least eighty percent (80%) of the Allowance must be spent on Tenant’s Hard Costs for the Landlord’s Work; the remainder shall be used for Soft Costs. All construction and design costs for the Additional Building B Space in excess of the Allowance shall be paid for entirely by Tenant as provided in Section 9, below. As used herein, “Soft Costs” means the out-of-pocket costs incurred by Landlord for (i) architectural and engineering fees in preparing the Construction Plans, (ii) the construction management fee described in Section 9 below, and (iii) other charges by architects, engineers, design professionals and other consultants in connection with the design of the Landlord’s Work. Allowance Costs shall be expended by Landlord for the Direct Costs (as defined below) of the Landlord’s Work as such work progresses.

9.Tenant Payments For Excess Costs. As used herein, “Excess Costs” means any increase in the cost to design and construct the Landlord’s Work resulting from (i) Tenant Delay and/or (ii) costs to design and construct the Landlord’s Work in excess of the Allowance. Landlord shall invoice Tenant for Excess Costs as incurred, and Tenant shall pay Landlord for Excess Costs in monthly progress payments, within 20 days after invoice. The price for any Excess Costs shall be equal to Landlord’s Direct Costs incurred in connection with performing the Landlord’s Work giving rise to the Excess Costs. “Direct Costs” shall mean the total cost payable by Landlord (or its general contractor) for Landlord’s Work to contractors, subcontractors, materialmen, laborers, etc. (including any portions of such reasonable amounts designated subcontractor's or materialmen's profit, fee, overhead, and the like), all architect and design fees, life safety testing, additions and modifications, improvements to the structure and building base systems required to build out the Landlord’s Work (excluding structural improvements to support FF&E above and beyond normal and customary office use, which shall be performed as alterations subject to the provisions of Section 5.14 of the Lease by Tenant if required) plus all costs of insuring the Landlord’s Work in question and all costs of obtaining permits and inspections required by governmental authorities in connection with the Landlord’s Work in question. Landlord's invoices on account of Excess Costs may include any materials and equipment purchased to be part of Landlord’s Work and stored at Building B or some other location approved by Landlord and all deposits made on the purchase of such materials and equipment. Direct Costs shall include a three percent (3%) fee on all Direct Costs incurred by Landlord for construction management or supervision by Landlord.

10.Tenant Delay.

(a) The period for performance of the Landlord’s Work shall be extended by the number of days of actual construction delay in achieving Substantial Completion resulting from any “Tenant Delay”, meaning any delay in the design or construction of the Landlord’s Work resulting from:

(i) Tenant’s failure to comply with any of the delivery dates or comment dates contained in the Lease relative to the design, planning, selection of finishes and pricing for the Landlord’s Work;

(ii) Tenant’s failure to provide response to requests for information, approvals or disapprovals regarding the Landlord’s Work within three (3) business days after written request by Landlord or its contractors;

(iii) Tenant’s requests for the inclusion of materials or installations in the construction of the Landlord’s Work other than building standard items or items with delivery requirements that may have the effect of delaying the Substantial Completion of the Landlord’s Work beyond the Target Delivery Date, provided that Landlord gives Tenant written notice that such inclusion of materials or installations or such items, as applicable, will result in Tenant Delay (and any such Tenant Delay shall be measured from the date of such notice);

(iv) any acts, omissions, non-payment, defaults or misconduct of Tenant (or its agents, employees, design professionals, contractors, licensees or invitees) with respect to the construction of the Landlord’s Work, provided that Landlord gives Tenant written notice of such Tenant Delay (and any such Tenant Delay shall be measured from the date of such notice);

(v) any request by Tenant that Landlord delay the commencement of, or suspend the performance of, any Landlord’s Work;

(vi) failure of Tenant to complete the installation of the FF&E necessary for Landlord to obtain a certificate of occupancy in accordance with Landlord’s Construction Schedule; or

(vii) any interference with Landlord’s construction of the Landlord’s Work caused by Tenant or its contractors, subcontractors or suppliers Work, provided that Landlord gives Tenant written notice of such interference (and any such Tenant Delay shall be measured from the date of such notice).

(b)    Adjustment of Additional Space Commencement Date. If Landlord is unable to Substantially Complete the Landlord’s Work and deliver possession of the Additional Building B Space to Tenant on or before the Target Delivery Date as a result of any Tenant Delay, the Additional Space Commencement Date shall be advanced by the number of days of Tenant Delay experienced by Landlord in order to substantially complete the Landlord’s Work and deliver the Additional Building B Space to Tenant. The length of any Tenant Delay shall be the actual number of days that the Landlord’s Work is delayed, unless such Tenant Delay shall result from Tenant’s failure to act within the time periods expressly set forth in this Work Letter, in which case such Tenant Delay shall be deemed to be one day for each day measured from the date that Tenant was required to act as set forth herein until Tenant takes the required action. If claiming an acceleration of the Additional Space Commencement Date hereunder on account of any Tenant Delay, Landlord shall notify Tenant in writing of Landlord’s claimed length of such Tenant Delay(s). Unless Tenant disputes Landlord’s estimate by written notice delivered to Landlord within such two (2) business day period, Landlord’s estimate shall be deemed the conclusive determination of the length of such Tenant Delay.
11.    All disputes between the parties regarding Tenant Delays and other matters expressly referencing this Section 11 shall be resolved in accordance with this Section 11. Any arbitration decision under this Section 11 shall be enforceable in accordance with applicable law in any court of proper jurisdiction. A party may not initiate arbitration under this Section 11 without notifying the other party and requesting a meeting of senior representatives to resolve the dispute. Within three (3) business days following such notice, senior representatives of Landlord and Tenant that have authority to resolve the dispute shall meet in order to seek a resolution by agreement prior to the arbitration. If the dispute is not so resolved at the meeting (or if one party does not attend) then either party may initiate arbitration. Any arbitration conducted pursuant to this Section 11 shall be conducted in expeditious manner as possible to avoid delays in the construction of the Landlord’s Work. Within five (5) days after either party or its affiliates requests arbitration by notice to the other, Landlord and Tenant shall seek to agree to a single arbitrator who is an independent third party real estate professional with at least twenty (20) years of experience in construction disputes involving multi-tenant, first-class, office developments that has not worked for either party for the prior five (5) years (a “Qualified Arbitrator”) and, if they are unable to agree, then a Qualified Arbitrator shall, upon request by wither party, be appointed by the Boston office of the AAA or successor organization. The arbitrator shall decide the dispute by written decision. The arbitration shall be conducted in the Boston office of the AAA in accordance with the Fast Track Procedures (regardless of the amount in dispute) of the Construction Industry Arbitration Rules of the AAA, as modified and/or supplemented by this Section (or any successor organization) on an expedited basis and shall be concluded, with a decision issued, no later than seven (7) days after the date that such dispute is submitted for arbitration. The decision of the arbitrator shall be final and binding on the parties. The parties shall comply with any orders of the arbitrator establishing deadlines for any such proceeding. The fee of the arbitrator shall be paid equally by the parties. Each party shall pay all other costs incurred by it in connection with the arbitration.
12.    This Exhibit shall not be deemed applicable to any additional space added to the Additional Building B Space at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Schedule 1
Building Standards

Base Building Construction
For Tenant Improvements
6 Crosby Drive, Bedford, MA
Revised 3/18/15

1. Demolition:
As required per plan.

2. Interior Partitions:
New interior walls shall be constructed of 3-5/8" x 26 Ga. metal studs at 16" O/C with 1/2" gypsum wallboard on both sides. Walls shall extend to 6" above the ceiling grid.

Walls surrounding conference rooms shall be constructed of 3-5/8" x 25 Ga. metal studs at 16' O/C with one layer of 1/2" gypsum board on each side. Walls to extend to underside of deck above. Provide acoustical insulation between studs.

3. Doors, Frames and Hardware:
Provide new units as required by new layout. Exterior, egress, demising, mechanical and stairwell doors to remain. New interior doors shall consist of hollow metal frames and 3'0" x 7'0" paint grade wooden-veneer doors with passage-set cylindrical hardware.

One 2' glass side light per office, small conference room, meeting room; excluding storage, server and other rooms. Glass side lights will have a 1" aluminum channel on the floor 82" recessed channel at the header.

4. Ceilings:
Provide new Armstrong Cortega Second Look II 2'x4' ceiling tiles in 15/16" grid throughout all areas not specified as open ceiling.

5. Floor Finishes:
Provide new carpet at all open office areas, private offices and conference rooms, at a cost not to exceed $28 per square yard installed.

Provide Armstrong Standard Excelon vinyl floor tile at coffee areas, break rooms, storage rooms, server rooms and labs.

Provide new 4" vinyl base on all walls, except where hydronic baseboard heat exists.

6. Paint:
Gypsum board walls throughout all areas shall be painted, and shall receive one primer and two finish coats of latex eggshell finish paint.

All doors and frames shall receive a primer and two finish coats of latex acrylic semi gloss paint.

Specialty paint or finishes shall be at Tenant cost.

7. Lighting:
Provide new recessed 2x4 direct/indirect Lightolier Alter Classic, or equal light fixtures with T8 lamps and electronic ballast in all areas in ceiling grid.

Provide new industrial lighting in specified open ceiling areas.

Each room and area shall be individually switched. Provide dual technology occupancy sensor switches at all private offices, storage rooms and conference rooms. provide ceiling mounted dual technology sensors to control open office lighting with wall switch over ride. Provide standard toggle switches at all other areas.

8. Power:
Provide dedicated 20A circuits for tenant's open office work stations. Allow 6 work stations per 20 A circuit. Power shall be brought down existing columns or via a "power pole."

Provide 2 duplex receptacles at each private office.

Provide 4 duplex receptacles at each conference room. One floor box for main conference room only.

9. HVAC:
Existing system diffusers and ductwork will be relocated, with new ductwork, diffusers, controls & equipment as required by new layouts. VAV and FPT count shall be approximately 1 per every 1,200 USF.

Existing baseboard hydronic heat to remain.

10. Plumbing:
Provide an ADA compliant stainless steel sink for one kitchen or breakroom.

Provide electric hot water heater in ceiling for one kitchen or breakroom.

Plumbing for appliances and water purification systems shall be at Tenant's cost.

11. Fire Protection:
Existing sprinkler system is to be modified as required by new layouts.

12. Life Safety:
Modify and add to existing emergency lighting (wall hung), exit signs, fire extinguishers and fire Alarm horn/strobe units as required by new layouts.

13. Misc:
Provide up to 10' linear plastic laminate clad base and wall cabinets and counter for one kitchen or breakroom.

Landlord will provide blocking and electric outlet box for main conference room.

Blinds will be repaired, cleaned or replaced as necessary.

14. Work not included:
Installation of telephone and computer wiring, tel/data outlets.

Supplemental HVAC system for any special room (e.g. server room).

Furnishings including desks, chairs and open office work stations, folding partition walls, and custom millwork.

Security equipment and systems.

Tenant Signage

Appliances

Projection screens or monitors

Category	Description	Lessor Cost	Lessee Cost
	Insulation above ceiling		X
	Drywall ceilings in offices, reception area, conference rooms		X
Flooring	Provide carpet at all open office areas, private offices, and conference rooms, at a cost not to exceed $28 per square yard installed.	X
	VCT in kitchen area, utility room(s) including storage, copy and IT rooms	X
	Vinyl base	X
	Wood base		X
	Special Flooring		X
Wall Finishes	Paint walls 2 coat latex eggshell	X
	Paint doors and frames 2 coats latex semi-gloss	X
	Paint soffits/ceilings	X
	Wallcovering, specialty paint or other finish		X
	Wood paneling		X
Equipment/Specialties	Purchase and installation of projection screens		X
	Purchase and installation of "white boards"		X
	Purchase and installation of appliances		X
	Fire extinguishers	X
Misc. Metals	UPS/Structural Support		X
Finish Carpentry	Cabinets and counters in kitchen	X
	Reception desk		X
	Adjustable wall shelving		X
	All other millwork		X
Doors/Frames	Building standard lessee entry	X
	Hollow metal frame and 3'0" x 7'0" paint grade wooden-veneer doors	X
	Welded metal frame	X
	Stain grade doors		X
	Interior glass doors		X
	Glass sidelights	X
Hardware	Passage leversets	X
	Locking leversets, interior		X
	Locking lever sets, lessee entry	X
Drywall	Interior/office partitions to 6" above ceiling grid	X
	Conference room partitions to deck above	X
	Demising wall to underside of deck above	X
	Drywall ceilings		X
	Drywall soffits		X
Acoustic Ceilings	Building standard Armstrong Cortega Second Look II 2'x4' ceiling tiles specialty rooms.	X

Category	Description	Lessor Cost	Lessee Cost
Security	Keying of Lessee entries	X
	Card access for tenant entry		X
	Interior keying of space		X
	CCTV		X
Telecommunications	Furniture connections		X
	Tele/Data/Furniture design		X
	Hire telephone and data vendor and installation of all Tele/Data equipment		X
	Cable TV		X
Design Services	Architectural and engineering services for Lessor Scope by Lessor's architect	X
Glass wall	Glass wall for main conference room only	X
Plumbing	Supply or re-use and relocate stainless steel single-bowl sink in one kitchen or breakroom	X
	Interior Lessee signage/Logo		X
	Appliances		X
	Folding Partition Walls		X
Fire Protection	Sprinkler loop	X
	Pre-Action System		X
	Relocating and adding sprinkler heads	X
Electrical	Recessed office and open area lighting	X
	Accent lighting		X
	One light switch per room/2 per conference room	X
	Emergency and exit lighting	X
	Standard fire alarm devices	X
	Two duplex receptacles per office	X
	Four duplex receptacles in conference room(s)	X
	One quad receptacle in kitchenette data closet and copy room	X
	One GFI receptacle in kitchenette	X
	Dedicated outlets for printers and copiers.	X
	Furniture connections (whip)	X
HVAC	Re-use, relocate existing ductwork and diffusers.	X
	Install additional ductwork/distribution, VAVs and FPTs as appropriate for the new layout. 1 per 1,200 USF	X
	Provide independent units for server or		X

Schedule 2
Preliminary Landlord’s Work Schedule

•	05/08/15 iRobot finalizes and delivers Fit Plan.

•	05/13/15 Landlord reasonable approval due

•	05/15/15 iRobot and Landlord identify all finishes and long lead items

•	06/17/15 Landlord delivers Construction Documents. Landlord to solicit bids from list of approved GC’s

•	07/03/15 Bids due from GC’s. Landlord to apply for building permit during bid process

•	07/10/15 iRobot authorization to proceed

•	07/17/15 Building Permit from Town of Bedford

•	07/24/15 Construction Start Date

•	10/23/15 Substantial Completion

•	11/01/15 Additional Space Commencement